Exhibit 10.1

EXECUTION VERSION

$35,000,000 CREDIT FACILITY

CREDIT AGREEMENT

Dated as of April 12, 2013

by and among

RENTECH NITROGEN PARTNERS, L.P.,

as a Borrower,

RENTECH NITROGEN FINANCE CORPORATION,

as a Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES FROM TIME TO TIME,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

for itself, as Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Lead Arranger and Bookrunner

and

BMO HARRIS BANK, N.A.

as Syndication Agent

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1.1	Revolving Loan Commitments
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.9	Real Estate
Schedule 3.10	Taxes
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.17	Brokers’ and Transaction Fees
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Deposit Accounts and Other Accounts
Schedule 4.2	Partnership’s Website Address
Schedule 4.11	Cash Management System
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.9	Contingent Obligations
Schedule 11.1	Jones Property

EXHIBITS

Exhibit 1.1(b)	Form of L/C Request
Exhibit 1.5	Form of Notice of Borrowing
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 5.11	Form of Permitted Dividend/Distribution Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Revolving Note
Exhibit 11.1(c)	Form of Joinder Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, restated, supplemented or otherwise modified or restated from time to time, this “Agreement”) is entered into as of April 12, 2013, by and among Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Partnership”), Rentech Nitrogen Finance Corporation, a Delaware corporation (“RNFC” and, collectively together with Partnership, the “Borrowers” and each individually as a “Borrower”), the Credit Parties listed on the signature pages hereto and each other Person party hereto from time to time that is designated as a “Credit Party”, Credit Suisse AG, Cayman Islands Branch (in its individual capacity, “Credit Suisse”), as L/C Issuer and agent (in such capacity, “Agent”) for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender and such Lenders.

RECITALS

A.        The Borrowers have requested the Lenders to extend credit in the form of Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Termination Date, in an aggregate principal amount at any time outstanding not in excess of $35,000,000. The Borrowers have requested the L/C Issuer to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of the L/C Sublimit, to support payment obligations incurred in the ordinary course of business by the Borrowers and the Subsidiaries. The proceeds of the Revolving Loans are to be used solely for working capital and general corporate purposes of Borrowers and their Subsidiaries.

B.        The Lenders are willing to extend such credit to the Borrowers, and the L/C Issuer is willing to issue Letters of Credit for the account of the Borrowers and their Subsidiaries, in each case on the terms and subject to the conditions set forth herein.

C.        Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 11.1 and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Section 11.2 shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I -

THE CREDITS

1.1        Amounts and Terms of Commitments.

(a)        The Revolving Credit.    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to Borrowers (each such Loan, a “Revolving Loan”) in Dollars from time to time on any Business Day during the period from the Closing Date through the Final Revolving Loan Availability Date, in an aggregate principal amount not to exceed at any time outstanding the amount set forth opposite such Revolving Lender’s name in Schedule 1.1 (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this Section 1.1(a) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be the Aggregate Revolving Loan Commitment then in effect less the aggregate amount of Letter of Credit Obligations. If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then Borrowers shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.

(b)        Letters of Credit. (i) Conditions. On the terms and subject to the conditions contained herein, Borrower Representative may request that one or more L/C Issuers Issue for the account of any Borrower or any Subsidiary (in which case the Borrowers and such Subsidiary shall be co-applicants with respect to such Letter of Credit), in form and substance reasonably satisfactory to the Agent and the L/C Issuer, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) the Final Revolving Loan Availability Date and (y) thirty (30) days prior to the date specified in clause (a) of the definition of Revolving Termination Date and each L/C Issuer agrees severally and not jointly to issue such Letters of Credit; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A)       (i) Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $10,000,000 (the “L/C Sublimit”);

(B)       the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than five (5) Business Days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of each Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

(C)       (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by Borrower Representative on behalf of the Credit Parties, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the issuance of letters of credit of the type of such Letter of Credit, including, with respect to Letters of Credit issued for the account of Subsidiaries that are not Credit Parties, each such Subsidiary shall contemporaneously enter into a reimbursement agreement with the Borrowers, in form and substance reasonably satisfactory to the Agent, pursuant to which such Subsidiary shall agree to reimburse the Borrowers for any reimbursement obligations incurred by the Borrowers as a result of a drawing under such Letter of Credit by the time the Borrowers are required to reimburse the L/C Issuer as a result of a drawing under such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, Credit Suisse as an L/C Issuer may elect only to Issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies. For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Sections 9.9 or 9.22, (x) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (z) the Letter of Credit Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 1.11(e)(ii).

This Section 1.1(b) shall not be construed to impose an obligation upon the L/C Issuer to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(ii)        Notice of Issuance.      Borrower Representative shall give the relevant L/C Issuer and Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the Issuance of any Letter of Credit. Such notice shall identify the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such

Letter of Credit is to expire (which shall comply with paragraph (b) above), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit (an “L/C Request”).

(iii)       Reporting Obligations of L/C Issuers.    Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by any Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv)       Acquisition of Participations.    Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Revolving Commitment Percentage of such Letter of Credit Obligations. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (iv) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(v)      Reimbursement Obligations of Borrowers.    Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than 1:00 p.m., New York City time, immediately following the Business Day that payment or disbursement has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by Borrowers as provided in this clause (v) (or any such payment by Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate specified in Section 1.3(c) to past due Revolving Loans that are Base Rate Loans (regardless of whether or not an election is made under such subsection).

(vi)       Reimbursement Obligations of the Revolving Lenders.

(1)        Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Revolving Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 1.11(e)(ii)).

(2)        By making any payment described in clause (1) above (other than during the continuation of an Event of Default under Section 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to Borrowers, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to the Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by the Agent for the benefit of such L/C Issuer, the Agent shall promptly pay to such Lender all amounts received by the Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii)     Obligations Absolute.     The obligations of Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document, (iii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect, or any statement therein being untrue or inaccurate in any respect, or failing to comply with the terms of such Letter of Credit, (iv) any loss or delay, including in the transmission of any document, or (v) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit, the L/C Issuer, the Agent or any Lender or any other Person, whether in connection with any Loan Document or any other related or unrelated agreement, Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of Borrowers or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse payments or disbursements that are made under any Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer. However, the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the L/C Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the L/C Issuer’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the L/C Bank.

(viii)    Cash Collateralization.

(1)        Non-Funding Lenders. At any time that there shall exist a Non-Funding Lender, within one Business Day following the written request of the Agent or the L/C Issuer (with a copy to the Agent) the Borrowers shall cash collateralize the Letter of Credit Obligations with respect to such Non-Funding Lender (determined after giving effect to Section 1.1(b)(iv) and any cash collateral provided by such Non-Funding Lender) in an amount not less than the 103% of such Letter of Credit Obligations; provided that amounts payable in respect of any Letter of Credit or payments or disbursements thereunder shall be payable in Dollars and interest accrued thereon shall be payable in Dollars.

(2)        Grant of Security Interest.     The Borrowers hereby grant to the Agent, for the benefit of the L/C Issuer, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Borrowers’ obligation to reimburse the Agent pursuant to Section 1.1(b)(v) and/or the Non-Funding Lenders’ obligation to fund participations in respect of Letters of Credit, in each case to be applied pursuant to clause (3) below. If at any time the Agent determines that cash collateral is subject to any right or claim of any Person other than the Agent and the L/C Issuer as herein provided, or that the total amount of such cash collateral is less than the amount required pursuant to clause (1) above, the Borrowers will, promptly upon demand by the Agent, pay or provide to the Agent additional cash collateral in an amount sufficient to eliminate such deficiency).

(3)        Application.      Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 1.1(b)(viii) in respect of Letters of Credit shall be applied to the satisfaction of the Non-Funding Lender’s obligation to fund participations in respect of Letters of Credit for which the cash collateral was so provided. Other than any interest earned on the investment of cash collateral in permitted Investments, which investments shall be made at the option and sole discretion of the Agent, cash collateral deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Such deposits shall (i) automatically be applied by the Agent to reimburse the L/C Issuer for payments and disbursements under Letters of Credit for which it has not been reimbursed and (ii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations.

(c)        Incremental Facilities.

(i)          Requests.      Borrowers may, by written notice to Agent from Borrower Representative, request increases in the aggregate amount of the Revolving Loan Commitments (each such increase, an “Incremental Revolving Commitment”) in Dollars in an aggregate amount not to exceed the Incremental Revolving Credit Amount, from one or more Incremental Revolving Lenders, all of which must be an existing Lender or Eligible Assignee; provided that no Revolving Loan Commitment of any Lender shall be increased without the consent of such Lender. Such notice shall set forth (A) the amount of the Incremental Revolving Loan Commitment being requested (which shall be in a minimum amount of $5,000,000 (or such lesser amount equal to the remaining Incremental Revolving Credit Amount) and multiples of $1,000,000 in excess thereof) and (B) the date (an “Incremental Effective Date”) on which such Incremental Revolving Loan Commitment is requested to become effective (which, unless otherwise agreed by Agent, shall not be less than ten (10) Business Days nor more than sixty (60) days after the date of such notice).

(ii)         Allocations.        Upon delivery of the applicable Incremental Revolving Request, such Incremental Revolving Commitment shall be offered to all Lenders pro rata according to the respective outstanding principal amount of the

Revolving Loan Commitment held by each Lender. If the applicable Lenders do not respond to such offer or accept the offered Incremental Revolving Commitment in its entirety on a pro rata basis, in each case, within ten (10) Business Days of such offer, that portion of the Incremental Revolving Commitment not accepted by the applicable Lenders shall be offered to the applicable Lenders on a non-pro rata basis. If the applicable Lenders do not respond to such offer or accept the applicable Incremental Revolving Commitment in its entirety on a non-pro rata basis, in each case, within two (2) Business Days after such offer, that portion of the Incremental Revolving Commitment not accepted by the applicable Lenders may be offered to Eligible Assignees.

(iii)       Conditions.  No Incremental Revolving Commitment shall become effective under this Section 1.1(c) unless (A) on the date of such effectiveness, the conditions set forth in paragraphs (a) and (b) of Section 2.2 shall be satisfied and the Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of Borrower Representative, (B) except as otherwise specified in the applicable Incremental Assumption Agreement, the Agent shall have received (with sufficient copies for each of the Incremental Revolving Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Agent and consistent with those delivered on the Closing Date under Section 2.1, (C) the Secured Leverage Ratio would be less than 3.75 to 1.00, as of the most recently completed period of four fiscal quarters for which the financial statements and certificates required by Sections 4.1(a) or 4.1(b), as the case may be, and Section 4.2(b) have been delivered, on a pro forma basis, after giving effect to the incurrence of such Incremental Revolving Commitment and the Loans to be made thereunder (assuming that the full amount thereof would be drawn as Incremental Revolving Loans on the effective date thereof) and the application of proceeds thereof, and (C) all fees and expenses owing in respect of such Incremental Revolving Commitment to the Agent and the Lenders shall have been paid in full.

(iv)       Terms.    The Borrowers and each Incremental Revolving Lender shall execute and deliver to the Agent an Incremental Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Revolving Commitment of such Person. The terms and provisions of the Incremental Revolving Commitment shall be identical to those of the Revolving Loan Commitments.

(v)        Required Amendments.    The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Commitments and/or Incremental Revolving Loans evidenced thereby, and any joinder agreement or amendment may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Borrowers, to effectuate the provisions of this Section 1.1(c), and, for the avoidance of doubt, this Section 1.1(c) shall supersede any provisions in Section 9.1. From and after each Incremental Effective

Date, the Loans and Incremental Revolving Commitments established pursuant to this Section 1.1(c) shall constitute Loans and Revolving Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guaranties and security interests created by the applicable Collateral Documents. The Credit Parties shall take any actions reasonably required by Agent to ensure or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Incremental Revolving Commitments, including, without limitation, compliance with Section 4.13(b).

(vi)       Each of the parties hereto agrees that the Agent may, in consultation with the Borrower Representative, take any and all actions as may be reasonably necessary to ensure that all Incremental Revolving Loans, when originally made, are included in each Borrowing of outstanding Revolving Loans on a pro rata basis. This may be accomplished by (i) requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Borrowing of Revolving Loans, (ii) causing the Revolving Lenders to assign portions of their outstanding Revolving Loans to Incremental Revolving Lenders or (iii) any combination of the foregoing. Any conversion of LIBOR Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 10.4. If any Incremental Revolving Loan is to be allocated to an existing Interest Period for a LIBOR Rate Loan, then the interest rate thereof for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement.

1.2       Notes. The Revolving Loans made by each Revolving Lender is evidenced by this Agreement and the Register and, if requested by such Lender, a Revolving Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

1.3       Interest.

(a)        Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of fees and, with respect to LIBOR Rate Loans, interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed and with respect to Base Rate Loans, all computations of interest payable under this Agreement shall be made on the basis of a 365/366-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)        Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the Revolving Termination Date.

(c)        Immediately upon the occurrence and during the continuance of an Event of Default under Section 7.1(f) and 7.1(g), or at the election of Agent or the Required

Lenders upon the occurrence and during the continuance of any other Event of Default, Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans from and after the date of occurrence and during the continuance of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be). All such interest shall be payable on demand of Agent or the Required Lenders.

(d)        Anything herein to the contrary notwithstanding, the obligations of Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4        Loan Accounts.

(a)        Agent, on behalf of the Lenders, shall record on its books and records and in the Register the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to Borrower Representative a loan statement setting forth such record each time that payment of interest or fees are due and payable and from time to time upon reasonable prior notice. Subject to Section 1.4(b), such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of Borrowers hereunder (and under any Revolving Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)        Agent, acting as a non-fiduciary agent of Borrowers solely for tax purposes and solely with respect to the actions described in this Section 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address in the United States as Agent may notify Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Revolving Loan Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from a Borrower and its application to the Obligations.

(c)        Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Revolving Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable in accordance with the terms herein and only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)        The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by Borrowers, the Borrower Representative, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.

1.5        Procedure for Borrowing.

(a)        Each Borrowing of a Revolving Loan shall be made upon Borrower Representative’s irrevocable (subject to Section 10.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent (i) prior to 10:00 a.m. (New York time) on the day of the requested Borrowing of each Base Rate Loan, and (ii) prior to 12:00 noon (New York time) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify and certify:

(i)        the amount of the Borrowing (which shall be with respect to a Revolving Loan, an aggregate minimum principal amount of $1,000,000);

(ii)       the requested Borrowing date, which shall be a Business Day;

(iii)      whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv)      if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans;

(b)       If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of a Notice of Borrowing, Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender’s Revolving Commitment Percentage of the Borrowing of a Revolving Loan.

(c)       Unless Agent is otherwise directed in writing by Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to Borrowers by Agent by wire transfer of such amount to Borrowers pursuant to the wire transfer instructions specified on the signature page hereto.

1.6      Conversion and Continuation Elections.

(a)        Borrowers shall have the option to (i) request that any Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by Borrower Representative by 12:00 noon (New York time) on the third Business Day prior to (1) the date of any proposed Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower Representative in such election. If no Interest Period with respect to any LIBOR Rate Loan is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no election is received with respect to a LIBOR Rate Loan prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Base Rate Borrowing. Borrower Representative must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b)        Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify Borrower Representative and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c)        Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than ten (10) different Interest Periods in effect.

1.7       Optional Prepayments; Commitment Reduction and Termination.

(a)        Revolving Loans.

(i)        Borrowers may, at any time, prepay the Revolving Loans (without a reduction or termination of the Aggregate Revolving Loan Commitment) in whole or in part without penalty or premium except as provided in Section 10.4 upon at least three (3) Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of LIBOR Rate Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one (1) Business Day prior to the date of prepayment in the case of Base Rate Loans, to the Agent before 1:00 p.m. (New York time); provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.

(ii)       Borrowers shall have the right from time to time to permanently reduce in part or terminate the Aggregate Revolving Loan Commitment, upon payment of the amounts required pursuant to Section 10.4, upon at least three (3) Business Days’ prior written notice delivered to Agent; provided, that any such reduction in the Aggregate Revolving Loan Commitment shall be in the minimum amount of $5,000,000 and provided that no such reduction reduces the Aggregate Revolving Loan Commitment to an amount that is less than the then outstanding Revolving Loans, unless concurrent with such reduction the outstanding principal balance of the Revolving Loan (including the outstanding amounts of Letters of Credit) is concurrently reduced such that the outstanding principal balance of the Revolving Loans (including the outstanding amount of Letters of Credit) is not greater than the Aggregate Revolving Loan Commitment as so reduced. Upon any such reduction, the Revolving Loan Commitment of each Lender shall automatically and permanently be reduced by an amount equal to such Lender’s ratable share of such reduction. No notice of prepayment shall be revocable by any Borrower or Borrower Representative and Agent will promptly notify any Lender thereof and of such Lender’s Revolving Commitment Percentage of such prepayment; provided, that a notice of prepayment of, or termination in respect of, the Aggregate Revolving Loan Commitment delivered by Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower Representative (by notice to Agent on or prior to 1:00 p.m. (New York time) on the specified effective date) if such condition is not satisfied and so long as Borrowers shall have paid any amounts required to be paid to any Lender pursuant to Section 10.4 in connection with such notice of prepayment. Subject to the proviso in the immediately preceding sentence, the payment amount specified in any notice of prepayment shall be due and payable on the date specified therein, together with any amounts required pursuant to Section 10.4.

1.8        Repayment of Loans.

(a)        Revolving Loan. Borrowers shall repay to the Lenders in full on the Revolving Termination Date the aggregate principal amount of the Revolving Loans and all other Obligations outstanding on the Revolving Termination Date.

(b)        Asset Dispositions and Events of Loss. If a Credit Party or any Restricted Subsidiary of a Credit Party shall, at any time or from time to time:

(i)        make a Disposition; or

(ii)       suffer an Event of Loss;

and (x) the aggregate amount of the Net Proceeds received by the Credit Parties and their Restricted Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $25,000,000 or (y) such individual or series of Disposition or Event of Loss involves a material portion of the Primary Assets, then (A) the Borrower Representative shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party or such Restricted Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party or such Restricted Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrowers shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.8(c). Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Credit Party or such Restricted Subsidiary repairs, replaces or restores Property of such Credit Party or reinvests the Net Proceeds of such Disposition or Event of Loss in assets (which, in the case of any disposition of a material portion of Primary Assets, such assets shall constitute Collateral) of a kind then used or useful in a Permitted Business within three hundred and sixty five (365) days after the date on which any Credit Party or its Restricted Subsidiaries receives such proceeds resulting from such Disposition or Event of Loss or enters into a binding commitment thereof within said three hundred and sixty five (365) day period and subsequently makes such reinvestment within five hundred and forty (540) days after the date on which such Credit Party or such Restricted Subsidiary receives such proceeds; provided that the Borrower Representative promptly notifies (I) Agent of such Credit Party’s or such Restricted Subsidiary’s intent to reinvest such proceeds or repair, replace or restore such Property at the time such proceeds are received and (II) of the completion of such reinvestment, repair, replacement or restoration when such reinvestment, repair, replacement or restoration is completed.

(c)        Application of Prepayments.   Subject to Sections 1.8(b) and 1.10(c), any prepayments shall be applied to prepay outstanding Revolving Loans, which (i) in the case of any prepayment with Net Proceeds from any Disposition of a material portion of Primary Assets that is permitted under Section 5.2(b), shall result in a permanent reduction of the Revolving Loan Commitment concurrently therewith in an amount equal to the amount of such prepayment, and (ii) in all other cases, shall not result in a permanent reduction of the Revolving Loan Commitment. To the extent permitted by the foregoing, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment or repayment under Sections 1.7 and 1.8, Borrowers shall pay any amounts required pursuant to Section 10.4 hereof.

(d)        Repayment of Loans.   The Borrower Representative shall deliver to the Agent, at the time of each prepayment required under Section 1.8(b), (i) a certificate signed by a Responsible Officer of the Borrower Representative setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three (3) Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be repaid.

1.9        Fees.

(a)        Administration Fee.   Borrowers shall pay to Agent, for Agent’s own account, an annual administration fee in the amount of $50,000 on the Closing Date and thereafter on each anniversary thereof in advance.

(b)        Unused Revolving Commitment Fee.

(i)       Borrowers shall pay to Agent a fee (the “Unused Revolving Commitment Fee”) for the account of each Revolving Lender in an amount equal to

(1)        the average daily balance of the Revolving Loan Commitment of such Revolving Lender during the preceding Fiscal Quarter, less

(2)        the sum of (x) the average daily balance of all Revolving Loans held by such Revolving Lender plus (y) the average daily amount of Letter of Credit Obligations held by such Revolving Lender, in each case, during the preceding Fiscal Quarter;

(3)        multiplied by one-half of one percent (0.50%) per annum.

The total Unused Revolving Commitment Fee paid by Borrowers will be equal to the sum of all of the Unused Revolving Commitment Fees due to the Lenders, subject to Section 1.11(e)(vi). Such fee shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter following the date hereof. The Unused Revolving Commitment Fee provided in this Section 1.9(b) shall accrue at all times from and after the Closing Date.

(c)        Letter of Credit Fee.    Borrowers agree to pay (A) to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, for each Fiscal Quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent’s or Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under Section 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum, and (B) to the L/C Issuer with respect to each Letter of Credit, (x) a fronting fee which shall accrue at a rate equal to 0.25% per annum on the average daily undrawn face amount applicable to such Letter of Credit during the period from and including the date such Letter of Credit is issued to but excluding the later of the date of termination of the Revolving Loan Commitments and the date on which there ceases to be any undrawn face amount with respect to such Letter of Credit or (y) such other lower fronting fee as the applicable L/C Issuer may agree with respect to Letters of Credit issued by such L/C Issuer. Such fees shall be paid to Agent for the benefit of the Revolving Lenders and to the L/C Issuer, as applicable, in arrears, on the last Business Day of each Fiscal Quarter and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, Borrowers shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

1.10     Payments by Borrowers.

(a)        All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due. Any payment which is received by Agent later than 1:00 p.m. (New York time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan) to pay (i) interest, principal, L/C Reimbursement Obligations, agent fees, Unused Revolving Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to Borrower Representative, other fees, costs or expenses payable by Borrowers or any of their respective Subsidiaries hereunder or under the other Loan Documents.

(b)        Subject to the provisions set forth in the definition of “Interest Period” and except as otherwise herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)        During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations (other than Obligations relating to any Bank Products) and fees owed to Agent, Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations applied pro rata among the Revolving Loans including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Bank Products and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

provided, that, notwithstanding anything to the contrary set forth above, in no event shall any proceeds of any Collateral owned, or any guaranty provided, by any Credit Party under any Loan Document be applied to repay or cash collateralize any Excluded Swap Obligation with respect to such Credit Party.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.11      Payments by the Lenders to Agent; Settlement.

(a)        Agent may, on behalf of Lenders, disburse funds to Borrowers for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Revolving Commitment Percentage of any Loan before Agent disburses same to Borrowers. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to Borrowers, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Revolving Commitment Percentage of the Loan requested by Borrower Representative no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Revolving Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as set forth on Agent’s signature page hereto, no later than 12:00 noon (New York time) on such scheduled Borrowing date. If any Lender fails to pay its Revolving Commitment Percentage within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 1.11(a) shall be without premium or penalty. Nothing in this Section 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that Agent, any Lender or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b)        At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Revolving Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Revolving Commitment Percentage (except as otherwise provided in Section 1.1(a)(vi) and Section 1.11(e)(iv)) of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it.

(c)        Availability of Lender’s Revolving Commitment Percentage.    Agent may assume that each Lender will make its Revolving Commitment Percentage of each Revolving Loan available to Agent on each applicable Borrowing date. If such Revolving Commitment Percentage is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Revolving Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. Without limiting the provisions of Section 1.11(b), to the extent that Agent advances funds to Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Lender.

(d)        Return of Payments.

(i)        If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)       If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e)        Non-Funding Lenders.

(i)        Responsibility.   The failure of any Non-Funding Lender to make any Revolving Loan, to fund any purchase of any participation to be made or funded by it (including with respect to any Letter of Credit), or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other required payment under the Loan Documents.

(ii)       Reallocation.   If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) shall, at Agent’s election at any time or upon any L/C Issuer’s written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Revolving Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Non-Funding Lender’s Revolving Commitment Percentage was reduced to zero and each other Revolving Lender’s (other than an

Impacted Lender’s) Revolving Commitment Percentage had been increased proportionately); provided, that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, and outstanding Letter of Credit Obligations to exceed its Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Non-Funding Lender arising from that Lender having become a Non-Funding Lender, including any claim of a Lender that is not a Non-Funding Lender as a result of such Lender’s increased exposure following such reallocation. If the reallocation described in this Section 1.11(e)(ii) cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Letter of Credit Obligations in accordance with the procedures set forth in Section 1.1(b)(viii).

(iii)      Voting Rights.   Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Revolving Loan Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document; provided that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Loans, Letter of Credit Obligations, and Revolving Loan Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Revolving Loan Commitments outstanding.

(iv)      Borrowers Payments to a Non-Funding Lender.    Agent shall be authorized to use all portions of any payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties thereof. Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to Section 1.11(e)(ii), of all Letter of Credit Obligations until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Revolving Loan Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Loans or Letter of Credit participation interests from the other Lenders until such time as the aggregate amount of the Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Lenders in accordance with their Revolving Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Agent, L/C Issuers, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations, plus, without duplication, (B) all amounts of such Non-Funding Lender’s Letter of Credit Obligations reallocated to other Lenders pursuant to Section 1.11(e)(ii).

(v)        Cure.    A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi)       Fees.   A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and no Borrower shall be required to pay, such Lender’s portion of the Unused Revolving Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to Section 1.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(f)        Procedures.   Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting or completion, on E-Systems.

1.12     Borrower Representative.      Partnership hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”), and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests, delivering certificates including Compliance Certificates and Permitted Dividend/Distribution Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE II -

CONDITIONS PRECEDENT

2.1       Conditions to Effectiveness of Agreement and Making of Initial Loans.

The effectiveness of this Agreement and the obligations of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder are subject to the satisfaction of the following conditions:

(a)     The Agent shall have received, on behalf of itself, the Lenders and the L/C Issuer, a favorable written opinion of (i) Latham & Watkins LLP, counsel for the Borrowers and (ii) Geer, Herz & Adams, L.L.P., counsel for the Borrowers, in each case, (A) dated the Closing Date, (B) addressed to the L/C Issuer, the Agent and the Lenders (where permissible under local law), and (C) covering such matters, in customary form, relating to the Loan Documents and the Transactions as the Agent shall reasonably request.

(b)     On or prior to the Closing Date, (i) the Borrowers shall have entered into the Second Lien Note Indenture on terms that are satisfactory to Agent, (ii) the Borrowers shall have executed and delivered the Second Lien Notes, (iii) the Agent shall have received true and correct copies, certified as such by an appropriate officer of Borrower Representative, of the Second Lien Note Indenture and each of the Second Lien Notes as originally executed and delivered, each of which shall be in full force and effect, (iv) the Borrowers shall have received gross cash proceeds of at least $300,000,000 from the issuance of the Second Lien Notes (it being understood that such proceeds shall include all amounts directly applied to pay underwriting and placement commissions and discounts and related fees) and (v) the Borrowers shall have utilized the full amount of the cash proceeds from the issuance of the Second Lien Notes to make payments owing in connection with the transactions contemplated by this Agreement and the Related Agreements prior to or concurrently with the utilization of any proceeds of the Loans for such purpose.

(c)     Agent shall have received (i) a copy of the certificate or articles of incorporation or certificate of formation, as applicable, including all amendments thereto, of each Credit Party, certified as of a recent date by the Secretary of State of the state of its organization and a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State (or, in each case, a comparable governmental official); (ii) a certificate of the Secretary or Assistant Secretary of each Credit Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, limited liability company agreement or operating agreement, as applicable, of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B)

below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of its obligations under the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that attached thereto is a true and complete copy of the certificate or articles of incorporation or certificate of formation, as applicable, of such Credit Party, and all amendments thereto, as in effect on the Closing Date, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(d)     Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower Representative, certifying that (i) the representations and warranties by the Credit Parties contained herein or in any other Loan Document are and, after giving effect to the Related Transactions, will be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, and (ii) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to the consummation of the Related Transactions, and payment of all costs and expenses in connection therewith or herewith.

(e)     Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(f)      The Collateral Documents shall have been duly executed by each Credit Party that is to be a party thereto and shall be in full force and effect on the Closing Date.

(g)     The Agent shall have received all Pledged Certificated Stock, if any, (as defined in the Guaranty and Security Agreement) required to be delivered to the Agent on the Closing Date pursuant to the Guaranty and Security Agreement together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Agent.

(h)     The Agent shall have received a perfection certificate in a form reasonably acceptable to the Agent with respect to the Credit Parties dated the Closing Date and duly executed by a Responsible Officer of Borrower Representative, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Credit Parties in the states (or other jurisdictions) of formation of such Persons, in each case as indicated on such perfection certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Agent that the Liens indicated in any such financing statement (or similar document) would be Permitted Liens or have been or will be contemporaneously released or terminated.

(i)      Substantially concurrently with the effectiveness of this Agreement on the Closing Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Indebtedness shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Related Transactions and the other transactions contemplated hereby, Borrowers and their respective Subsidiaries shall have no outstanding Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement and (ii) Indebtedness permitted by Section 5.5.

(j)      The Lenders shall have received the financial statements (audited by and accompanied by the opinion of PricewaterhouseCoopers LLC, independent public accountants) referred to in Section 3.11.

(k)     Agent shall have received a certificate from a Responsible Officer of each Borrower certifying that the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Related Transactions to occur on the Closing Date, are Solvent.

(l)      As and to the extent required, all material approvals and consents to the transactions contemplated hereby from all requisite Governmental Authorities and third parties shall have been obtained.

(m)    Agent shall have received no later than five (5) Business Days prior to the Closing Date, to the extent reasonably requested in advance, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n)     This Agreement shall have been executed by the Borrowers, the other Credit Parties signatory hereto, the Lenders signatory hereto and Agent, and the Agent shall have received copies of the executed signature page for the parties.

For purposes of determining compliance with the conditions specified in this Section 2.1, each Lender party to this Agreement shall be deemed to have consented to, approved or accepted, each document required hereunder to be consented to or approved by or acceptable to such Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

2.2        Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, in each instance, if, as of the date thereof:

(a)        any representation or warranty by any Credit Party contained herein or in any other Loan Document is (and, on the Closing Date, after giving effect to the Related Transactions, will be) untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b)        any Default or Event of Default has occurred and is continuing or would result after giving effect to the consummation of the Related Transactions, payment of all costs and expenses in connection therewith, and any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(c)        after giving effect thereto, the Secured Leverage Ratio would exceed 3.75 to 1.00, as of the most recently completed period of four fiscal quarters for which the financial statements and certificates required by Sections 4.1(a) or 4.1(b), as the case may be, and Section 4.2(b) have been delivered, on a pro forma basis; or

(d)        after giving effect thereto, the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance.

The request by Borrower Representative and acceptance by Borrowers of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied.

ARTICLE III -

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are true, correct and complete:

3.1        Corporate Existence and Power.    Each Credit Party and each of their respective Restricted Subsidiaries:

(a)        is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)        has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;

(c)        is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)        is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2        Corporate Authorization; No Contravention.   The execution, delivery and performance by each of the Credit Parties of this Agreement and by each Credit Party of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a)        contravene the terms of any of that Person’s Organization Documents;

(b)        conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation (including the Related Agreements) to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c)        violate any material Requirement of Law in any material respect.

3.3        Governmental Authorization.         No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement, any other Loan Document or any Related Agreement except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents or Liens granted pursuant to the Related Agreements, (b) those obtained or made on or prior to the Closing Date, and (c) in the case of any Related Agreement, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4        Binding Effect.    This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5        Litigation.    Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Restricted Subsidiary of any Credit Party or any of their respective Properties which:

(a)        purport to affect or pertain to this Agreement, any other Loan Document or any Related Agreement, or any of the transactions contemplated hereby or thereby; or

(b)        would reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

3.6        No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the Related Transactions. No Credit Party and no Restricted Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7        ERISA Compliance.      Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401(a) or 501(a) of the Code so qualifies. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other applicable Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the Ordinary Course of Business), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has any liability, whether fixed or contingent, and (z) no ERISA Event is reasonably expected to occur. Except as set forth on Schedule 3.7, as of the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

3.8        Use of Proceeds; Margin Regulations.      The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.

3.9        Title to Properties.

(a)        Schedule 3.9 sets forth a true and complete list of (x) each parcel of real property owned by any Credit Party and each of their Restricted Subsidiaries (together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto and all easements and rights-of-way used or useful in connection therewith, the “Owned Real Estate”), showing the record title holder, legal address, and a permanent index number with respect to each such parcel of Owned Real Estate, (y) each parcel of Leased Real Estate used by the Credit Parties and their Restricted Subsidiaries, together with a list of all Real Estate Leases, and (z) any other parcel of real property at which any Collateral is located. With respect to each parcel of Real Estate, except as noted on Schedule 3.9: (i) a Credit Party has good, valid and marketable title in fee simple to, or valid leasehold interests in, such parcel of Real Estate, free and clear of all Liens other than Permitted Liens; (ii) the applicable Credit

Party has not assigned, transferred, conveyed, mortgaged, leased, subleased, licensed, deeded in trust or encumbered any interest in such parcel of Real Estate; and (iii) there are no other parties other than the Credit Parties or one or more of their respective Restricted Subsidiaries occupying the Real Estate. With respect to each Real Estate Lease, except as noted on Schedule 3.9: (A) such Real Estate Lease is in full force and effect and enforceable by the Credit Party or its Restricted Subsidiaries party thereto in accordance with its terms; (B) neither the Credit Party or its Restricted Subsidiaries party thereto nor any other party thereto is in breach of or default thereunder (and to the knowledge of Borrowers, no event has occurred which with notice or the passage of time or both would constitute a breach or default thereunder); (C) there are no disputes, oral agreements, or forbearance programs in effect as to such Real Estate Lease; and (D) there are no other parties other than any Credit Party or its Restricted Subsidiaries occupying the subject Leased Real Estate.

(b)        Schedule 3.9 also describes any outstanding purchase options, rights of first refusal, rights of first offer or other similar contractual rights pertaining to the Real Estate or any portion thereof or interest therein. None of the Real Estate, nor any portion thereof nor interest therein, is affected by or the subject of any pending or, to the knowledge of Borrowers contemplated or threatened condemnation, expropriation or other proceeding in eminent domain. Neither the Real Estate nor the use or occupancy thereof violates in any material way any applicable certificates, licenses, permits, covenants, conditions or restrictions, whether federal, state, local or private, and the Real Estate has received all required certificates, licenses, permits, authorizations and approvals in connection with the use and occupancy thereof. Except as set forth on Schedule 3.9, each parcel of Real Estate is supplied with, or has access to, utilities and other services necessary for the effective operation of the business of the Credit Parties and their Restricted Subsidiaries, including electricity, water, telephone, sanitary sewer, storm sewer and natural gas, and has not, during the last two years, experienced any material interruption in the delivery of adequate quantities of any such utilities or services utilized or required in the operation of the business of the Credit Parties and their Restricted Subsidiaries at the Real Estate. The Real Estate and all improvements and fixtures on or included within the same are in good condition, working order and repair and do not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except (i) as disclosed on Schedule 3.9 and (ii) for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business. Except as noted in Schedule 3.12 as of the Closing Date, there are no claims, actions, governmental investigations, litigation or proceedings which are pending or, to the knowledge of Borrowers, threatened against or otherwise relating to the Real Estate or any portion thereof or interest therein. None of the Real Estate, nor the current use and occupancy thereof, violates in any material respect any easement, covenant, condition, restriction, similar provision in any instrument of record or other unrecorded agreement, or other Lien affecting such Real Estate. All real estate Taxes and assessments which may be due and payable with respect to the Real Estate have been paid. The Credit Parties and their respective Restricted Subsidiaries have not received any notice of any material special Tax or assessment affecting any Real Estate, and no such material Taxes or assessments are pending or, to the knowledge of Borrowers, threatened.

(c)        Each of the Credit Parties and each of their respective Restricted Subsidiaries has good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, used in the ordinary conduct of their respective businesses, free and clear of all Liens other than Permitted Liens.

3.10     Taxes.    Other than as set forth in Schedule 3.10, all federal and state income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Credit Party have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves, if any, are maintained on the books of the appropriate Credit Party in accordance with GAAP. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no written notice of any audit or examination or any written assertion of any material claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Credit Party from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law in all material respects and such withholdings have been timely paid to the respective Governmental Authorities. No Credit Party has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Credit Party is the common parent. As of the Closing Date, no election will be in effect pursuant to Treasury Regulation Section 301.7701-3(g) to treat Partnership as an association taxable as a corporation for federal income Tax purposes.

3.11     Financial Condition.

(a)        Each of the audited consolidated balance sheet of Partnership and its Subsidiaries dated December 31, 2012, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date:

(i)        were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein; and

(ii)        present fairly in all material respects the consolidated financial condition of Partnership and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)        The pro forma unaudited consolidated balance sheet of Partnership and its Subsidiaries dated December 31, 2012, delivered on the Closing Date was prepared by Partnership giving pro forma effect to the funding of the Loans and the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Partnership and its Subsidiaries dated December 31, 2012, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c)        Since December 31, 2012, there has been no Material Adverse Effect.

(d)        The Credit Parties and their Restricted Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(e)        All financial performance projections delivered to Agent, including the financial performance projections delivered on or prior to the Closing Date, represent Borrowers’ good faith estimate of future financial performance and are based on assumptions believed by Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ materially from the projected results.

3.12     Environmental Matters.   Except as set forth in Schedule 3.12 and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to Credit Parties and their Restricted Subsidiaries, (a) the operations of each Credit Party and each Restricted Subsidiary of each Credit Party are and have been in compliance, in all material respects, with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Restricted Subsidiary of any Credit Party is party to, and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by the Credit Parties and their Restricted Subsidiaries is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Restricted Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Restricted Subsidiary of any Credit Party has caused or suffered to occur a Release or, to the knowledge of such Credit Party or Restricted Subsidiary, any threatened Release of Hazardous Materials at, to or from any Real Estate in violation of or requiring reporting under Environmental Laws, (e) other than Borrowers’ raw materials or products which are stored or produced thereon in compliance in all material respects with Environmental Laws, no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Restricted Subsidiary of each Credit Party is contaminated with or contains Hazardous Materials in amounts or concentrations which could be reasonably expected to give rise to liability under Environmental Laws, and (f) no Credit Party and no Restricted Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law in any material respect or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law or communicating to any Credit Party or Restricted Subsidiary notice of liability or potential liability under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) or similar Environmental Laws.

3.13     Regulated Entities.   None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

3.14     Solvency.   Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by Borrower Representative, (c) the consummation of the Related Transactions, and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties and their Subsidiaries (on a consolidated basis) are, and each Borrower individually is, Solvent.

3.15     Labor Relations.   There are no strikes, work stoppages, slowdowns, lockouts, claims pursuant to any collective bargaining or similar agreement with any representative of any employee or group of employees at the Company, or claims pursuant to any labor law, including the National Labor Relations Act, the Labor Management Act and related laws , existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Restricted Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of GP, any Credit Party or any Restricted Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of GP, any Credit Party or any Restricted Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of GP, any Credit Party or any Restricted Subsidiary of any Credit Party.

3.16     Intellectual Property.    Each Credit Party and each Restricted Subsidiary of each Credit Party owns, or is licensed to use or collaterally assign, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Restricted Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Restricted Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17     Brokers’ Fees; Transaction Fees.    Except as disclosed on Schedule 3.17 and except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s or broker’s fee in connection with the transactions contemplated hereby.

3.18     Insurance.      Each of the Credit Parties and each of their respective Restricted Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of similar size and character as the business of the Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates.

3.19     Ventures, Subsidiaries and Affiliates; Outstanding Stock.    Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party, is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties, in the case of Stock and Stock Equivalents of the Partnership, to the extent owned by the GP or RNHI, and each of their respective Restricted Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than statutory Permitted Liens. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Stock of each Credit Party (other than Partnership), and each Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 3.19. Except as set forth in Schedule 3.19, as of the Closing Date there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries. Set forth in Schedule 3.19 is a true and complete organizational chart of Rentech and all of its Subsidiaries as of the Closing Date.

3.20     Jurisdiction of Organization; Chief Executive Office.   Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the Closing Date, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

3.21     Deposit Accounts and Other Accounts.   Schedule 3.21 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date.

3.22     [Reserved.]

3.23     Status of Partnership and Affiliates.   Partnership and RNFC have not engaged in any business activities and do not own any Property other than (i) in the case of the Partnership, ownership of the Stock and Stock Equivalents of RNFC, RNPLLC, RNPH and RNLLC and, after the date hereof, other Investments in Subsidiaries, (ii) activities and contractual rights incidental to maintenance of Partnership’s organizational existence and public company status and RNFC’s limited partnership existence, and (iii) the entering into and performance of its obligations under the Loan Documents and the Related Agreements to which it is a party and other contractual obligations consistent with past practices of Partnership or specifically permitted under the Loan Documents and the Related Documents (collectively, the “Permitted Partnership Activities”).

3.24     Full Disclosure.    None of the written statements (in each case, excluding projected financial information and information of a general economic or industry nature) contained in each exhibit, report, certificate, statement or information furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the negotiation, documentation, or obligations related to the Loan Documents or the transactions contemplated thereby, and delivered to the Agent or the Lenders, contains any untrue statement or material misstatement of fact or omits any material fact required to be stated therein or necessary to make the statements made therein, when taken as a whole and in light of the circumstances under which they are made, not misleading in any material respect as of the time when made or delivered. The projected financial information furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the negotiation, documentation, or obligations related to the Loan Documents or the transactions contemplated thereby, and delivered to the Agent or the Lenders, was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that such projections may vary from actual results and such variations may be material.

3.25     Foreign Assets Control Regulations and Anti-Money Laundering.    Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary or controlled Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.26     Patriot Act.    The Credit Parties, each of their Subsidiaries and each of their controlled Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE IV -

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1     Financial Statements.    Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP. Borrowers shall deliver to Agent by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(a)        as soon as available, but not later than ninety (90) days after the end of such Fiscal Year, a copy of the annual report filed by Partnership with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), which includes a copy of the audited consolidated and consolidating balance sheets of Partnership and each of its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income or operations, partners’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous periods as required by the Securities and Exchange Commission, and accompanied by the report of any “Big Four” or other nationally recognized independent public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years for Borrowers, and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; and

(b)        within forty-five (45) days after the end of each Fiscal Quarter, a copy of the quarterly report filed by Partnership with the Securities and Exchange Commission in accordance with the Exchange Act which includes a copy of the consolidated and consolidating financial information regarding Partnership and its Subsidiaries, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with GAAP (subject to normal year-end adjustments).

(c)        as soon as available, but not later than sixty (60) days after the end of each Fiscal Year, an annual operating plan for Partnership and its Subsidiaries, on a consolidated and consolidating basis, approved by the GP for the following Fiscal Year, which (i) includes a statement or a summary within the operating plan of all of the material assumptions on which such plan is based, (ii) includes quarterly balance sheets and a quarterly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance).

4.2     Certificates; Other Information.     Borrowers shall furnish to Agent by Electronic Transmission:

(a)        together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail and the same form as filed with the SEC, signed by a Responsible Officer of Borrower Representative, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements) and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year and discussing the reasons for any significant variations;

(b)        concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b) above, a fully and properly completed compliance certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”), certified on behalf of Borrowers by a Responsible Officer of Borrower Representative;

(c)        promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d)        promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(e)        no later than 90 days after the end of each Fiscal Year, if requested by Agent, annual insurance reports (summarizing insurance coverage at the end of such Fiscal Year) of the Credit Parties and their Restricted Subsidiaries in form and substance satisfactory to Agent;

(f)        promptly, such additional information regarding the business, legal, financial or corporate affairs, of any Credit Party or any Restricted Subsidiary thereof, or compliance with the terms of the Loan Documents, perfection certificates and other information as Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 4.1(a) or (b) or Section 4.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Partnership posts such documents, or provides a link thereto on Partnership’s website on the Internet at the website address listed on Schedule 4.2, (ii) on which such documents are posted on Partnership’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent), or (iii) on which Borrower Representative provides to Agent by electronic mail electronic versions (i.e., soft copies) of such documents (delivery of the Compliance Certificates required to be delivered pursuant to Section 4.2(b) also being deemed delivered on such date if included within such electronic mail under this clause (iii)); provided, Borrower Representative shall upon the request of Agent provide to Agent paper copies of any such electronically delivered Compliance Certificates); provided further, that Borrower Representative shall notify Agent (by telecopier or electronic mail) of the posting of any such documents pursuant to clause (i) or (ii) above and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents, and Agent hereby agrees that it shall use reasonable commercial efforts to post such documents received pursuant to this clause (iii) on Borrowers’ behalf to a commercial, third-party or other website sponsored by Agent and notify the Lenders of such posting. Except as expressly provided in the foregoing clause (iii), Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

4.3     Notices.    Borrowers shall notify promptly Agent of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becomes aware thereof):

(a)        the occurrence or existence of any Default or Event of Default;

(b)        any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(c)        any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority that has resulted or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)        the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $5,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document, any Related Agreement;

(e)        (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law that would reasonably be expected to result, either individually or in the aggregate, in Material Environmental

Liabilities, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;

(f)        (i) on or prior to any filing by any Credit Party of any notice of any reportable event under Section 4043(b) of ERISA or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of Credit Party knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any Credit Party knows or has reason to know that an ERISA Event has occurred, a notice describing such ERISA Event (other than any ERISA Event described on Schedule 3.7), and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)       any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h)       any material change in accounting policies or financial reporting practices by any Credit Party or any Restricted Subsidiary of any Credit Party;

(i)        any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)        the creation, establishment or acquisition of any Restricted Subsidiary;

(k)       (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income, franchise or other material taxes with respect to any Credit Party and (ii) the creation of any Contractual Obligation of any Credit Party, or the receipt of any request directed to any Credit Party, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(l)         any Disposition by a Credit Party or the occurrence of any Event of Loss suffered by any Credit Party, in each case where (i) the Net Proceeds received or expected to be received is greater than $25,000,000 or if (ii) such individual or series of Disposition or Event of Loss involves a material portion of the Primary Assets; and

(m)       any notice delivered to any Borrower or sent by or on behalf of any Borrower with respect to the Second Lien Note Documents (including a copy of any such notice).

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer of Borrower Representative, setting forth details of the occurrence referred to therein, and stating what action Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4     Preservation of Corporate Existence, Etc.    Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to:

(a)        preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to Borrowers’ Restricted Subsidiaries, in connection with transactions permitted by Section 5.3;

(b)        preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)        preserve or renew all of its registered Trademarks the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)        conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its IP Licenses.

4.5     Maintenance of Property.  Each Credit Party shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6     Insurance.

(a)        Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Credit Parties and such Restricted Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or lenders loss payee, as appropriate. All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance. Notwithstanding the requirement in clause (i) above, Federal Flood Insurance shall not be required for any Real Estate that is not located in a Special Flood Hazard Area. If any Real Estate is located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program, the Credit Parties shall obtain flood insurance for such Real Estate in such total amount as the Agent may from time to time require.

(b)        Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement (including Flood Insurance), Agent may, with notice to Borrower Representative, purchase insurance (including Flood Insurance) at the Credit Parties’ expense to protect Agent’s and Lenders’ interests, including interests in the Credit Parties’ and their Restricted Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their Restricted Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Restricted Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Restricted Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement. If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations.

4.7     Payment of Obligations.   Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

(a)        all material tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b)        all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.

(c)        all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein, in any other Loan Documents or in any instrument or agreement evidencing such Indebtedness;

(d)        the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Restricted Subsidiaries is bound, or to which it or any of its Property is subject, including the Related Agreements, except where the failure to pay, discharge or perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e)        payments to the extent necessary to avoid the imposition of a Lien (other than any Permitted Lien) with respect to, or the involuntary termination of any underfunded Benefit Plan.

4.8     Compliance with Laws.   Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9     Inspection of Property and Books and Records.   Each Credit Party shall maintain and shall cause each of its Restricted Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided (1) if no Default or Event of Default exists, such audits and inspections shall be limited to one per Fiscal Year and (2) the Credit Parties shall only be obligated to reimburse Agent for the expenses of one such field examination, audit and inspection per calendar year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.10     Use of Proceeds.   Borrowers shall use the proceeds of the Revolving Loans solely to fund for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11     Cash Management Systems.   As soon as reasonably practicable but in any event within 90 days from the Closing Date (with extensions approved by Agent in its sole discretion), each Credit Party shall enter into, and cause each depository or securities intermediary to enter into, Control Agreements with respect to each deposit, securities or similar account maintained by such Person as of the Closing Date (other than deposit accounts that constitute (i) Excluded Deposit Accounts (as defined in the Guaranty and Security Agreement) and (ii) the deposit accounts described on Schedule 4.11 with balances not to exceed the amounts set forth therein). Any deposit, securities or similar account (other than Excluded Deposit Accounts (as defined in the Guaranty and Security Agreement) opened by any Credit Party after the Closing Date shall be subject to a Control Agreement.

4.12     Landlord Agreements.       Each Credit Party shall use commercially reasonable efforts to obtain a collateral access agreement from each landlord, sublandlord or licensor, as applicable, for each material Real Estate Lease (other than the Niota Arrangement), which agreements shall provide for, among other things, (a) a waiver by such landlord, sublandlord or licensor of its interest in the Collateral, and (b) permission for Agent to access the subject Leased Real Estate for the purposes of collecting, selling, disposing, removing or otherwise handling any Collateral located thereon, which agreements shall otherwise be reasonably satisfactory in form and substance to Agent. Other than with respect to the Niota Arrangement, each Credit Party shall use commercially reasonably efforts to obtain bailee waivers from the bailee in possession of any material Collateral with respect to each location where such Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent. If requested by Agent, the Credit Parties shall use commercially reasonable efforts to deliver mortgagee waivers, as applicable, that in each case are reasonably satisfactory in form and substance to Agent.

4.13     Further Assurances.

  (a)        Promptly upon request by Agent, subject to the Intercreditor Agreement, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Restricted Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the

Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries (other than Excluded Subsidiaries) to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, and shall cause each of its Domestic Subsidiaries (other than Excluded Subsidiaries) to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Excluded Subsidiaries) and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Stock and Stock Equivalents) in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations. The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.13 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Credit Party formed or acquired after the Closing Date. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary (other than an Excluded Subsidiary) acquires any Real Estate with a fair market value in excess of $2,000,000 for any individual property or $5,000,000 in the aggregate for all such properties (other than the Jones Property), such Person shall promptly (and in any event within 30 days of such acquisition) execute or deliver, or cause to be executed or delivered, to Agent, (I) an appraisal complying with FIRREA and otherwise in form and substance reasonably satisfactory to Agent, (II) within forty-five (45) days of receipt of notice from Agent that the subject property is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Section 4.6(a), (III) with respect to Real Estate owned by such Person, a fully executed Mortgage, in form and substance reasonably satisfactory to Agent, together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent, insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all Liens (other than statutory Permitted Liens and Liens permitted under Sections 5.1(a)(ii), (g) and (k)), and containing such endorsements and other coverages reasonably required by Agent, (IV) if required in addition to the Mortgage, a UCC fixture filing in form and substance reasonably satisfactory to Agent; (V) tenant estoppel(s) and subordination, non-disturbance and attornment agreement(s), in form and substance reasonably satisfactory to Agent, in the event the subject property is leased from such Credit Party to other part(ies); (VI) an “insured closing letter” from the insurance company issuing the A.L.T.A. lender’s title insurance policy, to the extent reasonably required by Agent; (VII) an opinion from counsel in the state where the subject property is located which provides, among other things, that the Mortgage is in proper form to create a valid and enforceable lien upon the subject property; (VIII) an A.L.T.A. survey performed within sixty (60) days of the acquisition of such property, certified to Agent and such other parties requested by Agent, and performed by a licensed surveyor in the State where the subject property is located, which A.L.T.A. survey shall contain “Table A” items 1-4, 6, 7(a), 7(b)(1), 7(b)(2), 7(c), 8-9, 11, 13, 14, 16, and 18; and (IX) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. In addition to the obligations set forth in Sections 4.6(a) and 4.13(a)(II) above, within forty-five (45) days after written notice from Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Federal Flood Insurance requirements of Section 4.6(a).

  (b)        Without limiting the generality of the foregoing, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with any Incremental Revolving Commitments, as determined by Agent in its reasonable discretion, the applicable Credit Party to any Mortgages shall within thirty (30) days of such incurrence (or such later date as agreed by Agent) (i) enter into and deliver to Agent, at the direction and in the reasonable discretion of Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to Agent, (ii) cause to be delivered to Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 5.1(c) and 5.1(g)) and (iii) deliver, at the request of Agent, to Agent or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations.

4.14     Environmental Matters.

  (a)        Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply and maintain all Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.

  (b)        The Credit Parties shall not take any action that would reasonably result in a loss of indemnification from ExxonMobil Oil Corporation relating to the Gypstacks at the Texas facility under the provisions of the Asset Purchase Agreement dated as of September 10, 1998 (the “1998 APA”) by and between Mobil Oil Corporation, a New

York corporation (as predecessor-in-interest to ExxonMobil Oil Corporation), and Agrifos Fertilizer L.P., a Texas limited partnership, except where the loss in indemnification would not reasonably be expected to result in a Material Environmental Liability.

  (c)        The Credit Parties shall maintain compliance with Environmental Laws, including with respect to any disposal of any waste materials, at Gypstack No. 1, except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.

  (d)        The Credit Parties shall make commercially reasonable efforts to require ExxonMobil Oil Corporation to accept control of Gypstack No. 1 after Borrowers tender the stack for closure.

  (e)        Upon the request of Agent, which shall be no more frequent than once per calendar year except in circumstances where Credit Parties have a good faith belief that a violation of Environmental Laws or release of a Hazardous Substance may have occurred that could result in a Material Environmental Liability, an environmental consulting firm engaged by Borrowers and reasonably acceptable to Agent shall conduct an audit, the scope of which shall be reasonably acceptable to Agent, of the relevant Property relating to Credit Parties’ environmental, health and safety (“EHS”) compliance with applicable Environmental Laws and good EHS management practices at such location. The audit findings shall be transmitted to Agent in form and substance reasonably acceptable to Agent within sixty (60) days or a reasonable period thereafter.

ARTICLE V -

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1        Limitation on Liens.    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

  (a)        any Lien (i) existing on the Property of a Credit Party or a Restricted Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by Section 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c), or (ii) securing Indebtedness permitted under Section 5.5(b), so long as such Liens are subject to the terms of the Intercreditor Agreement;

  (b)        any Lien created under any Loan Document;

(c)        Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d)        carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar statutory Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)        Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)        Liens consisting of judgment or judicial attachment liens not constituting an Event of Default under Section 7.1(h);

(g)       easements, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary use and conduct of the businesses of any Credit Party or any Restricted Subsidiary of any Credit Party on such Property;

(h)       Liens on any Property acquired or held by any Credit Party or any Restricted Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within thirty (30) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i)        Liens securing Capital Lease Obligations permitted under Section 5.5(d);

(j)        Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

(k)       leases, subleases or licenses (by a Credit Party or any Restricted Subsidiary of a Credit Party as lessor, sublessor or licensor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Restricted Subsidiaries;

(l)         Liens in favor of collecting banks arising under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(m)       Liens (i) (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits or (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n)        Liens arising out of consignment or similar arrangements for the sale of goods entered into by any Borrower or any Restricted Subsidiary of any Borrower in the Ordinary Course of Business;

(o)        Liens arising in connection with the Permitted Sale/Leaseback Transactions;

(p)        rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(q)        Liens existing on any Property prior to the acquisition thereof by any Credit Party or any of its Restricted Subsidiaries or existing on any Property of any Person that becomes a Credit Party or Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Credit Party or Restricted Subsidiary; provided, that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party or Restricted Subsidiary, as applicable, (ii) such Liens shall not apply to any other Property of such Credit Party or any of its other Restricted Subsidiaries, (iii) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party or Restricted Subsidiary, as applicable, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof, and (iv) the debt secured by such Lien is debt permitted under Section 5.5(g) hereof;

(r)        other Liens securing liabilities in an aggregate amount, together with Indebtedness subject to Liens permitted under Section 5.1(t), not to exceed the greater of (a) $10.0 million and (b) 5.0% of Partnership’s Consolidated Net Tangible Assets at the time of such incurrence;

(s)        Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

  (t)        Liens on and pledges of the equity interests of any Unrestricted Subsidiary or any Joint Venture owned by any Credit Party to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture, in an aggregate amount, together with Indebtedness subject to Liens permitted under Section 5.1(r), not to exceed the greater of (a) $10.0 million and (b) 5.0% of Partnership’s Consolidated Net Tangible Assets at the time of such incurrence;

  (u)        Liens arising under operating agreements, joint venture agreements, partnership agreements, shared service agreements, contracts for sale and other agreements arising in the ordinary course of business of Partnership and its Restricted Subsidiaries that are customary in the Permitted Business, except (i) Liens securing Indebtedness for borrowed money and (ii) Liens securing any Primary Assets;

  (v)        Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

  (w)       Liens solely on any cash earnest money deposits made by Partnership or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement specifically related to a transaction not prohibited by this Agreement; and

  (x)        Liens permitted by the agreement, dated November 1, 2010, between Northern Illinois Gas Company, d/b/a Nicor Gas Company and Rentech Nitrogen, LLC (formerly known Rentech Energy Midwest Corporation), as such agreement may be amended, restated, modified, supplemented and/or replaced from time to time; provided that any such amendment is not materially more disadvantageous to the Credit Parties and their Restricted Subsidiaries than the agreement in effect on the date of this Agreement.

5.2       Disposition of Assets.    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

  (a)        dispositions of (i) Inventory in the Ordinary Course of Business, or worn out or surplus equipment or materials, or (ii) assets acquired pursuant to a Permitted Business Acquisition which assets are not used or useful to the core of principal business of Borrowers and their respective Subsidiaries;

  (b)        dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8(b); provided; that (i) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Restricted Subsidiaries, together, shall not exceed in any Fiscal Year

$20,000,000; provided, that (A) if the aggregate amount of asset dispositions made in any Fiscal Year shall be less than $20,00,000 (before giving effect to any carryover), then the amount of such shortfall may be added to the amount of asset dispositions permitted under this Section 5.2(b) for the immediately succeeding Fiscal Year (but not any subsequent Fiscal Year), and (B) in determining whether any amount of asset dispositions is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount allocated to such Fiscal Year before giving effect to any amount carried over from the immediately preceding Fiscal Year;

(c)        dispositions of Cash Equivalents;

(d)        transactions permitted under Section 5.1(k);

(e)        the Permitted Sale/Leaseback Transactions;

(f)        dispositions from (i) a Borrower to another Borrower or (ii) from any Subsidiary of a Borrower to any Borrower or other Wholly-Owned Subsidiary that is not an Unrestricted Subsidiary of any Borrower;

(g)        dispositions of carbon credits in excess of the amount of carbon credits that the Credit Parties reasonably foresee as necessary for the future operation of the businesses of the Credit Parties;

(h)        a disposition in the form of a long-term lease by RNLLC to a third party of approximately ten acres of the property located at 16675 U.S. Route 20 West, East Dubuque, Illinois; provided, that (i) such lease shall not interfere with the operations of RNLCC on such property, and (ii) such lease shall not be materially adverse to the Lenders;

(i)         dispositions in the form of easements granted by RNPLLC to Seller or its Affiliates in form, substance and location satisfactory to Agent over portions of the Texas Location reasonably required for the contemplated use and development by Seller or its Affiliates of the Panamax Dock and the Jones Property; provided, that (i) such easements shall not interfere in any material respect with the operations of Borrowers on such property or materially reduce the use or value of such property, and (ii) Borrowers shall have received the prior written consent of Agent to the final version of such easements; and

(j)         dispositions of Unrestricted Subsidiaries.

5.3     Consolidations and Mergers.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except Permitted Business Acquisitions and except upon (in the case of such mergers, consolidations, conveyances, transfers, leases or other dispositions involving an amount in excess of $25,000,000) not less than three (3) Business Days prior written notice to Agent, (a) any Borrower may merge with, or dissolve or liquidate into any other Borrower, (b) any Credit Party (other than a Borrower) or Restricted Subsidiary of any Borrower may merge with, or dissolve or liquidate into, any Borrower or a Wholly-Owned Subsidiary of any Borrower

which is a Domestic Subsidiary (provided that, if any party to any such transaction is a Credit Party, the surviving entity of such transaction shall be a Credit Party), provided that such Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary but not an Unrestricted Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed, and (c) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, either such First Tier Foreign Subsidiary shall be the continuing or surviving entity or the resulting First Tier Foreign Subsidiary shall comply with the applicable requirements of Section 4.13(a).

5.4     Loans and Investments.    No Credit Party shall and no Credit Party shall permit any of its Restricted Subsidiaries to (i) purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination or (iii) make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Borrower, any Affiliate of any Borrower or any Subsidiary of any Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)        Investments in cash and Cash Equivalents;

(b)        Investments by any Credit Party in any other Credit Party (including newly created Restricted Subsidiaries permitted and subject to the terms hereunder);

(c)        loans and advances to employees of GP or any Credit Party in the Ordinary Course of Business not to exceed $100,000 in the aggregate at any time outstanding;

(d)        Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(e)        Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers; and

(f)        Investments consisting of non-cash loans made by Partnership to officers, directors and employees of GP or a Credit Party which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of Partnership;

(g)       Investments existing on the Closing Date and set forth on Schedule 5.4;

(h)       Investments comprised of Contingent Obligations expressly permitted by Section 5.9;

  (i)        Permitted Business Acquisitions;

  (j)        Investments made with the proceeds of issuances of the Stock of Partnership or the consideration for which consists of the issuance by Partnership of Stock in Partnership;

  (k)       Investments in Joint Ventures; provided, that (i) at the time of such Investment, the Payment Conditions are satisfied and (ii) if any such Joint Venture has outstanding Indebtedness at the time of such Investment, either (A) all such Indebtedness is Non-Recourse Debt or (B) all such Indebtedness of such Joint Venture that is recourse to the Partnership or any of the other Credit Parties (which shall include, without limitation, all Indebtedness of such Joint Venture for which Partnership or any of the other Credit Parties may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) would, at the time such Investment is made, be permitted under Section 5.5;

  (l)        other Investments in an outstanding aggregate amount at any time not exceeding $10,000,000 in the aggregate in any Fiscal Year of Borrowers; provided, that (i) if the aggregate amount of Investments made in any Fiscal Year shall be less than $10,000,000 (before giving effect to any carryover), then the amount of such shortfall may be added to the amount of Investments permitted under this Section 5.4(l) for the immediately succeeding Fiscal Year (but not any subsequent Fiscal Year), and (ii) in determining whether any amount of Investments is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount allocated to such Fiscal Year before giving effect to any amount carried over from the immediately preceding Fiscal Year.

5.5        Limitation on Indebtedness.    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

  (a)       the Obligations;

  (b)       Indebtedness of the Borrowers under (i) the Second Lien Notes incurred on the Closing Date and (ii) Indenture Notes (as defined in the Intercreditor Agreement) and an Additional Second Lien Debt Facility (as defined in the Intercreditor Agreement) in each case incurred after the Closing Date, so long as, at the time of incurrence, the Secured Leverage Ratio would be less than 3.75 to 1.00, as of the most recently completed period of four fiscal quarters for which the financial statements and certificates required by Sections 4.1(a) or 4.1(b), as the case may be, and Section 4.2(b) have been delivered, on a pro forma basis, after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof (the “Second Lien Cap”) and (iii) any Permitted Refinancing of such Indebtedness;

  (c)       Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d)        Indebtedness not to exceed the greater of (i) $10,000,000 in the aggregate at any time outstanding and (ii) 5.0% of Partnership’s Consolidated Net Tangible Assets, consisting of Capital Lease Obligations or secured by Liens permitted by Section 5.1(h);

(e)        unsecured intercompany Indebtedness permitted pursuant to Section 5.4(b);

(f)        Subordinated Indebtedness and Senior Unsecured Indebtedness, in each case so long as, at the time of incurrence, the Fixed Charge Coverage Ratio would be at least 2.00 to 1.0 as of the most recently completed period of four fiscal quarters for which financial statements and certificates required by Sections 4.1(a) or 4.1(b), as the case may be, and Section 4.2(b) have been delivered, on a pro forma basis, after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof and Permitted Refinancings thereof;

(g)        any Indebtedness of any Credit Party or any Restricted Subsidiary that is assumed to finance the cost of Permitted Business Acquisitions to the extent all such Indebtedness at any one time outstanding does not exceed $10,000,000;

(h)        Guarantees of any Credit Party in respect of Indebtedness otherwise permitted hereunder of any Credit Party;

(i)         any Indebtedness arising from judgments or decrees not deemed to be a Default or Event of Default under Section 7.1(h);

(j)         unsecured Indebtedness in respect of loans from a Governmental Authority in connection with economic development or incentive or alternative energy programs in an aggregate principal amount not in excess of $2,500,000 at any time outstanding;

(k)        other Indebtedness not exceeding in the aggregate at any time outstanding not to exceed the greater of (i) $30,000,000 and (ii) 10% of Partnership’s Consolidated Net Tangible Assets;

(l)         Indebtedness relating to net hydrocarbon balancing positions arising in the ordinary course of business;

(m)       Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of Partnership and any of its Subsidiaries in the ordinary course of business, including guarantees and obligations of Partnership or any of its Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for borrowed money);

(n)        Indebtedness of Partnership or any Subsidiary of Partnership consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements, including, without limitation, long-term off-take contracts for hydrocarbons, incurred in the ordinary course of business;

(o)        Indebtedness issued by any Credit Party or any of their respective Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of Partnership, GP, any direct or indirect parent of Partnership or any Restricted Subsidiary of Partnership, or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of equity interests in an aggregate principal amount at any time outstanding not to exceed $5,000,000 million at any time outstanding; and

(p)        the Supplemental Purchase Price.

5.6     Transactions with Affiliates.    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, enter into any transaction with any Affiliate of any Borrower or of any such Restricted Subsidiary (an “Affiliate Transaction”), except:

(a)        as expressly permitted by this Agreement; or

(b)        pursuant to the reasonable requirements of the business of such Credit Party or such Restricted Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of any Borrower or such Restricted Subsidiary and, to the extent any such transaction involves an amount in excess of $5,000,000, the terms of which are disclosed in writing to Agent.

Notwithstanding the foregoing, the following items will not be deemed to be an Affiliate Transaction and, therefore will not be subject to the provisions above:

(i)        any employment, equity award, equity option or equity appreciation agreement or plan, or any consulting, service or termination agreement, or any customary indemnification arrangement or agreement, entered into by the Credit Parties or any of their Restricted Subsidiaries in the ordinary course of business, and any payments or other awards made pursuant to any of the foregoing;

(ii)       transactions between or among any of Partnership and/or the other Credit Parties;

(iii)      transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Partnership solely because Partnership owns, directly or indirectly, an equity interest in, or controls, such Person;

(iv)      contracts, instruments or other agreements or arrangements, and transactions effected in accordance therewith, in each case as such contracts, instruments or other agreements or arrangements are in effect on the date of this Agreement, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially more disadvantageous to the Credit Parties than the agreement so amended or replaced as in effect on the date of this Agreement as determined by Partnership in good faith;

(v)       customary compensation, indemnification and other benefits made available to current, former and future officers, directors or employees of Partnership or a Credit Party, GP or any direct or indirect parent of Partnership, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(vi)      sales of equity interests (other than Disqualified Stock) to Affiliates of Partnership and any agreement that provides customary registration rights to the equity holders of Partnership or any direct or indirect parent of Partnership and the performance of such agreements;

(vii)     Restricted Payments that are permitted by Section 5.11 of this Agreement or Investments permitted under Section 5.4 of this Agreement;

(viii)    reimbursement of expenses incurred by GP in operating the business and operations of Partnership, including without limitation payments to GP and its directors and officers as indemnification payments, in each case in accordance with the Partnership Agreement as in effect on the date of this Agreement and as may be amended, provided that any such amendment is not materially more disadvantageous to the Credit Parties than the Partnership Agreement in effect on the date of this Agreement;

(ix)      in the case of contracts for the purchase or sale of hydrocarbons or activities or services reasonably related thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by Partnership or any of the other Credit Parties with third parties or otherwise on terms not materially less favorable to Partnership and the other Credit Parties taken as a whole than those that would be available in a transaction with an unrelated third party in the view of Partnership;

(x)       any guarantee by any direct or indirect parent of Partnership of Indebtedness or other obligations of Partnership or any of the other Credit Parties (which Indebtedness or obligation is not prohibited by this Agreement);

(xi)      transactions with Affiliates solely in their capacity as holders of Indebtedness or equity interests of Partnership or any of the other Credit Parties, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xii)     transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of Partnership, as determined in good faith by Partnership;

(xiii)    transactions or agreements in which Partnership or any of the other Credit Parties as the case may be, delivers to Agent a letter from an independent financial advisor stating that such transaction or agreement (a) is fair to Partnership or such other Credit Party from a financial point of view or (b) meets the requirements of clause (b) of this Section 5.6;

(xiv)    any contribution to the common equity capital of Partnership or any of the other Credit Parties;

(xv)     any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(xvi)    guarantees by Partnership or any of the other Credit Parties of performance of obligations of Partnership’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(xvii)   payments by Partnership (or any direct or indirect parent of Partnership) or any of the other Credit Parties or Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement to the extent otherwise permitted by this Agreement;

(xviii)  transactions permitted by, and complying with, the provisions of Section 5.3;

(xix)    transactions (other than purchases or sales of assets) effected in accordance with the terms of (a) the Partnership Agreement, the Omnibus Agreement, and the Services Agreement, (b) any amendment or replacement of any of such agreements or (c) any agreement entered into hereafter that is similar to any such agreements, so long as, in the case of clause (b) or (c), the terms of any such amendment or replacement agreement or future agreement, taken as a whole, are no less advantageous to Partnership and the other Credit Parties or no less favorable to the Lenders in any material respect than the agreement so amended or replaced or the similar such agreement currently in effect (considered together with all such similar agreements); and

(xx)     transactions between Partnership or any of the other Credit Parties and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of Partnership or such other Credit Party, as applicable; provided that such director abstains from voting as a director of Partnership or such other Credit Party, as applicable, on any matter involving such other Person.

5.7     Fees and Compensation.    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of GP, any Credit Party or any Affiliate of any Credit Party except:

(a)        payment of reasonable compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries;

(b)        transactions not prohibited by Section 5.6; and

(c)        Partnership may pay fees to GP in accordance with Section 7.4 of the Partnership Agreement (as in effect on the Closing Date).

5.8     Use of Proceeds.    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9     Contingent Obligations.    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)        endorsements for collection or deposit in the Ordinary Course of Business;

(b)        Secured Swap Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation with Agent’s prior written consent, except in respect of the Contingent Obligations incurred in accordance with clause (i) below;

(c)        Contingent Obligations of the Credit Parties and their Restricted Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Restricted Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)        Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e)        Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under Section 5.2(b);

(f)         Contingent Obligations arising under Letters of Credit;

(g)        Contingent Obligations arising under guarantees of obligations of any Subsidiary Guarantor and, subject to Section 5.16 and the Permitted Partnership Activities, any Borrower, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(h)        Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds and other similar obligations;

  (i)        Contingent Obligations of any Credit Party incurred under Commodity Agreements with respect to Hydrocarbons or synthetic gas designed to protect against fluctuations in production costs;

  (j)        Contingent Obligations of any Credit Party incurred under Commodity Agreements to match such Credit Party’s prepaid sales of fertilizer products;

  (k)       other Contingent Obligations not exceeding $3,000,000 in the aggregate at any time outstanding; and

  (l)        Contingent Obligations of the Credit Parties and Restricted Subsidiaries constituting Indebtedness permitted under Sections 5.5(p) and 5.5(h).

5.10     [Reserved]

5.11     Restricted Payments.    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding, (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the Second Lien Notes, Subordinated Indebtedness or Senior Unsecured Indebtedness other than regularly scheduled payments of interest or (iv) make any payment or prepayment of the Supplemental Purchase Price (the items described in clauses (i), (ii), (iii) and (iv) and above are referred to as “Restricted Payments”); except that any Subsidiary of any Borrower may declare and pay dividends to any Borrower or any Subsidiary of any Borrower ratably, and except that:

  (a)       Partnership may declare and make (i) dividend payments or other distributions payable solely in its Stock or Stock Equivalents, and (ii) distributions permitted under Section 6.3 of the Partnership Agreement so long as: (A) no Default or Event of Default has occurred and is continuing or would arise as a result of such distribution; (B) Borrower is in compliance with the Payment Conditions; and (C) if the aggregate amount of such distributions exceeds $100,000,000 on a trailing four quarter basis, Borrower Representative has delivered to Agent, on or within three (3) Business Days the date of any such distribution, a completed and executed Permitted Dividend/Distribution Certificate in which Borrower Representative represents that each Borrower is in compliance with the Payment Conditions;

  (b)       Partnership may purchase, redeem or otherwise acquire Stock issued by it with the proceeds received from the substantially concurrent issue of new Stock;

  (c)       Partnership may repurchase its Stock or accept surrender of such Stock in lieu of cash payment in connection with the administration of the Long Term Incentive Plan as defined in the Partnership Agreement, including (i) in connection with the cashless exercise of awards under such plan, (ii) the repurchase of restricted units from employees, directors and other recipients under such plan at nominal values, and (iii) the repurchase of Stock or surrender of Stock in lieu of cash payment by employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income in connection with options, unit grants, phantom units or other awards made under such plan; provided, that in the case of each such repurchase under clause (ii), (A) no Default or Event of Default has occurred and is continuing or would arise as a result of such repurchase; and (B) Borrower Representative has delivered to Agent, as of the date of any such repurchase, a certificate in which Borrower Representative represents that each Borrower is in compliance with the terms of this Agreement including compliance on a pro forma basis with the covenants set forth in Article VI as of the date of such repurchase;

  (d)        Partnership may pay the Supplemental Purchase Price to Seller in the form of Stock of Partnership or in cash or Cash Equivalents;

  (e)        Partnership may repurchase the Stock of Ineligible Holders (as defined in the Partnership Agreement) pursuant to Section 4.9 of the Partnership Agreement; and

  (f)         Each Subsidiary Guarantor may make dividends or distributions to Partnership or any other Credit Party.

5.12     Change in Business.    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in any line of business other than a Permitted Business. Partnership shall not engage in any business activities or own any Property other than the Permitted Partnership Activities.

5.13     Changes in Accounting, Name and Jurisdiction of Organization.   No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP; provided, that Agent shall be notified in writing of such changes in the Compliance Certificate accompanying the financial statements delivered pursuant to this Agreement that incorporate any such changes, (b) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (c) change its name as it appears in official filings in its jurisdiction of organization or (d) change its jurisdiction of organization, in the case of clauses (c) and (d), without at least five (5) Business Days’ prior written notice to Agent.

5.14     Other Indebtedness and Agreements; Change in Structure. No Credit Party will permit, nor will they cause or permit any of their Restricted Subsidiaries to, permit any waiver, supplement, modification or amendment of (x), except as permitted under Section 5.3, its certificate of incorporation, certificate of formation, by-laws, operating, management or partnership agreement or other organizational documents in any matter materially adverse to Agent, the Lenders, the L/C Issuers or any Loan Parties (as determined in the sole discretion of the Agent), (y) the Second Lien Note Documents, except pursuant to the terms of the Intercreditor Agreement, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect. Notwithstanding anything to the contrary in this Agreement, no Credit Party shall amend (x) Sections 4.10 and 6.3 of the Partnership Agreement without the prior written consent of Agent, or (y) Section 7.4 of the Partnership Agreement except to the extent that such amendment is permitted under Section 5.6(viii) or otherwise is not adverse to Agent or any Lender in any material respect.

5.15     No Negative Pledges.

  (a)        No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party (other than Partnership) or Restricted Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Restricted Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to any Borrower or any other Credit Party. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent to secure the Obligations, whether now owned or hereafter acquired. The foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document or the Second Lien Note Documents, or, subject in each case to the Intercreditor Agreement, documents governing an Additional Second Lien Debt Facility or any documents governing a Permitted Refinancing of any of the foregoing, (B) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) restrictions and conditions imposed on the ability of any Credit Party to create, incur or permit to exist any Lien on any carbon credits or similar credit of such Credit Party by any agreement with a third party that is not an Affiliate of any Borrower or the Subsidiaries, (E) customary provisions in joint venture agreements and other similar agreements that restrict the assignment or other transfer of any interest in joint ventures; (F) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Sections 5.1(h), 5.1(i), 5.1(q) and 5.1(r) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (G) customary provisions in leases and other contracts restricting the assignment thereof, (H) any agreement in effect at the time a Person becomes a Subsidiary of the Partnership so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, and (I) any agreement that amends, refinances or replaces any agreement containing restrictions permitted under the preceding clauses, provided the terms and conditions of any such agreement taken as a whole are not materially less favorable to the Credit Parties and their Subsidiaries, or the Agent or any Lender, than those under the agreement so amended, refinanced or replaced.

5.16      Limitations on RNFC.    RNFC may not incur Indebtedness (other than Indebtedness of the Partnership and its Subsidiaries in existence on the date of this Agreement, until such amounts are repaid) unless (1) the Partnership is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned or distributed to the Partnership, used to acquire outstanding debt securities issued by the Partnership or used to repay Indebtedness of the Partnership as permitted under this Agreement. RNFC may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Partnership or its Subsidiaries and activities incidental thereto.

5.17      OFAC; Patriot Act.   No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.25 and Section 3.26.

5.18      Sale-Leasebacks.    Except for Permitted Sale/Leaseback Transactions, no Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets, including its Real Estate.

5.19      Hazardous Materials.    No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to result in a Material Environmental Liability.

ARTICLE VI -

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1        Secured Leverage Ratio.   As of the end of any Fiscal Quarter and so long as the aggregate amount of Revolving Loans and Letters of Credit (whether or not drawn, but excluding any amount of such Letters of Credit that has been cash collateralized) outstanding at any one time during that Fiscal Quarter exceeded 15% of the Revolving Credit Commitment, the Credit Parties shall not permit the Secured Leverage Ratio to be greater than 3.75 to 1.0 as of the end of that Fiscal Quarter.

ARTICLE VII -

EVENTS OF DEFAULT

7.1        Event of Default.    Any of the following shall constitute an “Event of Default”:

   (a)        Non-Payment.    Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)        Representation or Warranty.      Any representation, warranty or certification by or on behalf of any Credit Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c)        Specific Defaults.    Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 4.1, 4.2(a), 4.2(b), 4.3(a), 4.6, 4.9, 4.10 or 4.14, Article V or Article VI hereof; or

(d)        Other Defaults.  Any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to Borrower Representative by Agent or Required Lenders; or

(e)        Cross Default.   Any Credit Party or any Restricted Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder or earnouts permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f)         Insolvency; Voluntary Proceedings.      Any Credit Party or any Restricted Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)        Involuntary Proceedings.   (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Restricted Subsidiary of any Credit

Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Restricted Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Restricted Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)       Judgments.   One or more judgments, non-interlocutory orders, decrees or arbitration awards or other legally binding decisions shall be entered or issued by any Governmental Authority against any one or more of the Credit Parties or any of their respective Restricted Subsidiaries involving in the aggregate a liability of $10,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i)        Collateral.    Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Restricted Subsidiary of any Credit Party party thereto or any Credit Party or any Restricted Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(j)        Change of Control.  There shall have occurred a Change of Control; or

(k)       Compliance with ERISA.  Either (i)(A) the occurrence of any event that could result in the imposition of a Lien on any asset of a Credit Party or a Restricted Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (B) the occurrence of any other ERISA Event, that would in the case of clauses (A) or (B), in the aggregate, have a Material Adverse Effect, or (ii) the occurrence of any event that could result in the imposition of a Lien with respect to any Benefit Plan, which, in the reasonable judgment of Agent, could reasonably be expected to have a Material Adverse Effect.

(l)        Enforceability.    Any material provision under any of the Loan Documents, including the Guarantee under the Guaranty and Security Agreement, for any reason other than as permitted hereunder or thereunder or satisfaction in full of the Obligations (other than unasserted contingent indemnification obligations) shall cease to be in full force and effect (other than in accordance with its terms).

7.2     Remedies.  Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a)        declare all or any portion of any one or more of the Revolving Loan Commitments of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Revolving Loan Commitments shall forthwith be suspended or terminated;

(b)        declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; or

(c)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that (i) upon the occurrence of any event specified in Sections 7.1(f) or 7.1(g) above (in the case of Section 7.1(g)(i) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer, and (ii) notwithstanding anything to the contrary set forth herein or in the other Loan Documents, Agent shall only be required to exercise rights or remedies against Collateral consisting of Real Estate or Stock at the written direction of Required Lenders.

7.3     Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4     Cash Collateral for Letters of Credit.  If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and Borrowers shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 103% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.

ARTICLE VIII -

AGENT

8.1     Appointment and Duties.

(a)        Appointment of Agent.    Each Lender and each L/C Issuer hereby appoints Credit Suisse (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)        Duties as Collateral and Disbursing Agent.    Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(f) or 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)        Limited Duties.  Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2     Binding Effect.    Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3     Use of Discretion.

(a)        No Action without Instructions.    Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)        Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c)        Exclusive Right to Enforce Rights and Remedies.   Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the Loan Documents for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) each of the L/C Issuers from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.11 or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4     Delegation of Rights and Duties.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5     Reliance and Liability.

(a)        Agent may, without incurring any liability hereunder, (i) treat the payee of any Revolving Note as its holder until such Revolving Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)        None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Partnership, each Borrower and each other Credit Party hereby waive and shall not assert (and each of Partnership and Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i)        shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)       shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)      makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)      shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a written notice from Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Partnership and each Borrower hereby waives and agrees not to assert (and each of Partnership and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

8.6     Agent Individually.    Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender Revolving Lender or as one of the Required Lenders, respectively.

8.7     Lender Credit Decision.

(a)        Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b)        If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Agent or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8     Expenses; Indemnities.

(a)        Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)        Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 8.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Agreement or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

  (c)        To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9       Resignation of Agent or L/C Issuer.

  (a)        Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Agent delivers any such notice, the Required Lenders shall have the right, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of Borrower Representative (such approval not to be unreasonably withheld or delayed and which approval shall be deemed to have been given by Borrower Representative if Borrower Representative has not responded within five Business Days of a request for such approval), to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of Borrower Representative (such approval not to be unreasonably withheld or delayed and which approval shall be deemed to have been given by the Borrower Representative if Borrower Representative has not responded within five Business Days of a request for such approval),, on behalf of the Lenders and any L/C Issuer, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of Borrower Representative (such approval not to be unreasonably withheld or delayed and which approval shall be deemed to have been given by Borrower Representative if the Borrower Representative has not responded within five Business Days of a request for such approval), a successor Agent. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an L/C Issuer, in which case such resigning Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as L/C Issuer with respect to any Letters of Credit issued by it, prior to the date of such resignation.

  (b)        Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

  (c)        Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon the acceptance of any appointment as the L/C Issuer hereunder by a Lender with the consent of Borrower Representative and the Agent (in each case not to be unreasonably withheld or delayed) that shall agree to serve as the successor L/C Issuer, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring L/C Issuer. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 1.9(c). The acceptance of any appointment as the L/C Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to Borrower Representative and the Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous L/C Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuer, as the context shall require. Upon such resignation, the retiring L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

8.10     Release of Collateral or Guarantors.  Each Lender and L/C Issuer hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

  (a)        Subject to the Intercreditor Agreement, any Subsidiary of Borrower Representative from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.13; provided that to the extent applicable, such Subsidiary shall also be released from its obligations under the Second Lien Note Documents on the same terms; and

  (b)        Subject to the Intercreditor Agreement, any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.13 after giving effect to such transaction have been granted; provided that to the extent applicable, such Collateral shall also be released from its obligations under the Second Lien Note Documents on the same terms, (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h) or 5.1(i); provided that to the extent applicable, such Collateral shall also be released from or subordinated its obligations under the Second Lien Note Documents on the same terms, and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Swap Contracts, that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent.

Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from Borrower Representative and receipt by Agent of a certificate of Borrower Representative to the effect that such transaction and the disposition of the proceeds thereof will comply with the terms of this Agreement (with such supporting detail as Agent may reasonably request), at the request and sole expense of the Borrowers or such other Credit Party, to execute and deliver or file such documents and to perform other actions, in each case without recourse, representation or warranty, reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11     Additional Secured Parties.   The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII, and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

8.12     Documentation Agent and Syndication Agent.    Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, no Person having the title of documentation agent or syndication agent shall have any duties or responsibilities, nor shall such Person have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Person. At any time that any Lender serving (or whose Affiliate is serving) as documentation agent or syndication agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as documentation agent or syndication agent) shall be deemed to have concurrently resigned as such documentation agent or syndication agent.

ARTICLE IX -

MISCELLANEOUS

9.1       Amendments and Waivers.

  (a)        No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders) and the Credit Parties and acknowledged by Agent and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrowers and acknowledged by Agent, do any of the following:

(i)        increase or extend the Revolving Loan Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to Section 7.2(a));

(ii)         postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii)        reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin or any change in the definition of Secured Leverage Ratio (or component thereof) shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv)        amend or modify Section 1.10(c);

(v)         amend or modify Sections 1.1(c)(ii), 1.11(c), 1.11(e), 9.6(c), 9.11(b), or the definition of Revolving Commitment Percentage in Section 11.1;

(vi)        change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vii)       amend or waive this Section 9.1 or, subject to the terms of this Agreement, the definitions of “Required Lenders” or any provision providing for consent or other action by all Lenders; or

(viii)      discharge or release any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (vi), (vii) and (viii).

  (b)      No amendment, waiver or consent shall, unless in writing and signed by Agent or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Swap Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider.

  (c)      Notwithstanding anything to the contrary contained in this Section 9.1, (x) Borrowers may amend Schedule 3.9 to reflect any modification to the list of Owned Real Estate or Leased Real Estate or Schedules 3.19 or 3.21, in each case upon notice to Agent, (y) Agent may amend Schedule 1.1(a) to reflect Sales entered into pursuant to Section 9.9, and (z) Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any obvious and agreed ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties, (3) increase the aggregate amount of the Revolving Loan Commitments pursuant to Section 1.1(c)(v) or (4) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the other Loans and the accrued interest and fees in respect thereof in a manner consistent with Section 1.1(c)(iv).

9.2       Notices.

  (a)      Addresses.    All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to SyndTrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.SyndTrak.com or using such other means of posting to SyndTrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrowers and Agent, to the other parties hereto and (B) in the case of all other parties, to Borrower Representative and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.

  (b)      Effectiveness.  (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business

Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii)       The posting, completion or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

  (c)      Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3       Electronic Transmissions.

  (a)        Authorization.     Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

  (b)        Signatures.     Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

  (c)        Separate Agreements.   All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

  (d)        LIMITATION OF LIABILITY.        ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4       No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5       Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, Borrowers agree to pay or reimburse upon demand (a) Agent, the L/C Issuer and the Sole Lead Arranger for all reasonable out-of-pocket costs and expenses incurred by them or any of their Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification or waiver of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any Incremental Assumption Agreement, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the L/C Issuer and the Sole Lead Arranger, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder (whether or not the transactions hereby or thereby contemplated shall be consummated), (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, L/C Issuer and any Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document or in connection with the Loans made or Letters of Credit issued hereunder, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Restricted Subsidiary of any Credit Party, Loan Document, Obligation or Related Agreement (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs of any counsel for the Agent or any Lender.

9.6       Indemnity.

  (a)        Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer, the Sole Lead Arranger and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) the execution and delivery of any Loan Document or any Related Agreement or any agreement or instrument contemplated thereby, including any Letter of Credit, the performance by the parties thereto of their respective obligations thereunder, including any Obligation (or the repayment thereof), or the consummation of the transactions contemplated thereby (including the syndication), the use or intended use of the proceeds of any Loan or the issuance or use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding in connection with any of the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. For the avoidance of doubt, Section 10.1 and not this Section 9.6(a) shall govern indemnities with respect to Taxes.

  (b)        Without limiting the foregoing, “Indemnified Matters” includes (i) all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Real Estate of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Real Estate or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party or (ii) all obligations related to the closure and post-closure maintenance and monitoring of the Gypstacks, in either case whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable to acts of such Indemnitee.

  (c)        To the extent that the Borrowers fail to pay any amount required to be paid by it to the Agent or the L/C Issuer under Section 9.5 or this Section 9.6, each Lender severally agrees to pay to the Agent and the L/C Issuer, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent and the L/C Issuer in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its Revolving Commitment Percentage (in each case, determined as if no Lender were a Non-Funding Lender).

  (d)        The provisions of Section 9.5 and this Section 9.6 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Revolving Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent, any Lender or the L/C Issuer. All amounts due under Section 9.5 and this Section 9.6 shall be payable on written demand therefor.

9.7       Marshaling; Payments Set Aside.   No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from any Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8       Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.9       Assignments and Participations; Binding Effect.

  (a)        Binding Effect.     Upon the effectiveness of this Agreement in accordance with Section 2.1, this Agreement shall be binding upon and inure to the benefit of, but only to the benefit of the Borrowers, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), no Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

  (b)        Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Loan Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person (other than a natural person) acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent, each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, Borrower Representative (which acceptances Borrower Representative shall be deemed to have been given unless an objection is delivered to Agent within ten (10) Business Days after notice of a proposed Sale is delivered to Borrower Representative) (each Lender, Approved Fund or other Person in the prior clauses (i), (ii) and (iii), an “Eligible Assignee”); provided, however, that (w) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans, (x) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Revolving Loan Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of Borrower Representative (to the extent Borrower Representative’s consent is otherwise required) and Agent, (y) each Sale shall require the prior written consent of the L/C Issuer, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 1.11(e)(v). Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Indebtedness or an Affiliate of such a holder, or to a Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

  (c)        Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Revolving Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 9.9(b)(iii), upon Agent (and Borrower Representative, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

  (d)        Effectiveness.  Subject to the recording of an Assignment by Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Revolving Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Revolving Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

  (e)        Grant of Security Interests.  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

  (f)        Participants and SPVs.  In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or Borrowers, sell participations to one or more Persons (other than any Borrower or any of its respective Affiliates) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 10.1(g) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 9.1(a)(vii). No party hereto shall institute (and each Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Revolving Loan Commitments and the payment in full of the Obligations. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Revolving Loan Commitments, Loans, Letters of Credit, Letter of Credit Obligations or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Revolving Loan Commitments, Loans, Letters of Credit, Letter of Credit Obligations or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Loan Commitment, Loan, Letter of Credit, Letter of Credit Obligation or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations. The entries in the Participant Registers shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

9.10     Non-Public Information; Confidentiality.

  (a)        Non-Public Information.    Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

  (b)        Confidential Information.  Each Lender, each L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners (“NAIC”), insurers, reinsurers or any similar organization, any examiner or any nationally recognized rating agency, (B) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (C) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties or (D) to any administration or settlement service providers, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Swap Contracts or other swap agreements and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) as required or requested by any regulatory authority purporting to have jurisdiction over such Lender or its Affiliates (including any self-regulatory authority, such as NAIC); provided, unless prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower Representative of any request by such regulatory authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such regulatory authority) for disclosure of any such non-public information prior to the actual disclosure thereof; and (x) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern. Notwithstanding anything herein to the contrary, neither Agent, any Lender nor any L/C Issuer shall be responsible or liable for damages arising from unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission.

  (c)        Tombstones.  Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Borrower’s or any other Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower Representative for review and comment prior to the publication thereof.

  (d)        Press Release and Related Matters.   No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to Credit Suisse or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of Credit Suisse except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Credit Suisse.

  (e)        Distribution of Materials to Lenders and L/C Issuers.    The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

  (f)        Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) clearly and conspicuously mark such Borrower Materials that do not contain any such material non-public information as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, and any similar requests or notices posted on or through an E-System), and (C) all financial statements and accompanying information and certificates delivered pursuant to Section 4.1(a) and 4.1(b) and Sections 4.2(a) and 4.2(b), respectively. Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11     Set-off; Sharing of Payments.

  (a)        Right of Setoff.  Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

  (b)        Sharing of Payments, Etc.    If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 1.11(e).

9.12     Counterparts; Facsimile Signature.    This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of an original executed counterpart hereof.

9.13     Severability.    The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14     Captions.      The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15     Independence of Provisions.    The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16     Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17     No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of Borrowers, the Lenders, the L/C Issuers party hereto, Agent, Indemnitee, and, subject to the provisions of Section 8.11, each other Secured Party, and, in each case, their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18     Governing Law and Jurisdiction.

  (a)        Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

  (b)        Submission to Jurisdiction.    Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

  (c)        Service of Process.    Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

  (d)        Non-Exclusive Jurisdiction.    Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19     Waiver of Jury Trial.    THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20     Entire Agreement; Release; Survival.

  (a)        THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

  (b)        Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

  (c)        (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Articles VIII (Agent) and X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Revolving Loan Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21     Patriot Act.  Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22     Replacement of Lender.  Within forty-five (45) days after: (i) receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 or 10.6; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, Borrowers may, at their option, notify Agent and such Affected Lender (or such non-consenting Lender) of Borrowers’ intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrowers obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Revolving Loan Commitments to such Replacement Lender, at par, provided that Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by Borrowers, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business’ Days prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Revolving Loan Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23     Creditor-Debtor Relationship.    The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.24     No Recourse.    The parties hereto hereby acknowledge and agree that neither the GP nor any director, officer, employee, limited partner or shareholder of the Partnership or the GP shall have any liability in respect of the obligations of the Credit Parties under this Agreement and the other Loan Documents by reason of his, her or its status.

ARTICLE X -

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1     Taxes.

  (a)        Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, “Taxes”).

  (b)        If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party, then (i) to the extent that such Taxes are Indemnified Taxes, such amount shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including such deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party or Agent, as applicable, shall make such deductions, and (iii) the relevant Credit Party or Agent, as applicable, shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

  (c)        In addition, Borrowers agree to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and reasonable out-of-pocket expense with respect thereto, in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes by any Credit Party, Borrowers shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof, or other evidence thereof reasonably acceptable to Agent.

  (d)        Borrowers shall reimburse and indemnify, within 30 days after receipt of written demand therefor (with copy to Agent), each Secured Party for all Indemnified Taxes imposed on payments by a Credit Party under a Loan Document and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and reasonable out-of-pocket expenses with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

  (e)        Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.9(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

  (f)        Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

  (g)        (i) Any U.S. Lender Party or Non-U.S. Lender Party that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to Borrower Representative and Agent, at the time or times reasonably requested by Borrower Representative or Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any U.S. Lender Party or Non-U.S. Lender Party, if reasonably requested by Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower Representative or Agent as will enable Borrower Representative or Agent to determine whether or not such U.S. Lender Party or Non-U.S. Lender Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (g)(ii) through (g)(vi) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Each Non-U.S. Lender Party that is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender

Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (g) and (z) from time to time if requested by Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two properly completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or W-8IMY or any successor forms (together with any required attachments), (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent and Borrower Representative that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

  (iii)      Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (g) and (D) from time to time if requested by Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two properly completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

  (iv)      Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (g) and provide them to Agent.

  (v)       If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable requirements of FATCA, such Non-U.S. Lender Party shall promptly deliver to Agent and Borrower Representative any documentation under any Requirement of Law or reasonably requested by the Agent or Borrower Representative sufficient for Agent or Borrower Representative to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements or to determine the amount to withhold from any payments. Solely for purposes of this Section 10.1(g)(v), “FATCA” shall include any amendments to FATCA after the date hereof.

(vi)      Agent shall deliver two duly completed copies of Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with Borrowers to be treated as a U.S. person with respect to such payments (and Borrowers and Agent agree to so treat Agent as a U.S. person with respect to such payments), with the effect that Borrowers can make payments to Agent without deduction or withholding of any Taxes imposed by the United States.

  (h)        If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event will the Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 10.1(h), the payment of which would place the Agent or such Lender in a less favorable net after-Tax position than the Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.1(h) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

  (i)        For the avoidance of doubt, for purposes of this Section 10.1, the term “Lender” shall be deemed to include any L/C Issuer and Agent.

10.2    Illegality.    If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to Borrowers through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and Borrower Representative that the circumstances giving rise to such determination no longer exists.

  (a)        Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

  (b)        If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, Borrower Representative may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

  (c)        Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

  (d)        If, at any time, it becomes unlawful for any L/C Issuer to comply with any of its obligations under any Letter of Credit (including as a result of any sanctions imposed by the United Nations, the European Union, the Netherlands, the United Kingdom and/or the United States of America), the obligations in question shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for such L/C Issuer to comply with them, and the L/C Issuer shall not be liable for any losses which the Borrowers or any other Credit Party may incur as a result.

10.3     Increased Costs and Reduction of Return.

  (a)        If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof and, in each case, other than any (x) Indemnified Tax or (y) Tax described in clause (a)(2), (b), (c), or (d) of the definition of Excluded Tax, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of Issuing or maintaining any Letter of Credit, then Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies Borrower Representative, in writing of the increased costs and of such

Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

  (b)        If any Lender or L/C Issuer shall have determined that:

(i)         the introduction of any Capital Adequacy Regulation;

(ii)        any change in any Capital Adequacy Regulation;

(iii)       any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)       compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital or liquidity required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital or liquidity is increased as a consequence of its Revolving Loan Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that no Borrower shall be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

  (c)        Notwithstanding anything to the contrary herein, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or any successor or similar authority shall, in each case, be deemed to be a change in a Requirement of Law under clause (a) above or a change in a Capital Adequacy Regulation under clause (b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4     Funding Losses.    Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

  (a)        the failure of Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

  (b)        the failure of Borrowers to borrow, continue or convert a Loan after Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

  (c)        the failure of Borrowers to make any prepayment after Borrower Representative has given a notice in accordance with Section 1.7;

  (d)        the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

  (e)        the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by Borrowers to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5     Inability to Determine Rates.   If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by Borrower Representative, in the amount specified in the applicable notice submitted by Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6     Reserves on LIBOR Rate Loans.   Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7     Certificates of Lenders.       Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrowers in the absence of manifest error.

ARTICLE XI -

DEFINITIONS

11.1     Defined Terms.  The following terms are defined in the Sections referenced opposite such terms:

“1998 APA”	4.14(b)
“Affected Lender”	9.22
“Agent”	Preamble
“Aggregate Excess Funding Amount”	1.11(e)
“Agreement”	Preamble
“Borrower”	Preamble
“Borrower Materials”	9.10(e)
“Borrower Representative”	1.12
“Compliance Certificate”	4.2(b)
“Credit Suisse”	Preamble
“EHS”	4.14(e)
“Eligible Assignee”	9.9(b)
“Event of Default”	7.1
“Incremental Effective Date”	1.1(c)
“Incremental Revolving Commitment”	1.1(c)
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(b)
“L/C Reimbursement Date”	1.1(b)
“L/C Request”	1.1(b)
“L/C Sublimit”	1.1(b)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Balance”	1.1(a)

“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.25
“Other Taxes”	10.1(c)
“Owned Real Estate”	3.9(a)
“Participant Register”	9.9(f)
“Partnership”	Preamble
“Permitted Liens”	5.1
“Permitted Partnership Activities”	3.23
“Register”	1.4(b)
“Replacement Lender”	9.22
“Restricted Payments”	5.11
“Revolving Loan”	1.1(a)
“Revolving Loan Commitment”	1.1(a)
“RNFC”	Preamble
“Sale”	9.9(b)
“SDN List”	3.25
“Second Lien Cap”	5.5(b)
“Settlement Date”	1.11(b)
“Tax Returns”	3.10
“Taxes”	10.1(a)
“Unused Revolving Commitment Fee”	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of Borrowers and their Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of any Borrower or any of its Subsidiaries in respect of Inventory purchased by and shipped to such customer or the rendition of services by any Borrower or such Subsidiary, as stated on the respective invoice of any Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of any Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Acquisition Agreement” means the Membership Interest Purchase Agreement dated October 31, 2012, between Partnership and Seller.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of such Person. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means Credit Suisse AG, Cayman Islands Branch in its capacity as agent for the Lenders hereunder, and any successor agent.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $35,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Applicable Margin” means with respect to any LIBOR Rate Loan or Base Rate Loan, the applicable percentage set forth below under the caption “LIBOR Rate Spread—Revolving Loans” or “Base Rate Spread—Revolving Loans”, as the case may be, based upon the Secured Leverage Ratio as of the relevant date of determination:

Secured Leverage Ratio	LIBOR Rate Spread- - Revolving Loans	Base Rate Spread-- Revolving Loans
Category 1
≥1.75:1.00	3.50%	2.50%
Category 2
<1.75:1.00	3.25%	2.25%

Each change in the Applicable Margin resulting from a change in the Secured Leverage Ratio shall be effective with respect to all Revolving Loans and Letters of Credit outstanding on and after the date of delivery to Agent of the financial statements and certificates required by Section 4.1(a) or 4.1(b) and Section 4.2(b), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until Partnership shall have delivered the financial statements and certificates required by Section 4.1(b) and Section 4.2(b), respectively, for the period ended March 31, 2013, the Secured Leverage Ratio shall be deemed to be in Category 1 described above for purposes of determining the Applicable Margin. In addition, (a) at any time during which Partnership has failed to deliver the financial statements and certificates required by Section 4.1(a) or 4.1(b) and Section 4.2(b), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Secured Leverage Ratio shall be deemed to be in Category 1 described above for purposes of determining the Applicable Margin.

In the event that any financial statement or compliance certificate delivered pursuant to Section 4.1 or 4.2 is inaccurate (regardless of whether this Agreement or the Revolving Loan Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Partnership shall immediately deliver to Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected compliance certificate for such Applicable Period and (iii) the Borrower shall immediately pay to Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 1.3(c) and Article VII hereof, and shall survive the termination of this Agreement.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Obligations.

“Bank Products” means any of the following (a) if provided to Borrowers or any other Credit Party by any Lender or an Affiliate of any Lender, lockbox, depository or disbursement services, automatic clearing house transfer of funds, overdrafts, and other cash management services; and (b) Rate Contracts and Commodity Agreements that are Secured Swap Contracts.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by the Agent as its “Prime Rate” in effect at its principal office in New York City and notified to the Borrower, (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Prime Rate rate, the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (other than any Multiemployer Plan) maintained by any Credit Party.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of Borrowers on the same day by the Lenders pursuant to Article I.

“Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity requirements of any Lender or of any corporation controlling a Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Restricted Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Change of Control” means the occurrence of any of the following: (i) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Stock of the Restricted Subsidiaries) of the Partnership and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Qualifying Owners; (ii) the adoption of a plan relating to the liquidation or dissolution of the Partnership; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Qualifying Owners, becomes the “beneficial owner” (within the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Partnership, measured by voting power rather than number of shares, units or the like; (iv) the majority of the board of directors of RNHI or GP shall cease to consist of directors appointed by Rentech; or (v) any change in “Change of Control” shall occur under (and as defined in) the Second Lien Note Documents.

“Closing Date” means the date on which all of the conditions set forth in Section 2.1 have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement, the Intercreditor Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby as any of the foregoing may be amended, restated or modified from time to time.

“Commodity Agreement” means any commodity price protection agreement or other commodity price hedging agreement including forward purchase contracts, forward rate transactions, cap transactions, or any other similar transactions or any combination of the foregoing (including any options to enter into any of the foregoing), in each case in the ordinary course of business and not for speculative purposes.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(i)	all taxes on or measured by income, profits or capital gains to the extent deducted in computing such Consolidated Net Income; plus

(ii)	the amount of depreciation or amortization to the extent deducted in computing such Consolidated Net Income; plus

(iii)	the amount of interest expense to the extent deducted in computing such Consolidated Net Income; plus

a.

all non-cash losses or expenses (or minus non-cash income or gain) to the extent deducted or included in computing such Consolidated Net Income, including, without limitation, any non-cash loss or expense (or income or gain) due to (i) the application of FASB ASC 815-10 regarding hedging activity, (ii) the application of FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, (iii) impairment charges or expenses (including impairment of intangibles or goodwill or any write off of unamortized debt issuance costs or original issue discount), (iv) the application of purchase accounting in relation to any acquisition, (v) non-cash foreign currency exchange losses (or minus gains) (vi) any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary, and (viii) non-cash expenses deducted as a result of any grant of Capital Stock or Stock Equivalents to employees, officers, directors, consultants or other service providers of the Partnership, the GP, any direct or indirect parent of the Partnership or any Subsidiary of the Partnership, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts (as defined in the Uniform Commercial Code) and Inventory (as defined in the Uniform Commercial Code); plus

b.	the amount of any integration costs and restructuring charges as presented in the financial statements of such Person to the extent deducted in computing such Consolidated Net Income; plus

c.

Pro Forma EBITDA for any Person, business unit or asset group acquired in or proposed to be acquired in an Acquisition (each, a “Target”) where the fair market value of the consideration paid for such Target is equal to or in excess of $15,000,000;

minus

d.

with respect to any disposition, in a transaction or series of transactions by such Person in such period of an asset or related assets with a fair market value equal to or in excess of $15,000,000 consummated within the relevant period, Pro Forma EBITDA attributable to such asset or assets. ]

As used herein, “Pro Forma EBITDA” shall mean, with respect to any Target or asset or related assets, Consolidated EBITDA for such Target, asset or related assets for the most recent four (4) fiscal period preceding the Acquisition or disposition thereof, adjusted to give effect to any pro forma expense and cost reductions and other operating improvements that have occurred or are, in the reasonable judgment of the chief financial or accounting officer of the GP, reasonably likely to occur within one year of the Calculation Date, regardless of whether those expense and cost reductions or other operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the commission related thereto; provided, that Agent shall have received a certificate from such chief financial or accounting officer of the GP certifying as to such matters.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(i)

the Net Income (but not loss) of any Person that is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash or Cash Equivalents (or converted into cash) to the specified Person or a Subsidiary of such Person and the payment of such dividends or distributions by such Person is not at the time prohibited, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to such Person;

(ii)

the Net Income of any Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, partners or members, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived; provided, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) or Cash Equivalents to Partnership or a Subsidiary thereof in respect of such period to the extent not already included therein;

(iii)	the proceeds of any life insurance policy will be excluded;

(iv)

any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations, assets or properties not in the ordinary course of business will, in each case, be excluded;

(v)

any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any completed or terminated acquisition, disposition, recapitalization, investment, asset sale, issuance or repayment of Indebtedness, issuance of equity interests, disposition of securities, turnaround, financing transaction, extinguishment of indebtedness or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed) and any charges or non-recurring merger or acquisition costs incurred during such period as a result of any such transaction will be excluded; and

(vi)	any other extraordinary gains or losses of such Person and related tax effects in accordance with GAAP will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet (in each case, giving pro forma effect to any acquisitions or dispositions of assets or properties outside the ordinary course of business that have been made by the Person or any Restricted Subsidiary subsequent to the date of such balance sheet; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) under any Rate Contracts or Commodity Agreements; (c) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (d) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing or supporting person in good faith.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Controlled Foreign Corporation” shall have the meaning ascribed to such term by Section 957 of the Code.

“Conversion Date” means any date on which Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means collectively, Borrowers and each Guarantor.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means the sale, lease, conveyance or other disposition of Property (excluding any Event of Loss), other than sales or other dispositions expressly permitted under Sections 5.2(a), 5.2(c), 5.2(d), 5.2(f), 5.2(h) and 5.2(i).

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Revolving Termination Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders of the Equity Interest have the right to require the Partnership or a direct or indirect parent of the Partnership to repurchase or redeem such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Partnership or such parent company may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 5.11.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Law” or “Environmental Laws” means any or all applicable Requirements of Law imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes. Environmental Laws shall include the Federal Insecticide, Fungicide and Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Oil Pollution Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local laws, each as amended.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equity Interests” means Stock and all warrants, options or other rights to acquire Stock (but excluding any debt security that is convertible into, or exchangeable for, Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a “reportable event” described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination)

under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401(a) or 501(a) of the Code; (j) a Title IV Plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Subsidiary” means any (i) Foreign Subsidiary, (ii) Domestic Subsidiary that is directly or indirectly owned by one or more Foreign Subsidiaries, (iii) Domestic Subsidiary that has no material assets other than Stock, Stock Equivalents or Indebtedness of one or more Controlled Foreign Corporations (whether held directly or indirectly) or cash or Cash Equivalents related thereto or (iv) Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Tax” means with respect to any Secured Party (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (1) imposed by the jurisdiction (or any subdivision thereof) where such Secured Party is organized or has its Lending Office or (2) as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) withholding Taxes to the extent that the obligation to withhold amounts arises under Requirements of Law that existed on the date that such Person, in the capacity under which such Person makes a claim under Section 10.1(b), became a “Secured Party” under this Agreement in the capacity or designates a new Lending Office, except in each case to the extent such Person is an assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) Taxes attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(g), and (d) in the case of a Non-U.S. Lender Party, any United States federal withholding Taxes imposed pursuant to FATCA.

“Existing Indebtedness” means the Indebtedness of the Credit Parties under the Existing Loan Documents.

“Existing Loan Documents” means the Second Amended and Restated Credit Agreement dated as of October 31, 2012 between RNLLC, General Electric Capital Corporation and the lenders party thereto and certain other “Loan Documents” as defined therein.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including SyndTrak®, Intralinks®, and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code (or any amended or successor versions that are substantively comparable and not materially more onerous to comply with), the United States Treasury Regulations promulgated thereunder, published guidance with respect thereto, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Revolving Loan Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means with respect to Partnership and its Subsidiaries for any four-quarter reference period, the ratio of the Consolidated EBITDA of Partnership and its Subsidiaries for such period to the Fixed Charges of Partnership and its Subsidiaries for such period. In the event that Partnership or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases. redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

1.

acquisitions, dispositions, mergers, consolidations and any financing transactions relating to any of the foregoing (including repayment of Indebtedness) that have been made by Partnership or any of its Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect (including any pro forma expense and cost reductions and other operating improvements that have occurred or are, in the reasonable judgment of the chief financial or accounting officer of the GP, reasonably likely to occur within one year of the Calculation Date, regardless of whether those expense and cost reductions or other operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the commission related thereto) as if they had occurred on the first day of the four-quarter reference period; if since the beginning of such period any Person that subsequently becomes a Subsidiary of the Partnership or was merged with or into Partnership or any Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period and Consolidated EBITDA for such reference period shall be calculated on a pro forma basis;

2.	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

3.

the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of Partnership or any of its Subsidiaries following the Calculation Date; and

4.

interest income reasonably anticipated by Partnership to be received during the applicable four-quarter period from cash or Cash Equivalents held by Partnership or any of its Subsidiaries of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated EBITDA and Fixed Charges attributable to any Unrestricted Subsidiary shall be excluded.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication,

1.

the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging contracts or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to attributable debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate hedging contracts, but in each case excluding (x) accretion or accrual of discounted liabilities not constituting Indebtedness, (y) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition and (z) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses; plus

2.	the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

3.

any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such guarantee or Lien is called upon, during such period; plus

4.

all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Partnership (other than Disqualified Stock) or to the Partnership or a Subsidiary during such period; less

5.	the interest income of such Person and its Subsidiaries for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including, without limitation, the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination, subject to Section 11.3 hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“GP” means Rentech Nitrogen GP, LLC, a Delaware limited liability company.

“Guarantor” shall have the same meaning as defined in the Guaranty and Security Agreement.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and Borrowers, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated or modified from time to time.

“Hazardous Materials” means any hazardous or toxic substances, wastes or other pollutants that are regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant” under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), including petroleum hydrocarbons or petroleum products, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Hydrocarbons” means natural gas and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrowers, the Agent and one or more Incremental Revolving Lenders.

“Incremental Revolving Credit Amount” means, at any time, the excess, if any, of (a) $15,000,000 over (b) the aggregate amount of all Incremental Revolving Commitments established prior to such time pursuant to Section 1.1(d).

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Revolving Loan as a result of an Incremental Revolving Commitment.

“Incremental Revolving Loan” means Revolving Loans made by one or more Lenders to the Borrowers pursuant to their Incremental Revolving Commitments. Incremental Revolving Loans may only be made in the form of additional Revolving Loans.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business), including earnouts (valued at the amount required to be classified as a liability on the balance sheet of such Person in accordance with GAAP); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Revolving Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Agent, the Second Lien Trustee, the Second Lien Collateral Agent and the other parties thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans the last Business Day of each Fiscal Quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a)        if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)        any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)        no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of Borrowers and their Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work in process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Joinder Agreement” means a joinder agreement executed by any Person to become a Borrower under the Credit Agreement and a Grantor under the Guaranty and Security Agreement in the form of Exhibit 11.1(c).

“Joint Venture” means an investment (including capital contributions or capital commitments) by a Credit Party in any corporation, general or limited partnership or other type of entity with one or more Joint Venture Partners in which such Credit Party owns, directly or indirectly, 50% or less of the outstanding Stock or interest in such corporation, partnership or other entity.

“Joint Venture Partner” means a Person that is not an Affiliate of a Credit Party that makes an investment in a Joint Venture with a Credit Party.

“Jones Property” means the property described on Schedule 11.1 hereto.

“L/C Issuer” means any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of Borrowers to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Leased Real Estate” shall mean the parcels of land more fully described on Schedule 3.9, under the heading “Leased Real Estate”, together with all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto, all easements and rights-of-way used or useful in connection therewith, and all rights and privileges under the Real Estate Leases thereto.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify Borrower Representative and Agent.

“Letter of Credit” means documentary or standby letters of credit Issued for the account of Borrowers by L/C Issuers, and bankers’ acceptances issued by a Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrowers or Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(a) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period determined by the Agent as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates). If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means an extension of credit by a Lender to Borrowers pursuant to Article I, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Revolving Notes, the Collateral Documents, the Intercreditor Agreement and all material documents executed or acknowledged by a Credit Party and delivered to Agent or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means: (a) a material adverse effect on the operations, business, Properties, or condition (financial or otherwise) of the Credit Parties and their Subsidiaries taken as a whole; (b) a material adverse effect on the ability of the Credit Parties (taken as a whole) to perform their respective obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents on any material portion of the Collateral.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $5,000,000 in the aggregate.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate makes, or during the preceding five (5) years has made, any contributions.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to (A) any Borrower or any Subsidiary of any Borrower or (B) Rentech unless such payment has been approved by the Conflicts Committee (as defined in the Partnership Agreement), (ii) Taxes paid or payable as a result thereof (estimated reasonably and in good faith by the Borrowers), and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied or to be applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Net Proceeds of Permitted Equity” means on any date with respect to any expenditure to make a Permitted Business Acquisition, the aggregate amount of cash proceeds received by Partnership in respect of sales and issuances of its Qualified Equity Interests (net of (i) all Taxes paid by Partnership (if any) and customary fees, commissions, costs and other expenses incurred in connection therewith, (ii) the issuance of Equity Interests to officers, directors or employees of Partnership or any Subsidiary pursuant to employee benefit or incentive plans or other similar arrangements, and (iii) the issuance of Equity Interests to any Subsidiary) during the 270-day period ending on the date of such Permitted Business Acquisition, less the amount of all other expenditures made on or prior to such date in reliance on such receipts of net proceeds.

“Niota Arrangement” means the agreement between RNLLC and Agrium Inc. for use by RNLLC of anhydrous ammonium storage at a terminal located approximately two miles north of Niota, Illinois along the Mississippi River.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to any Borrower, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents; provided that a Lender shall not be a Non-Funding Lender solely by virtue of the ownership or acquisition of any Stock in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Non-Funding Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Non-Funding Lender (subject to Section 1.11(e)(v)) upon delivery of written notice of such determination to the Borrower Representative and each Lender.

“Non-Recourse Debt” means Indebtedness (1) as to which neither Partnership nor any of the other Credit Parties or any of their Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender; and (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Partnership or any of the other Credit Parties or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Notice of Borrowing” means a notice given by Borrower Representative to Agent pursuant to Section 1.5, in substantially the form of Exhibit 1.5 hereto.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider, any provider of the types of Bank Products referenced in clause (a) of the definition of “Bank Products” or any other Person required to be indemnified, that arises under any Loan Document, any Secured Swap Contract or the types of Bank Products referenced in clause (a) of the definition of “Bank Products” whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided that for purposes of determining the guaranty of any Credit Party, the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Credit Party to support, if applicable) any Excluded Swap Obligations of such Credit Party.

“Omnibus Agreement” means the Omnibus Agreement, dated as of November 9, 2011, by and among Rentech, Inc., the GP and Rentech Nitrogen Partners, L.P.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person and undertaken by such Person in good faith.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Panamax Dock” means a dock area permitted for Panamax size vessels.

“Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of Rentech Nitrogen Partnership, L.P., dated as of November 1, 2012, by and among GP and the other Persons party thereto from time to time.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Payment Conditions” means that at the time of each action or proposed action and immediately after giving effect thereto (i) the Secured Leverage Ratio on a pro forma basis is not greater than 3.75 to 1.0; and (ii) Borrowers have not less than $8,750,000 of Availability on a pro forma basis.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Business” means either (1) any business conducted or proposed to be conducted by Borrowers and the Subsidiaries of Partnership that is the same as, or reasonably related, ancillary or complementary to, the businesses in which Borrowers and the Subsidiaries are engaged in on the date of this Agreement as determined in good faith by Partnership or (2) any other business that generates “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Acquisition” means any Acquisition of all or substantially all the assets of, or all or substantially all the Stock (other than directors’ qualifying shares) in (or that results in the Borrowers or their Subsidiaries owning all or substantially all the assets of or Stock in), or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions pursuant thereto shall be consummated in accordance with material applicable laws; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 5.5; (iv) to the extent required by Section 4.13, any person acquired in such Acquisition, if acquired by the Partnership or a Domestic Subsidiary, shall be merged into Partnership or a Credit Party or become upon consummation of such acquisition a Guarantor, and (v) the aggregate amount of such Acquisitions by a Subsidiary that is not a Credit

Party as of the date of such Acquisitions, and Acquisitions of Persons that will not become a Credit Party upon consummation of such Acquisitions shall not exceed the sum of (A) any Net Proceeds of Permitted Equity and (B) the greater of (x) 5% of Partnership’s Consolidated Net Tangible Assets as of the end of the end of the Fiscal Quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 4.1, as applicable and (y) $10,000,000 during the term of this Agreement; provided that the following conditions shall have been satisfied if the fair market value of such Permitted Business Acquisition is greater than $25,000,000:

(a)        to the extent the Permitted Business Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied;

(b)        Borrower Representative shall have notified Agent and Lenders of such proposed Acquisition at least five (5) Business Days prior to the consummation thereof and furnished to Agent and Lenders at least five (5) Business Days prior to the consummation thereof (1) a certificate of a Responsible Officer of Borrower Representative demonstrating on a pro forma basis compliance with the Payment Conditions (together with any supporting information), and (2) copies of such other agreements, instruments and other documents as Agent reasonably shall request; and

(c)        such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) or the stockholders or other equity holders of the Target;

“Permitted Dividend/Distribution Certificate” means a certificate substantially in the form of Exhibit 5.11.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 5.5(b), 5.5(c) or 5.5(d) that (a) has an aggregate outstanding principal or commitment amount not greater than the aggregate principal or commitment amount of the Indebtedness being refinanced or extended (plus, premiums, fees and expenses), (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same (or reduced) as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms not materially less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended (as determined in good faith by Borrowers and conclusively evidenced by provision of a certificate of a Responsible Officer to Agent five (5) business days prior to the incurrence of such Indebtedness).

“Permitted Sale/Leaseback Transactions” means the sale of Property by a Person with the intent to lease such personal property as lessee; provided that the value of all Property sold does not exceed $5,000,000 in the aggregate for all such transactions.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Preferred Stock” means, with respect to any Person, any Stock of such Person that has preferential rights to any other Stock of such Person with respect dividends or redemptions upon liquidation.

“Primary Assets” means, collectively, (1) the Partnership’s nitrogen fertilizer plant located at 16675 U.S. Route 20 West, East Dubuque, Illinois and (2) the Partnership’s ammonium sulfate fertilizer plant located at 2001 Jackson Road, Pasadena, Texas.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible, including the Real Estate.

“Qualifying Owners” means any entity that, immediately prior to and immediately following any relevant date of determination, is directly or indirectly controlled by Rentech, Inc. (including, without limitation, RNHI) who, as of any date of determination, directly or indirectly control a majority of the general partner interests (or other similar interests) in the Partnership or any successor entity.

“Qualifying Equity Interests” means Equity Interests of Partnership other than Disqualified Stock.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates but excluding Commodity Agreements.

“Real Estate” means, collectively, the Owned Real Estate and Leased Real Estate.

“Real Estate Leases” shall mean all leases, lease guaranties, subleases, licenses, easements, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Estate, including all amendments, terminations and modifications thereof.

“Related Agreements” means the Second Lien Note Documents and all agreements and documents executed and delivered in connection therewith.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Releases” means any release, spill, emission, leaking, pumping, pouring, emptying, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Rentech” means Rentech, Inc., a Colorado corporation.

“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Revolving Loans then outstanding and outstanding Letter of Credit Obligations

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer, principal accounting officer, assistant treasurer or controller of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Commitment Percentage” means the percentage equivalent of such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment; provided, that following acceleration of the Loans, such term means, as to any Revolving Lender, the percentage equivalent of the principal amount of the Revolving Loans held by such Lender, divided by the aggregate principal amount of the Revolving Loans held by all Lenders.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or Letter of Credit Obligations).

“Revolving Note” means a promissory note of Borrowers payable to a Lender in substantially the form of Exhibit 11.1(b), evidencing Indebtedness of Borrowers under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) April 12, 2018; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“RNHI” means Rentech Nitrogen Holdings, Inc., a Delaware corporation.

“RNLLC” means Rentech Nitrogen, LLC, a Delaware limited liability company.

“RNPLLC” means Rentech Nitrogen Pasadena, LLC (formerly known as Agrifos Fertilizer, LLC), a Delaware limited liability company.

“RNPH” means Rentech Nitrogen Pasadena Holdings, LLC (formerly known as Agrifos LLC), a Delaware limited liability company.

“S&P” means Standard & Poor’s Rating Services.

“Second Lien Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under the Second Lien Note Documents, and its successors and permitted assigns appointed in accordance with the terms of the Second Lien Documents.

“Second Lien Note” means any one of the 6.500% second lien senior secured notes due 2021, issued by the Borrowers in favor of the Second Lien Noteholders pursuant to the Second Lien Note Indenture, as such Second Lien Notes may be amended, modified or supplemented from time to time in accordance with the limitations set forth herein, and “Second Lien Notes” means any two or more of them, collectively.

“Second Lien Note Documents” means the Second Lien Note Indenture, the Purchase Agreement among the Borrowers and the initial Second Lien Noteholders, in each case including all exhibits and schedules thereto, and the other Note Documents (as defined in the Second Lien Indenture), each of the security documents, and all other agreements, documents and instruments relating to the Second Lien Notes, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Second Lien Note Indenture” means the Indenture dated as of the Closing Date among the Borrowers, as issuers, the Subsidiary Guarantors, as guarantors, and the Second Lien Trustee, as such Second Lien Note Indenture may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Second Lien Noteholder” means any one of the holders from time to time of the Second Lien Notes.

“Second Lien Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee, under the Second Lien Note Indenture, and its successors and permitted assigns appointed in accordance with the terms of the Second Lien Note Documents.

“Secured Debt” means, at any date of determination, the aggregate amount of Indebtedness of the Borrowers and the Subsidiaries at such time (excluding clause (c) and clause (h)

of the definition of such term, except, in the case of such clause (c), to the extent of any unreimbursed drawings thereunder) that consists of, without duplication, Indebtedness that is then secured by a Lien on the property or assets of the Borrowers or the Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the holders of the Indebtedness secured thereby).

“Secured Leverage Ratio” means, on any date, the ratio of Secured Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date (or such other date as otherwise specified in this Agreement). Notwithstanding the foregoing, for purposes of calculating the Secured Leverage Ratio, the Consolidated EBITDA and Secured Debt attributable to any Unrestricted Subsidiary shall be excluded (except in the case of Consolidated EBITDA, as specifically provided in clause (i) of the definition of “Consolidated Net Income”).

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Swap Contract” means any Rate Contract or Commodity Agreement between a Credit Party and the counterparty thereto, (i) which has been provided or arranged by a Lender or an Affiliate of Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract or Commodity Agreement) and (ii) in the case of a Commodity Agreement, to the extent the counterparty thereto has executed and delivered an agreement in form and substance acceptable to the Agent (in the reasonable discretion of Agent), pursuant to which such counterparty, notwithstanding anything else set forth in the Loan Documents, agrees to irrevocably appoint Agent to exclusively on such counterparty’s behalf enforce rights and remedies with respect to the Collateral under the Loan Documents.

“Secured Swap Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract or Commodity Agreement) who has entered into a Secured Swap Contract with a Credit Party.

“Seller” means Agrifos Holdings, Inc.

“Senior Unsecured Indebtedness” means unsecured Indebtedness of Partnership or any of its Subsidiaries that (i) has terms and conditions which are no less favorable in the aggregate to the Borrowers and the other Credit Parties than the terms and conditions of the Indebtedness then outstanding under the Second Lien Note Indenture, (ii) has a final maturity and average life to maturity that is at least equal to that of the Indebtedness then outstanding under the Second Lien Note Indenture, (iii) by its terms, or by the terms of any security into which it is convertible or exchangeable or otherwise, would not be required for any reason (other than customary mandatory offers to purchase or mandatory prepayments upon change of control, asset sale or event of loss) to be redeemed, repurchased or repaid on or prior to the date that is six months after the Revolving Termination Date, and (iv) otherwise has terms and conditions (including all economic terms) reasonably acceptable to the Agent.

“Services Agreement” means the Services Agreement, dated as of November 9, 2011, by and among Rentech Nitrogen Partners, L.P., the GP and Rentech, Inc.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Sole Lead Arranger” means Credit Suisse Securities (USA) LLC.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Restricted Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Subsidiary Guarantor” shall have the same meaning as defined in the Guaranty and Security Agreement.

“Supplemental Purchase Price” shall have the meaning assigned to such term in the Acquisition Agreement as in effect on October 31, 2012.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Texas Location” means RNPLLC’s Real Estate located at 2001 Jackson Road, Pasadena, County of Harris, Texas 77506.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, that is sponsored or maintained by any ERISA Affiliate or to which any ERISA Affiliate contributes.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the LIBOR Rate and the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary of Borrowers that is acquired or created after the Closing Date and designated by Borrower as an Unrestricted Subsidiary hereunder by written notice to Agent; provided, that Borrowers shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) immediately after giving effect to such designation, Borrowers shall be in pro forma compliance with the financial covenant set forth in Section 6.1, (C) such Unrestricted Subsidiary shall (x) be capitalized (to the extent capitalized by Borrowers or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 5.4(l), and any prior or concurrent Investments in such Subsidiary by Borrowers or any of its Subsidiaries shall be deemed to have been made under Section 5.4(l) or (y) or acquired in a Permitted Business Acquisitions pursuant to clause (v) of the definition thereof, (D) in the case of such Unrestricted Subsidiary that is capitalized pursuant to clause (C)(x) above, without duplication of such clause (C)(x), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 5.4(l), and (E) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under any other applicable Indebtedness permitted to be incurred hereby and all applicable Permitted Refinancing Indebtedness in respect of any of the foregoing. Borrowers may designate any Unrestricted Subsidiary to be a Subsidiary that is not an Unrestricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Subsidiary of Partnership, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation, Borrowers shall be in pro forma compliance with the financial covenant set forth in Section 6.1, and (iv) Borrowers shall have delivered to Agent an officer’s certificate executed by a Responsible Officer of Borrower Representative, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required by the preceding clause (iii).

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary, Notwithstanding the above, no Unrestricted Subsidiary shall at any time own any Primary Assets.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means, with respect to any Person as of any date, the Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have directly a Board of Directors, Voting Stock means such Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

11.2      Other Interpretive Provisions.

  (a)        Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

  (b)        The Agreement.     The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

  (c)        Certain Common Terms.   The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

  (d)        Performance; Time.   Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

  (e)        Contracts.   Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

  (f)        Laws.   References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3      Accounting Terms and Principles.   All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Partnership shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. For the avoidance of doubt and in accordance with the foregoing sentence, to the extent that a change in GAAP after the date hereof requires operating leases (as opposed to capital leases) to be treated as “indebtedness”, no such change in GAAP shall be given effect for any purposes under the Loan Agreement or any other Loan Documents, and Indebtedness hereunder shall not include any such obligations under operating leases solely as a result of such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

11.4      Payments.    Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

A BORROWER AND BORROWER REPRESENTATIVE:

RENTECH NITROGEN PARTNERS, L.P.

By:	Rentech Nitrogen GP, LLC
Its:	General Partner

By:	/s/ Dan J. Cohrs
Name:	Dan J. Cohrs
Title:	Chief Financial Officer

FEIN: 45-2714747

Address for notices:

Rentech Nitrogen Partners, L.P.
10877 Wilshire Boulevard, Suite 600
Los Angeles, California 90024-4364
Attn: Mr. Dan J. Cohrs
Facsimile: (310) 208-7165

Address for wire transfers:

BMO Harris Bank
111 West Monroe Street, 9 Central
Chicago, Illinois 60603
Account #: 386-163-0
ABA #: 071000288
Account Name: Rentech Nitrogen Partners LP

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

RENTECH NITROGEN FINANCE CORPORATION

By:	/s/ Dan J. Cohrs
Name:	Dan J. Cohrs
Title:	Treasurer

FEIN: 46-2164985

Address for notices:

Rentech Nitrogen Finance Corporation
10877 Wilshire Boulevard, Suite 600
Los Angeles, California 90024-4364
Attn: Mr. Dan J. Cohrs
Facsimile: (310) 208-7165

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CREDIT PARTIES:

RENTECH NITROGEN PASADENA HOLDINGS, LLC

By:	/s/ Dan J. Cohrs
Name:	Dan J. Cohrs
Title:	Vice President and Treasurer

FEIN: 35-2402963

RENTECH NITROGEN, LLC

By:	/s/ Dan J. Cohrs
Name:	Dan J. Cohrs
Title:	Vice President and Treasurer

FEIN: 36-3536929

RENTECH NITROGEN PASADENA, LLC

By:	/s/ Dan J. Cohrs
Name:	Dan J. Cohrs
Title:	Vice President and Treasurer

FEIN: 30-0164117

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Agent and a Lender

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Director

By:	/s/ Tyler R. Smith
Name:	Tyler R. Smith
Title:	Associate

Address for notices:

Credit Suisse AG, Cayman Islands Branch
Eleven Madison Avenue, 23rd Floor
New York, New York 10010
Attention: Sean Portrait, Agency Manager
Telephone No.: (919) 994-6369
Facsimile No.: (212) 322-2291
Email: agency.loanops@credit-suisse.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attention: Rossie Turman, Esq.
Telephone No.: (212) 735-2748
Facsimile No.: (917) 777-2748
Email: rossie.turman@skaddem.com

And

Credit Suisse AG, Cayman Islands Branch
Eleven Madison Avenue
New York, New York 10010
Attention: Mikhail Faybusovich
Telephone No.: (212) 325-5714
Facsimile No.: (646) 935-8518
Email: mikhail.faybusovich@credit-suisse.com

Address for payments:

Bank Name: The Bank of New York Mellon
Bank Address: New York, NY
ABA #: 021-000-018
Account Name: CS Agency Cayman
Account Number: 8900492627
Reference: Rentech

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

“LENDERS”

BMO Harris Bank, N.A., as a Lender

By:	/s/ Jennifer Wendrow
Name:	Jennifer Wendrow
Title:	Managing Director

Address for notices:

BMO Harris Bank, N.A.
115 S. LaSalle Street
19th Floor West
Chicago, IL 60603
Attn: Jennifer Wendrow
Facsimile: (312) 293-4280

Lending office:

BMO Harris Bank, N.A.
111 W. Monroe Street
17th Floor West
Chicago, IL 60603

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

Royal Bank of Canada, as a Lender

By:	/s/ Kevin Flynn
Name:	Kevin Flynn
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

Morgan Stanley Bank, N.A., as a Lender

By:	/s/ Nathan Speicher
Name:	Nathan Speicher
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

Morgan Stanley Senior Funding, Inc., as a Lender

By:	/s/ Nathan Speicher
Name:	Nathan Speicher
Title:	Authorized Signatory

Schedule 1.1

Revolving Loan Commitments

Revolving Lender	Revolving Loan Commitment Amount
Morgan Stanley Bank, N.A.	$4,141,667
Morgan Stanley Senior Funding, Inc.	$2,858,333
Royal Bank of Canada	$7,000,000
Credit Suisse AG, Cayman Islands Branch	$14,000,000
BMO Harris Bank N.A.	$7,000,000
Total	$35,000,000.00

Schedule 3.5

LITIGATION

None.

2

Schedule 3.7

ERISA

ERISA Events/Liens

The Pension Benefit Guarantee Corporation (“PBGC”) was notified that Agrifos ceased operation of certain business units at its Pasadena, Texas facility on April 29, 2011, and certain employees who are participants in the Agrifos Fertilizer Hourly Retirement Plan and Trust Agreement, Amended & Restated, were separated from employment as a result of such cessation. Pursuant to the 4062(e) Agreement, dated December 13, 2011, by and between Rentech Nitrogen Partners, LLC (“RNPLLC”) (formerly known as Agrifos Fertilizer L.L.C.) and the PBGC, the PBGC and RNPLLC agreed that RNPLLC would make certain payments directly to the plan in excess of those required by law, and PBGC would not impose liability upon RNPLLC with respect to this matter. This occurrence constituted a “reportable event” under Section 4043 of ERISA. The occurrence did not but may give rise, to a Lien under ERISA or the Code.

3

Schedule 3.9

REAL ESTATE

3.9(a)(x) Owned Real Estate

Pasadena Parcels

1.	Parcel 1:

2001 Jackson Road

Pasadena, Texas 77506

A tract of land containing 96.7207 acres of land out of the James Seymour Survey, Abstract No. 698 in Harris County, Texas, said tract of land being described as Tract 1 in deed recorded in Volume 2274, Page 661 of the Harris County Deed Records.

Record Title Holder: RNPLLC, as successor to Agrifos Fertilizer, Inc.

Index Numbers: 0450020010202

2.	Parcel 2:

2001 Jackson Road

Pasadena, Texas 77506

A tract of land containing 153.8191 acres of land out of the James Seymour Survey, Abstract No. 698, and the William Vince Survey, Abstract No. 78 in Harris County, Texas, said tract of land being described as Tract 2 in deed recorded in Volume 2274, Page 661 of the Harris County Deed Records.

Record Title Holder: RNPLLC, as successor to Agrifos Fertilizer, Inc.

Index Numbers: 0450020010181 AND 0410340010053

3.	Parcel 3:

2001 Jackson Road

Pasadena, Texas 77506

A tract of land containing 99.6949 acres of land out of the James Seymour Survey, Abstract No. 698 and the William Vince survey, Abstract No. 78 in Harris County, Texas, said 99.6949 acres being out of a 231.4840 acre tract described as “Parcel 3” in a Special Warranty Deed recorded in Harris County Clerk’s File Number T269077 as corrected by Correction Special Warranty Deed recorded in Harris County Clerk’s File Number T449286, said 99.6949 acres being out of four tracts recorded under the following books: a called 55.37 acre tract recorded in Volume 2220, Page 9; a called 14.8349 acre tract recorded in Volume 1323, Page 517; a called 134.9449 acre tract recorded in Volume 1914, Page 114; and a called 1.52 acre tract recorded in Volume 5668, Page 296 of the Harris County Deeds Records.

Record Title Holder: RNPLLC, as successor to Agrifos Fertilizer, Inc.

Index Numbers: 0450020030083, 0450020010030, 0450020010187 AND 0410340010005

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4.	Parcel 4:

2001 Jackson Road

Pasadena, Texas 77506

A tract of land containing 3.2669 acres of land said tract and also being part of a 60 foot dedicated roadway (called Jackson Road) out of the James Seymour Survey, Abstract No. 698, Harris County, Texas, and being west and adjacent to a 30 foot drainage tract recorded under Volume 2070, page 249 of the Harris County Deed Records.

Record Title Holder: RNPLLC, as successor to Agrifos Fertilizer, Inc.

Index Numbers: 0450020010192

5.	Parcel 5:

2001 Jackson Road

Pasadena, Texas 77506

Together with the Rights of Way for Spur to Main Track(s), as set forth by instrument(s) filed for record in Volume 810, Page 615, Volume 811, Page 462, assigned by Volume 812, Page 474, Volume 829, Page 540, supplemented by Volume 836, Page 99 and further assigned by Volume 2360, Page 212 of the Deed Records of Harris County, Texas.

Record Title Holder: RNPLLC, as successor to Agrifos Fertilizer, Inc.

Index Numbers: No account number

6.	Parcel 6 (Gypsum Pile 1 Tract):

2001 Jackson Road

Pasadena, Texas 77506

A tract of land containing 56.9650 acres of land out of the James Seymour Survey, Abstract No. 698 and the William Vince survey, Abstract No. 78 in Harris County, Texas, said 56.9650 acres being out of a 231.4840 acre tract described as “Parcel 3” in a Special Warranty Deed recorded in Harris County Clerk’s File Number T269077 as corrected by Correction Special Warranty Deed recorded in Harris County Clerk’s File Number T449286, and said 56.9650 acres being out of three tracts recorded

5

under the following books: a called 14.8349 acre tract recorded in Volume 1323, Page 517; a called 134.9449 acre tract recorded in Volume 1914, Page 114; and a called 1.52 acre tract recorded in Volume 5663, Page 296 SAVE AND EXCEPT a 10.21 acre tract described in deed recorded in Volume 2273, Page 583, all of the Harris County Deed Records.

Record Title Holder: RNPLLC, as successor to Agrifos Fertilizer, Inc.

Index Numbers: 0450020030083, 0450020010030, 0450020010187 AND 0410340010005

7.	Parcel 7 (Gypsum Pile 4 Tract):

2001 Jackson Road

Pasadena, Texas 77506

A tract of land containing 73.6207 acres of land out of the James Seymour Survey, Abstract No. 698 in Harris County, Texas, said 73.6207 acres being out of a 231.4840 acre tract described as “Parcel 3” in a Special Warranty Deed recorded in Harris County Clerk’s File Number T269077 as corrected by Correction Special Warranty Deed recorded in Harris County Clerk’s File Number T449286, and said 73.6207 acres being out of three tracts recorded under the following books: a called 25 acre tract recorded in Volume 6780, Page 310; a called 32.214 acre tract recorded in Volume 6823, Page 608; and a called 134.9449 acre tract recorded in Volume 1914, Page 114, SAVE & EXCEPT a 10.21 acre tract described in deed recorded in Volume 2273, Page 583, all of the Harris County Deeds Records.

Record Title Holder: RNPLLC, as successor to Agrifos Fertilizer, Inc.

Index Numbers: 0450020030083, 0450020010030, 0450020010187, 0450020010098 AND 0450020010195

8.	Parcel 8:

2001 Jackson Road

Pasadena, Texas 77506

A tract of land containing 14.4803 acres of land, more or less, in the James Seymour Survey, Abstract No. 698 and the William Vince Survey, Abstract No. 78 Harris County, Texas, and being comprised of (a) all of Jackson Road as recorded in Volume 829, Page 540 of the Harris County Deed Records and in the plat of Deepwater Outlots as recorded in Volume 75,Page 526 of the Harris County Deed Records (60 feet wide from the north line of a 100 foot wide Port Terminal Railway Association right-of-way as recorded in Volume 745, Page 162 of the Harris County Deed Records, (b) First Street as recorded in said Deepwater Outlots from 2000.00 feet west of the west right-of-way of Jackson Road to the west right-of-way line of Jefferson Road, and (c) all of a 25 foot roadway, railroad, and utility easement being located north of the aforementioned Port Terminal Railway Association right-of-way and east of the west right-of-way of Jackson Road (60’ wide), and being recorded in Volume 812, Page 474 and Volume 810, Page 615 of the Harris County Deed Records.

Record Title Holder: RNPLLC, as successor to Agrifos Fertilizer, Inc.

Index Numbers: No account number

6

East Dubuque Parcels

1.	Parcel 1:

16675 Highway 20 West,

East Dubuque, IL 61025

Lot 2 in Block 1, Lot 2 in Block 2, Lot 1 in Block 3, Lot 1 in Block 4, all of Block 5 and Lot 1 in Block 6 of Apple River Chemical Company Subdivision, as located in Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; according to the Plat thereof recorded December 8, 1970 in Book 3 of Plats, pages 82 and 83; EXCEPTING THEREFROM: That portion of Lot 1 in Block 4 of said Apple River Chemical Company Subdivision, described as follows: Beginning at the Southeast corner of said Lot 1; thence South 89 degrees 16 minutes 30 seconds West, 313.62 feet along the Southerly line of said Lot 1 to the beginning of a 2894.93 foot radius non-tangent chord definition curve concave Southwesterly; thence Northwesterly 28.29 feet along said curve with a chord bearing North 58 degrees 9 minutes 46 seconds West, 28.29 feet; thence North 58 degrees 26 minutes 33 seconds West, 467.62 feet; thence North 12 degrees 40 minutes 11 seconds West, 447.55 feet; thence North 2 degrees 27 minutes 1 second East, 222.20 feet; thence North 12 degrees 3 minutes 9 seconds East, 189.17 feet; thence North 23 degrees 47 minutes 5 seconds East, 234.04 feet to the Northerly line of said Lot 1; thence North 89 degrees 28 minutes 54 seconds East, 682.04 feet along said Northerly line to the Northeast corner of said Lot 1; thence South 0 degrees 23 minutes 4 seconds East, 1319.70 feet to the point of beginning.

TOGETHER WITH:

The Northeast Quarter of the Southeast Quarter of Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; EXCEPTING THEREFROM: That portion of the Northeast Quarter of the Southeast Quarter of said Section 12, described as follows: Beginning at the Northeast corner of said Northeast Quarter of the Southeast Quarter; thence South 89 degrees 34 minutes 27 seconds West, 682.03 feet along the Northerly line of said Northeast Quarter of the Southeast Quarter; thence South 0 degrees 5 minutes 36 seconds West, 1324.50 feet, parallel with the Easterly line of said Northeast Quarter of the Southeast Quarter to the Southerly line of said Northeast Quarter of the Southeast Quarter; thence North 89 degrees 28 minutes 54 seconds East, 682.04 feet along said Southerly line to the Southeast corner of said Northeast Quarter of the Southeast Quarter; thence North 0 degrees 5 minutes 36 seconds East, 1323.39 feet to the point of beginning.

Record Title Holder: Rentech Nitrogen, LLC (“RNLLC”)

Index Number: 43-10-000-319-06

7

2.	Parcel 2:

16675 Highway 20 West,

East Dubuque, IL 61025

Easement for ingress and egress and water main usage and maintenance to water well for benefit of Parcel 1, as created by Water Well Road and Necessary Utilities Easement dated November 16, 1970 and recorded November 23, 1970 as Document No. 121914 in Miscellaneous Record Book 5, page 661, in, under and across the following described property: Commencing at the Southeast corner of Section 2, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; thence North 89 degrees 22 minutes 57 seconds West, 896.16 feet along the Southerly line of the Southeast Quarter of said Section 2 to the centerline of the west bound main track of the Canadian National/Illinois Central Railroad; thence North 33 degrees 12 minutes 14 seconds West, 865.13 feet along said centerline; thence North 89 degrees 49 minutes 47 seconds East, 59.64 feet to the Northeasterly right of way line of said Railroad, and the point of beginning of the centerline of a continuous 160 foot wide easement located between said right of way line and the Southerly line of Lot 2 of Block 6 of Apple River Chemical Company Subdivision in Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; thence continuing North 89 degrees 49 minutes 47 seconds East, 67.32 feet; thence South 33 degrees 16 minutes 37 seconds East, 479.72 feet; thence South 61 degrees 05 minutes 07 seconds East, 434.23 feet; thence South 53 degrees 58 minutes 07 seconds East, 126.41 feet; thence South 35 degrees 32 minutes 07 seconds East, 216.88 feet; thence South 24 degrees 32 minutes 37 seconds East, 50.00 feet; thence South 36 degrees 50 minutes 37 East, 50.00 feet; thence South 46 degrees 20 minutes 07 seconds East, 50.00 feet; thence South 47 degrees 21 minutes 37 seconds East, 100.00 feet; thence South 46 degrees 49 minutes 37 seconds East, 50.00 feet; thence South 44 degrees 00 minutes 37 seconds East, 50.00 feet; thence South 38 degrees 02 minutes 37 seconds East, 50.00 feet; thence South 33 degrees 19 minutes 07 seconds East, 50.00 feet; thence South 39 degrees 05 minutes 37 seconds East, 50.00 feet; thence South 49 degrees 03 minutes 37 seconds East, 50.00 feet; thence South 56 degrees 58 minutes 37 seconds East, 50.00 feet; thence South 58 degrees 26 minutes 37 seconds East, 50.00 feet; thence South 56 degrees 34 minutes 07 seconds East, 50.00 feet; thence South 52 degrees 37 minutes 37 seconds East, 50.00 feet; thence South 50 degrees 19 minutes 37 seconds East, 100.00 feet; thence South 53 degrees 04 minutes 59 seconds East, 102.22 feet to the point of termination of said easement, being on the Southerly line of said Lot 2 of Block 6.

Record Title Holder: Rentech Nitrogen, LLC (“RNLLC”)

Index Number: 43-10-000-319-06

8

3.	Parcel 3:

16675 Highway 20 West,

East Dubuque, IL 61025

Easement for ingress and egress for benefit of Parcel 1, as created by Roadway Easement dated November 16, 1970 and recorded November 23, 1970 as Document No. 121917 in Miscellaneous Record Book 5, page 674, over and across the following described property:

Commencing at the Northwest corner of Section 1, Township 28 North, Range 2 West of the Fourth Principal Meridian Menominee Township, Jo Daviess County, Illinois; thence South 00 degrees 16 minutes 36 seconds West, 419.63 feet along the Westerly line of the Northwest Quarter of said Section 1, to the centerline of the Eastbound lane of U.S. Highway 20; thence North 75 degrees 05 minutes 57 seconds East, 1024.74 feet along said centerline; thence South 03 degrees 39 minutes 23 seconds East, 43.58 feet to a point on the Southerly right of way line of said U.S. Highway 20, said line also being the Northerly line of Lot 1 of “Clarence Ricke Farm” in Section 1, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois, said point being the point of beginning of the centerline of a continuous 100 feet wide easement for roadway purposes; thence continuing South 03 degrees 39 minutes 23 seconds East, 138.68 feet to the beginning of 238.73 foot radius tangent curve concave Easterly; thence Southerly 82.33 feet along said curve with a chord bearing South 13 degrees 32 minutes 12 seconds East, 81.93 feet; thence South 23 degrees 25 minutes 00 seconds East, 6.52 feet along tangent to the beginning of a 238.73 foot radius tangent curve concave Westerly; thence Southerly 85.83 feet along said curve with a chord bearing South 13 degrees 07 minutes 03 seconds East, 85.36 feet; thence South 02 degrees 49 minutes 06 seconds East, 917.02 feet to the beginning of a 1909.86 foot radius tangent curve concave Easterly; thence Southerly 637.34 feet along said curve with a chord bearing South 12 degrees 22 minutes 42 seconds East, 634.38 feet; thence South 21 degrees 56 minutes 18 seconds East, 782.26 feet along tangent to the beginning of a 1909.86 foot radius tangent curve concave Westerly; thence Southerly 1006.94 feet along said curve with a chord bearing South 06 degrees 50 minutes 04 seconds East, 995.31 feet; thence South 08 degrees 16 minutes 11 seconds West, 1085.49 feet along tangent to the beginning of a 1909.86 foot radius tangent curve concave Easterly; thence Southerly 1336.11 feet along said curve with a chord bearing South 11 degrees 46 minutes 19 seconds East, 1309.03 feet to the point of termination of said easement being on the Southerly line of Lot 2 of Block 6 of Apple River Chemical Company Subdivision in Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois.

Record Title Holder: Rentech Nitrogen, LLC (“RNLLC”)

Index Number: 43-10-000-319-06

9

4.	Parcel 4:

16675 Highway 20 West,

East Dubuque, IL 61025

Swale Easement for the benefit of Parcel 1, for maintaining natural drainage from the outfall of the settling ponds of the Little Menominee River granted by Apple River Chemical Company to St. Paul Ammonia Products, Inc., dated November 16, 1970 and recorded November 23, 1970 in Book 5 of Miscellaneous Records, page 666, upon, along and across the following property in Jo Daviess County, Illinois: Fifty feet on either side of the centerline of the existing swale and watershed which runs in a Southeasterly direction through the Southwest Quarter of Section 7 and the North Half of Section 18, Township 28 North, Range 1 West of the Fourth Principal Meridian to its junction with the Little Menominee River, and being more particularly described as follows:

Commencing at the Southwest corner of the Southwest Quarter of Section 7, Township 28 North, Range 1 West of the Fourth Principal Meridian, Jo Daviess County, Illinois; thence North 00 degrees 55 minutes 05 seconds East, 231.63 feet along the Westerly line of the Southwest Quarter of said Section 7 to the point of beginning; thence continuing North 00 degrees 55 minutes 05 seconds East, 136.74 feet along said Westerly line; thence South 47 degrees 55 minutes 05 seconds East, 704.99 feet; thence South 28 degrees 55 minutes 05 seconds East, 536.11 feet; thence South 76 degrees 55 minutes 05 seconds East, 397.43 feet; thence South 33 degrees 55 minutes 05 seconds East, 350.00 feet; thence South 76 degrees 55 minutes 05 seconds East, 464.03 feet; thence South 08 degrees 55 minutes 05 seconds East, 314.53 feet; thence South 50 degrees 55 minutes 05 seconds East, 222.76 feet; thence South 29 degrees 04 minutes 55 seconds West, 148.49 feet; thence South 52 degrees 55 minutes 05 seconds East, 428.82 feet; thence North 69 degrees 04 minutes 55 seconds East, 151.15 feet; thence South 50 degrees 55 minutes 05 seconds East, 120.40 feet to the Easterly line of the Northwest Fractional Quarter of Section 18, Township 28 North, Range 1 West of the Fourth Principal Meriden, Jo Daviess County, Illinois; thence continuing South 50 degrees 55 minutes 05 seconds East, 408.47 feet; thence South 39 degrees 04 minutes 55 seconds West, 100.00 feet; thence North 50 degrees 55 minutes 05 seconds West, 328.70 feet to said Easterly line of the Northwest Fractional Quarter of Section 18; thence continuing North 50 degrees 55 minutes 05 seconds West, 142.43 feet; thence South 69 degrees 04 minutes 55 seconds West, 148.85 feet; thence North 52 degrees 55 minutes 05 seconds West, 571.18 feet; thence North 29 degrees 04 minutes 55 seconds East, 151.51 feet; thence North 50 degrees 55 minutes 05 seconds West, 177.24 feet; thence North 08 degrees 55 minutes 05 seconds West, 285.47 feet; thence North 76 degrees 55 minutes 05 seconds West, 435.97 feet; thence North 33 degrees 55 minutes 05 seconds West, 350.00 feet; thence North 76 degrees 55 minutes 05 seconds West, 402.57 feet; thence North 28 degrees 55 minutes 05 seconds West, 563.89 feet; thence North 47 degrees 55 minutes 05 seconds West, 595.01 feet to the point of beginning.

Record Title Holder: Rentech Nitrogen, LLC (“RNLLC”)

Index Number: 43-10-000-319-06

10

5.	Parcel 5: Track 1 Main Spur

16675 Highway 20 West,

East Dubuque, IL 61025

An easement for the benefit of Parcel 1 as granted by Easement Agreement dated January 15, 2007 and recorded January 17, 2007 as Document No. 332913 over and across the following described property:

A continuous 60.00 foot wide tract of land in the North Half of Section 13, Township 28 North, Range 2 West, and in the Northwest Fractional Quarter of Section 18, Township 28 North, Range 1 West, of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois, described as follows: Commencing at the Northeast corner of said North Half of Section 13; thence South 89 degrees 16 minutes 30 seconds West, 313.62 feet along the Northerly line of said North Half to the point of beginning and the beginning of a 2894.93 foot radius non-tangent chord definition curve concave Southwesterly; thence Southeasterly 691.32 feet along said curve with a chord bearing South 51 degrees 2 minutes 29 seconds East, 689.68 feet; thence South 44 degrees 12 minutes 1 second East, 367.31 feet along tangent to the beginning of a 1880.08 foot radius tangent chord definition curve concave Northeasterly; thence Southeasterly 1207.46 feet along said curve with a chord bearing South 62 degrees 35 minutes 57 seconds East, 1186.81 feet; thence South 80 degrees 59 minutes 52 seconds East, 437.51 feet along tangent to the beginning of a 592.47 foot radius tangent chord definition curve concave Southwesterly; thence Southeasterly 930.02 feet along said curve with a chord bearing South 36 degrees 1 minute 41 seconds East, 837.43 feet; thence South 8 degrees 56 minutes 31 seconds West, 24.42 feet along tangent to the beginning of a 573.66 foot radius tangent chord definition curve concave Westerly; thence Southwesterly 234.44 feet along said curve with a chord bearing South 20 degrees 38 minutes 58 seconds West, 232.81 feet to the beginning of a 449.06 foot radius chord definition compound curve concave Northwesterly; thence Southwesterly 266.90 feet along said curve with a chord bearing South 49 degrees 23 minutes 2 seconds West, 262.99 feet to the Northeasterly right of way line of the Canadian National/Illinois Central Railroad; thence North 71 degrees 4 minutes 1 second West, 98.98 feet along said right of way line, non-tangent to the last described curve, to the beginning of a 389.06 foot radius non-tangent chord definition curve concave Northwesterly; thence Northeasterly 304.63 feet along said curve with a chord bearing North 54 degrees 47 minutes 16 seconds East, 296.91 feet to the beginning of a 513.66 foot radius chord definition compound curve concave Westerly; thence Northeasterly 209.92 feet along said curve with a chord bearing North 20 degrees 38 minutes 58 seconds East, 208.45 feet; thence North 8 degrees 56 minutes 31 seconds East, 24.42 feet along tangent to the beginning of 532.47 foot radius tangent chord definition curve concave Southwesterly; thence Northwesterly 835.84 feet along said curve with a chord bearing North 36 degrees 1 minute 41 seconds West, 752.62 feet; thence North 80 degrees 59 minutes 52 seconds West, 437.51 feet along tangent to the beginning of a 1940.08 foot radius tangent chord definition curve concave Northeasterly; thence Northwesterly 1245.99 feet along said curve with a chord bearing North 62 degrees 35 minutes 57 seconds West, 1224.69 feet; thence North 44 degrees 12 minutes 1 second West, 367.31 feet along tangent to the beginning of a 2834.93 foot radius tangent chord definition curve concave Southwesterly; thence Northwesterly 704.69 feet along said curve with a chord bearing North 51 degrees 19 minutes 17 seconds West, 702.88 feet; thence North 58 degrees 26 minutes 33 seconds West, 66.47 feet along tangent to said Northerly line of the North Half of Section 13; thence North 89 degrees 16 minutes 30 seconds East, 112.08 feet to the point of beginning.

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TOGETHER WITH:

A tract of land in Lot 2 in Block 4 of Apple River Chemical Company Subdivision, as located in Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; according to the Plat thereof recorded December 8, 1970 in Book 3 of Plats, pages 82 and 83; described as follows: Commencing at the Southeast corner of said Block 4, being also the Southeast corner of said Section 12; thence South 89 degrees 16 minutes 30 seconds West, 322.90 feet along the Southerly line of said Block 4 to the point of beginning, being the Southeast corner of said Lot 2; thence continuing South 89 degrees 16 minutes 30 seconds West, 102.80 feet along the Southerly line of said Lot 2; thence North 58 degrees 26 minutes 33 seconds West, 1400.86 feet to the beginning of a 2322.01 foot radius tangent chord definition curve concave Northeasterly; thence Northwesterly 805.51 feet along said curve with a chord bearing North 48 degrees 30 minutes 16 seconds West, 801.48 feet; thence North 38 degrees 33 minutes 59 seconds West, 56.13 feet along tangent to the Northerly line of said Lot 2; thence North 89 degrees 41 minutes 22 seconds East, 70.87 feet along said Northerly line to the Northwest corner of Lot 1 of said Block 4; thence South 39 degrees 27 minutes 48 seconds East, 95.31 feet along the Southwesterly line of said Lot 1; thence South 41 degrees 57 minutes 29 seconds East, 100.13 feet along said Southwesterly line; thence South 44 degrees 20 minutes 19 seconds East, 99.94 feet along said Southwesterly line; thence South 46 degrees 54 minutes 42 seconds East, 100.00 feet along said Southwesterly line; thence South 49 degrees 22 minutes 31 seconds East, 100.00 feet along said Southwesterly line; thence South 51 degrees 57 minutes 27 seconds East, 99.91 feet along said Southwesterly line; thence South 54 degrees 29 minutes 53 seconds East, 99.89 feet along said Southwesterly line; thence South 57 degrees 05 minutes 54 seconds East, 99.99 feet along said Southwesterly line; thence South 58 degrees 26 minutes 47 seconds East, 1491.14 feet along said Southwesterly line to the point of beginning.

Record Title Holder: Rentech Nitrogen, LLC (“RNLLC”)

Index Number: 43-10-000-319-06

6.	Parcel 6:

16675 Highway 20 West,

East Dubuque, IL 61025

Tract 1: The West 100 feet of the North Half of the North Half of the Northeast Quarter of Section 12, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; containing 1.50 acres, more or less.

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Tract 2: The South 100 feet of the West 100 feet of the South Half of the Southeast Quarter of Section 1, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois;containing 0.23 acres, more or less.

Record Title Holder: Rentech Nitrogen, LLC (“RNLLC”)

Index Number: 43-10-000-313-03

7.	Parcel 7:

16675 Highway 20 West,

East Dubuque, IL 61025

A tract of land located in the South Half of Southeast One-Quarter of Section 1, Township 28 North, Range 2 West, of Fourth Principal Meridian, being in Menominee Township, Jo Daviess County, Illinois; commencing at the South One-Quarter corner of Section 1, Township 28 North, Range 2 West of Fourth Principal Meridian; thence North, 863.59 feet along the North-South One-Quarter section line to the point of beginning; thence continuing North, 161.33 feet along said Quarter Section line; thence East, 135.00 feet; thence South, 161.33 feet; thence West, 135.00 feet to the point of beginning, contains 0.50 acres, more or less, and as shown on Plat of survey recorded on March 15, 1973 in Plat Book 12, page 65.

Record Title Holder: Rentech Nitrogen, LLC (“RNLLC”)

Index Number: 43-10-000-283-03

3.9(a)(y) Leased Real Estate

None.

3.9(a)(y)(i) Exceptions to Enforceability of Real Estate Leases

None.

3.9(a)(y)(ii)

None.

3.9(a)(y)(iii)

None.

3.9(a)(y)(iv)

None.

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3.9(a)(z) Other Real Property at Which Any Collateral is Located

1.	Storage tank space located at 1175 East County Road 2920N, Niota, IL 62358

2.	Office space located at 10877 Wilshire Blvd #600, Los Angeles, CA 90024

3.	Easements

RNPLLC received title to the following easements but does not have fee title to the subject real property:

a)	Easement grant dated as of August 5, 1977, from Champlin Petroleum Company to Olin Corporation, recorded under Film Code Number 73-16-1208 in the Official Public Records of Real Property of Harris County, Texas, authorizing the installation and maintenance of a water metering station with related equipment.

b)	Agreement dated June 30, 1965, between Houston Lighting & Power Company and Olin Mathieson Chemical Corporation authorizing the erection and maintenance of a sign.

c)	Agreement dated June 1, 1975, between Port of Houston Authority and Olin Corporation authorizing the construction, maintenance, replacement and operation of ten 10-inch pipelines for a period of 10 years from the date thereof, subject to renewal on certain terms and conditions for an additional period of 10 years, but only insofar as such agreement related to the pipelines described in clauses (a), (b) and (c) respectively covering a pipeline to be installed on existing pipe racks along Jackson Street and extending over said Authority’s West Jones Spoil Area, a pipeline across said Authority’s railroad spur track in the James Seymour Survey and a pipeline over and across said Authority’s Southside Main Line Railroad right-of-way at Jackson Street.

d)	Agreement dated June 1, 1977, between Port of Houston Authority and Olin Corporation authorizing the maintenance, replacement and operation of five pipelines of various sizes for a period of ten years from the date thereof subject to renewal on certain terms and conditions for an additional period of 10 years.

e)	Order adopted on September 6, 1973, by the Commissioners’ Court of Harris County, Texas, granting the Request dated April 19, 1973, of Olin Corporation to lay, construct, maintain and/or repair a gypsum slurry pipeline in, under, across or along a portion of Davison Road, now known as Jackson Road.

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f)	Order adopted on August 27, 1953, by the Commissioners’ Court of Harris County, Texas, granting the Petition of Mathieson Chemical Corporation dated August 25, 1953, for permission to construct, maintain or repair an anhydrous ammonia pipeline across Jackson Street.

g)	Ordinance No. 77-129 passed and approved by the City Council of the City of Pasadena, Texas, on August 23, 1977, granting to Olin Corporation the right, privilege and franchise to lay, replace, maintain, operate and remove a 20-inch pipeline in said city for a period of 50 years. Ordinance 80-29, dated February 26, 1980, authorized and approved the sale and transfer to Pasadena Chemical Corporation of a Pipeline Franchise granted to Olin Corporation by Ordinance No. 77-129.

h)	The following Department of the Army permits:

Permit No.	Date	Issued To	Description

13119	1/4/79	Houston Ship Channel	Place riprap bank protection along two locations along the channel, in the vicinity of Corps of Engineers Sta 917+00 and 893+00, approximately 2 1/2 miles northeast of Pasadena, Texas.

10948	2/27/56	Houston Ship Channel	Maintenance dredging at Mile 41.8, about 2 1/2 miles northeast of Pasadena, Texas.

W-N-243-41- PERMIT-1382 (Transferred from Mathieson Chemical Corporation)	5/27/44	Houston Ship Channel	2 docks & a bulkhead, thirteen 13-pile dolphins & four 19-pile dolphins & dredging, south bank, 2 1/2 miles north of Pasadena, Texas

W-N-243-41 PERMIT-8442	2/12/71	Houston Ship Channel	Replace two existing & install one new 16 pile dolphin in vicinity of Corps of Engineers Sta 907+00, about 4 1/2 miles northeast of Pasadena, Texas

W-N-243-41 PERMIT-8463	10/28/70	Houston Ship Channel	Remove six dolphin clusters & construct an extension to an existing wharf, in vicinity of Corps of Engineers Sta 900+00, about 4 1/2 miles northeast of Pasadena, Texas.

W-N-243-41 PERMIT-7257	8/2/67	Houston Ship Channel	Sheet pile extension to an existing bulkhead, about 2 1/2 miles northeast of Pasadena, Texas.

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Permit No.	Date	Issued To	Description

W-N-243-41 PERMIT–1449 (Transferred from Mathieson Chemical Corporation)	10/1/51	Houston Ship Channel	Wakefield sheet pile extensions to an existing bulkhead, about 2 1/2 miles north of Pasadena, Texas

W-N-243-41 PERMIT–1487 (Transferred from Mathieson Chemical Corporation)	5/8/51	Houston Ship Channel	Single piles & an existing crane foundation, about 2 1/2 miles north of Pasadena, Texas.

W-N-243-41 PERMIT-3002	2/2/55	Houston Ship Channel	Wharf, 19 pile dolphins & dredging, about 2 1/2 miles north of Pasadena, Texas.

W-N-243-41 PERMIT-5155	4/12/61	Houston Ship Channel	Sheet pile bulkhead, centered on Corps of Engineers Sta 914+00 & about 2 1/2 miles northeast of Pasadena, Texas

W-N-243-41 PERMIT-6501	5/11/65	Houston Ship Channel	Pier, loading platform & breasting dolphins, Corps of Engineers Sta 913+50 & about 21/2 miles north of Pasadena, Texas.

PERMIT–76-005	9/3/75 (application date)	Houston Ship Channel	Maintenance dredging on the Houston Ship Channel.

15810	8/1/83		Repair and extension of existing dock.

i)	Easement dated February 2, 1990 (June 4, 1986), from Houston Lighting & Power Company to Mobil Mining & Minerals Company granting ExxonMobil an easement for operation of a 4” natural gas pipeline.

j)	Order adopted on November 3, 1969, by the Harris County Commissioner’s Court for construction of an underground plastic 8” pipeline on Davison Road to carry effluent water.

k)	Extension of Pipeline Easement for a term June 1, 1975, through May 30, 1985, from Ship channel and other Crossings of Port Property. Supersedes Roadway Agreement P-12817.

l)	Pipeline License dated May 2, 1974, from Port of Houston Authority of Harris County to Olin Corporation to construct, maintain, replace and/or

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operate roadway crossing for additional 10-year period beginning May 2, 1972. Renewal of a Pipeline License dated May 2, 1974, from Port of Houston Authority of Harris County to Mobil Oil Corporation to construct, maintain, replace and/or operate roadway Crossing for additional 10 year period beginning May 2, 1984. Renewal of a Pipeline License dated May 2, 1984, from Port of Houston Authority of Harris County to Mobil Oil Corporation to construct, maintain, replace and/or operate Roadway Crossing for additional 10-year period beginning May 2, 1994.

m)	Agreement from Port of Houston Authority to Mobil Mining and Minerals Company dated May 1, 1986, with Addendum dated August 1, 1986, to construct, maintain, replace and/or operate one 4” natural gas pipeline. Renewal of an Agreement from Port of Houston Authority to Mobil Mining and Minerals Company executed on June 13, 1997, but effective as of May 1, 1996. (Pipeline License Renewal for one four-inch (4”) natural gas pipeline under and across Port’s Southside Main Line Railroad right-of-way and crossing the north boundary west of Davison Road - PHA File No. 86-0058). Effective May 1, 1996 for 10 years.

n)	Channel Area Industrial District No. 88 Agreement between City of Houston-Director of Finance and Administration and Mobil Mining and Minerals Company whereby City guarantees immunity of affected area from annexation of any type by the City, from June 1, 1997, through May 31, 2012.

o)	Oil, Gas, Etc. Pipeline Easement (Railroad Right-of-Way) dated September 1, 1997, between Port of Houston Authority and Mobil Mining and Minerals Company to construct, maintain, replace and/or operate one 16” and one 12” pond water pipeline and one 12” gypsum slurry pipeline in an existing piperack. Renewal of an Agreement between Port of Houston Authority and Mobil Mining and Minerals Company for Pipeline License for two 12” and one 16” pipelines in an existing piperack (A-698-PHA File 97-0213). Effective August, 1998 through February, 1999. Right of Entry to replace pipelines over and across Port Authority Southside Main Line Tracks just west of Jackson Road and North of Highway 225 in Pasadena in the James Seymore Survey, A- 698-PHA File No. MO-P-74-A.

p)	Rights of way and easements set forth in instruments recorded in the Deed Records of Harris County, Texas, at Volume 810, Page 615, Volume 811, Page 462, Volume 829, Page 540, Volume 836, Page 99, Volume 1769, Page 424, Volume 2360, Page 212, Volume 4071, Page 325, Volume 812, Page 474 and Volume 817, Page 152.

q)	Agreement dated September 15, 1966 between Harris County Houston Ship Channel Navigation District, Olin Mathieson Chemical Corporation and Port Terminal Railroad Association concerning the use and maintenance of spur track.

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r)	License Agreement dated July 12, 2011 by and between RNPLLC and Port of Houston Authority, as renewed June 22, 2012, to construct, maintain, replace and/or operate a one 16”, one 14” and one 12” pipe in RNPLLC Pipe Rack gypsum slurry pipeline over and across Port’s Southside Main Line Railroad Tracks.

s)	License Agreement dated February 1, 1993 by and between Port of Houston Authority and Air Products Manufacturing Corporation to construct, maintain, replace and/or operate a 6” pipeline under and across the Pasadena Cut-Off and Southside Main Line Railroad rights-of-way.

3.9(a)(i), (ii) and (iii) Encumbrances on Real Estate

1.	The Real Estate is subject to those encumbrances as set forth as exceptions from coverage in those certain Title Policies, as defined in the Acquisition Agreement, to be delivered on the Closing Date.

2.	The Real Estate is subject to those items set forth in the Survey of the Texas Location, dated as of October 31, 2012.

3.	There is a restriction on the transfer of the Transferred Assets (as defined in the 1998 APA) held by the Company Group under Section 10.7 of the 1998 APA.

4.	Letter Agreement by and between RNPLLC and ExxonMobil, dated as of October 25, 2007, granting ExxonMobil an easement along Davidson Road so that ExxonMobil may construct a pipeline to convey process water.

5.	License and Use Agreement by and between the Operating Subsidiary and ExxonMobil, dated as of May 3, 2011, granting ExxonMobil the right to use and maintain a 16” HDPE pipe, two 10” HDPE pipes and a 20’ power pole with a 200APM Breaker Box.

6.	Agreement Regarding Security by and among the Operating Subsidiary, Marfin Fertilizers L.L.C., and Mobil Oil Corporation, dated as of September 10, 1998.

7.	Industrial District Agreement by and between RNPLLC and the City of Houston, Texas, dated as of July 20, 2012.

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8.	RNPLLC received the following real property under the 1998 APA or otherwise as noted below:

The Operating Subsidiary received title to the following real property by way of Special Warranty Deed executed by Mobil Oil Corporation to the Operating Subsidiary, dated September 10, 1998, filed September 16, 1998, recorded under County Clerk’s File No. T269077 of the Real Property Records of Harris County, Texas, as amended by the Correction Special Warranty Deed executed by Mobil Oil Corporation to the Operating Subsidiary, dated December 8, 1998, filed December 21, 1998, recorded under County Clerk’s File No. T449286 of the Real Property Records of Harris County Texas:

a)	All of the marginal or fringe land lying between the Southwesterly line of the Second Tract of the real property subject to the Special Warranty Deed and Cotton Patch Bayou.

b)	All of the marginal or fringe land lying between the Northwesterly line of said Second Tract and the water’s edge of the Houston Ship Canal (Buffalo Bayou).

c)	All of ExxonMobil’s right, title and interest in any other land adjacent or contiguous to the real property subject to the Special Warranty Deed including all of ExxonMobil’s right, title and interest to land in the bounds of Davidson Street (also known as Jackson Road).

d)	All of ExxonMobil’s right, title and interest in the real property and other interest conveyed to ExxonMobil under the terms and provisions of the General Warranty Deed dated effective October 6, 1983, from Pasadena Chemical Corporation to Mobil Oil Corporation, recorded under County Clerk File No. J174987, the same being Film Code No. 061-81-2096, in the Official Public Records of Real Property of Harris County, Texas, which are not specifically covered by and described in that certain Special Warranty Deed executed by Mobil Oil Corporation to the Operating Subsidiary, dated September 10, 1998, filed September 16, 1998, recorded under County Clerk’s File No. T269077 of the Real Property Records of Harris County, Texas, as amended by the Correction Special Warranty Deed executed by Mobil Oil Corporation to RNPLLC, dated December 8, 1998, filed December 21, 1998, recorded under County Clerk’s File No. T449286 of the Real Property Records of Harris County Texas.

e)	All easements and rights, other than those described in the Assignment of Assigned Easements from ExxonMobil to Agrifos Fertilizer, L.P., if any, appurtenant to the real property set forth in clauses (1), (2), (3) and (4) above.

9.	RNPLLC has received the following property by way of quit claim deeds:

a)	Quit Claim Deed from Harris County, Texas to Mobil Mining and Minerals, a division of ExxonMobil, which was executed pursuant to an Order of the Commissioners Court of Harris County, Texas dated July 9, 1996, which authorized the delivery of said Quit Claim Deed, such instruments being recorded under County Clerk’s File No. S111810 (Film Code No. 509-98-0226) in the Official Public Records of Real Property of Harris County, Texas, the legal description of which is set forth as Parcel 4 in that certain Commitment for Title Insurance, effective August 2, 2012, by Chicago Title Insurance Company.

b)

Pursuant to the 1998 APA, RNPLLC acquired that certain thirty-foot wide strip of property (as further described below) by Quit Claim Deed from ExxonMobil to RNPLLC, executed pursuant to that certain Side Letter Agreement by and between ExxonMobil and RNPLLC, dated as of September 10, 1998, such instrument being recorded under County Clerk’s File No. T269078 (Film Code

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No. ###-##-####) in the Official Public Records of Real Property of Harris County, Texas, which, when purchased, RNPLLC acknowledged that good and marketable title thereto may not have been vested in ExxonMobil at the time of closing. RNPLLC agreed to waive any breach of ExxonMobil’s representations and warranties arising from said thirty foot wide strip of property:

Being a tract of land containing 1.6212 acres (70,620 square feet of land), and being part of a 30 foot drainage tract recorded under Volume 2070, Page 249 of the Harris County Deed Records, said tract being in the James Seymour Survey, Abstract No. 698, and being more particularly described by metes and bounds as follows:

BEGINNING at the intersection of the east line of the aforementioned 30 foot drainage tract and the south line of the Port Terminal Railway Association right-of-way, said point being the northwest corner of the herein described tract;

THENCE S 2 degrees 54 minutes 50 seconds E a distance of 2372.43 feet along the common east line of the aforementioned 30 foot drainage tract and west line of a 96.7207 acre tract described as Parcel 1 in a survey prepared by Sandoval Consulting Engineers, Inc. dated August 8, 1998 (having a last revision date of September 3, 1998), to the southeast corner of the herein described tract;

THENCE N 83 degrees 33 minutes 46 seconds W a distance of 30.17 feet to the southwest corner of the herein described tract, said point being on the east line of Jackson Road;

THENCE N 2 degrees 54 minutes 50 seconds W a distance of 2372.10 feet along the common west line of the aforementioned 30 foot drainage tract and the east line of Jackson Road which was filed under a quitclaim deed recorded under Harris County Clerk File No. S111810 to the northwest corner of the herein described tract;

THENCE S 84 degrees 10 minutes 56 seconds E a distance of 30.12 feet to the POINT OF BEGINNING of the herein described tract containing 1.6212 acres (70,620 square feet) of land more or less.

3.9(b)

Contractual Rights Pertaining to Real Estate

None.

Utilities Access Issues

None.

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3.9(b)(i) Condition of Real Estate

1.	Several water wells on the East Dubuque property require replacement. The remaining cost for this project is expected to exceed $1,000,000.

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Schedule 3.10

TAXES

1.	Sales Tax Audits:

(a)	During 2011, the State of Texas completed a sales and use tax audit of RNPLLC, as successor to Agrifos Fertilizer, Inc. for years 2005 to 2008 and, as a result, RNPLLC received a Texas Notification of Audit Results which assessed RNPLLC additional taxes of $1,400,000 and corresponding penalties and interest of $400,000. Although RNPLLC is disputing the tax assessment, based on management’s estimates of the ultimate liability, RNPLLC has recorded a $500,000 liability as of December 31, 2012. No amount is currently due to the State, as the audit is in redetermination status.

(b)	RNPLLC, as successor to Agrifos Fertilizer, Inc. expects to receive a sales and use tax audit notice from the State of Texas for years 2008 to 2011 and expects to have a liability thereunder upon completion of the audit.

(c)	RNPLLC, as successor to Agrifos Fertilizer, Inc. expects to receive a sales and use tax audit notice from the State of Texas for 2012 in 2015 and expects to have a liability thereunder upon completion of the audit.

(d)	Pursuant to the 2008 Amended Tax Return, RNPLLC owed $641,038 plus $90,000 in interest for a total payment of $731,038, which was paid in September, 2012.

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Schedule 3.12

ENVIRONMENTAL

1. Those matters set forth in United States of America v. Rentech Nitrogen LLC, Consent Decree, filed February 13, 2012 in the United States District Court for the Northern District of Illinois, case: 3:11-cv-50358. In October 2009, the U.S. EPA Region 5 issued a Notice and Finding of Violation (“NOV”) pursuant to the CAA related to the #1 nitric acid plant at the East Dubuque Plant. The NOV alleges violations of the CAA’s New Source Performance Standard for nitric acid plants, Prevention of Significant Deterioration requirements and Title V Permit Program requirements. The notice appears to be part of the EPA’s Clean Air Act National Enforcement Priority for New Source Review/Prevention of Significant Deterioration related to nitric acid plants, which seeks to reduce emissions from nitric acid plants through proceedings that result in the installation of new pollution control technology. This matter was settled by a consent decree with the United States that was entered on February 13, 2012 by Order of the U.S. District Court for the Northern District of Illinois (the “Consent Decree”). The Consent Decree set forth certain emission limits and monitoring and testing requirements for the East Dubuque Plant, as well as a $108,000 civil penalty that has been paid by RNLLC. RNLLC has remained in compliance with the Consent Decree since it was entered.

2. As required by RNLLC’s Water Pollution Control Permit for its lime sludge drying bed, RNLLC installed three groundwater monitoring wells in March 2011 – one up gradient and two down gradient. Sampling of these wells indicates that the concentrations of Total Dissolved Solids (TDS) exceeds Illinois’ Class 1 and 2 Groundwater Quality Standards (35 Ill. Admin. Code §§ 620.410 and .420) and Manganese exceeds Illinois’s Class 1 Groundwater Quality Standards. These results were timely submitted to Illinois EPA as required by our Permit. The RNLLC’s duty to sample these wells terminated with the expiration of the Water Pollution Control Permit on July 31, 2012. RNLLC did not request renewal of the Water Pollution Control Permit for the lime drying bed. In July 2012, before the permit expired, RNLLC removed the lime from the lime drying bed.

3. ENVIRON International Corporation’s Phase I Environmental Site Assessment and Limited Environmental Compliance Review, Rentech Energy Midwest Corporation, 16675 Highway 20 West, East Dubuque, Illinois, dated November 2011.

4. Those matters set forth in RNLLC application for Illinois Environmental Protection Agency Site Remediation Program dated October 29, 2012. Those matters discussed in Rentech letters of January 17, 2012, and August 30, 2012, to Illinois Environmental Protection Agency re IEMA Incident 20111218.

5. EPA, CAFO, In re: AFL, as successor to Agrifos Fertilizer, Inc., Docket Nos. RCRA-06-2011-0960 and CAA-06-2011-3317, filed December 7, 2011. Under the terms of the settlement RNPLLC must pay a penalty of $1,800,000 in five payments as follows: $360,000 within 30 days of the effective date of the CAFO; $365,971.81 ($360,000 civil penalty plus

23

interest of $5,917.81) within 180 days of the effective date of the CAFO; $365,326.03 ($360,000 civil penalty plus interest of $5,326.03) within 1 year of the effective date of the CAFO; $363,550.68 ($360,000 civil penalty plus interest of $3,550.68) within 540 days of the effective date of the CAFO; and $361,775.34 ($360,000 civil penalty plus interest $1,775.34) within 2 years of the effective date of the CAFO.

I.	EPA, Consent Decree (Between United States of America, State of Texas, and Air Products LLC), U.S. District Court, Southern District of Texas, published August 26, 2010.

6. EPA, CAFO, In re: AFL, as successor to Agrifos Fertilizer, Inc., Docket Nos. EPCRA-06-2010-0506, CAA-06-2010-3508, and CERCLA-06-2010-2901, filed September 27, 2010.

7. EPA, RCRA § 7003 AOC, In re: the Operating Subsidiary and ExxonMobil, EPA Docket No. RCRA-06-2007-0919, filed March 28, 2008, as amended August 6, 2008 and November 5, 2008.

I.	EPA, Notice of Potential Liability, Demand for Payment, and Offer of Opportunity to Meeting with EPA, Re: The Operating Subsidiary Phosphoric Acid Release, Site Spill ID LD, EPA No. TXN000606820, The Operating Subsidiary, dated January 22, 2010; and Second Supplemental Tolling Agreement, United States Environmental Protection Agency and The Operating Subsidiary, March 14, 2012; and Revised/Adjusted Demand for Payment Worksheet, dated February 22, 2012, settled with EPA for $385,000 plus interest accrued since February 2012, In re: Agrifos Phosphoric Acid Release Site, CERCLA Docket No. 06-01-13, Settlement Agreement and Administrative Order on Consent for Recovery of Past Response Costs, as described in Volume 77, Number 222 of the Federal Register, dated November 16, 2012.

II.	EPA, Consent Agreement and Final Order (“CAFO”), In re: ExxonMobil, Docket No. RCRA-06-2010-1101, filed September 27, 2010.

8. EPA, AOC, In re: AFL, as successor to Agrifos Fertilizer, Inc., Docket No. CAA-06-2008-3303, filed May 21, 2009.

9. Texas Commission on Environmental Quality (“TCEQ”), Agreed Order Assessing Administrative Penalties, TCEQ Docket No. 2010-1035-AIR-E, dated December 22, 2010, and TCEQ Notice of Compliance with Agreed Order, dated January 12, 2011 and concerning the Notice of Enforcement Action, the Operating Subsidiary; RN101621944; Account No. Air HG0534U, Docket No. 2010-1035-AIR-E; Enforcement Case No. 39928, dated as of August 4. 2010.

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10. TCEQ, Notice of Violation for the Compliance Investigation at the Texas Location of Agrifos Fertilizer, Inc., dated October 31, 2008 , RN101-621-944; TCEQ Additional ID; HG-05340U; Investigation No. 700567.

11. TCEQ Notice of Violation for the Compliance Investigation at the Texas Location of RNPLLC, as successor to Agrifos Fertilizer, Inc., dated June 8, 2012.

12. EPA, Region 6, Electronic Disclosure, re: Toxic Substances Control Act (“TSCA”), Chemical Data Reporting Rule Form U/Inventory Update Reporting Rule, Form U for Calendar Year 2005, 40 C.F.R. 710.53.

13. Sierra Club, Notice of Intent to File Suit Against AFL, as successor to Agrifos Fertilizer, Inc. for Violations of the Federal Clean Water Act, dated December 29, 2010.

14. Notice of Violation, Spill Number 2008-1805, assessed by Texas General Land Office against the Operating Subsidiary, dated as of September 24, 2008; Notice of Order Accepting Penalty Payment, Spill Number 2009-1805, assessed by Texas General Land Office against the Operating Subsidiary, dated as of October 29, 2008.

15. Notice of Enforcement, TPDES Permit No. 00649 (EPA ID No. TX0007285), CCEDS Investigation No. 45573, dated as of March 31, 2007.

I.	Notice of Violation for the Compliance Evaluation Investigation at: The Operating Subsidiary, 2001 Jackson Rd, Pasadena (Harris County), Texas, RN101-621-944; TCEQ Additional ID, HG-0534-U; Investigation No. 700567.

16. Those matters set forth in Phase I Environmental Site Assessment Report dated May 12, 1998, prepared by Environmental Resources Management for Mobil Mining and Minerals Company Pasadena Fertilizer Plant.

17. Those matters set forth in Supplemental Phase I Environmental Site Assessment Report dated August 10, 1998, prepared by Environmental Resources Management for Mobil Mining and Minerals Company Pasadena Fertilizer Plant.

18. [Reserved.]

19. Those matters set forth in Phase II Site Investigation Report dated January 13, 1999, prepared by Environmental Resources Management for the Company and Mobil Mining and Minerals Company Pasadena Fertilizer Plant.

20. Those matters set forth in Affected Property Assessment Report (“APAR”), RNPLLC, as successor to Agrifos Fertilizer, Inc. Plant Site Area, Pasadena, Texas, prepared by Terra Engineering & Consulting Services, Inc. and ExxonMobil, filed with the TCEQ on October 27, 2011.

25

21. Those matters set forth in Plant Wide Asbestos Survey, the Operating Subsidiary, prepared by K&T Safety Service, Inc., May 2009.

22. Those matters set forth in Agrifos Naturally Occurring Radioactive Materials (“NORM”) Radiation Exposure Assessment, prepared by Henry G. Kana, Certified Industrial Hygienist, November 7, 2006 to December 8, 2006; Additional NORM Radiation Readings, at Depths Other than Surface Readings, Henry G. Kana, Certified Industrial Hygienist, October 11, 2006; NORM Survey Hot Spot Report, prepared by Henry G. Kana, Certified Industrial Hygienist, September 26, 2006; NORM Survey Hot Spot Report, Additional Locations, prepared by Henry G. Kana, Certified Industrial Hygienist, September 26, 2006.

23. Those matters set forth in Phase I Environmental Site Assessment, as amended, prepared by the WCM Group, Inc., dated August 2012; and Phase II Environmental Site Assessment, prepared by WCM Group, Inc., dated August, 2012.

24. Those matters set forth in Correspondence from Terra Environmental Services, Inc. and ExxonMobil to the Operating Subsidiary and others, dated May 23, 2011, and concerning constituents of concern at the South Phosphogypsum Stack Complex, the Operating Subsidiary, Pasadena, Texas.

25. Those matters set forth in APAR prepared by Terra Engineering & Consulting Services, Inc. and ExxonMobil, Phosphogypsum Stack No. 4, and Drinking Water Survey Report, filed with the TCEQ on August 30, 2011.

26. Those matters set forth in the Environmental Compliance Assessment, prepared by WCM Group, Inc., dated August, 2012.

27. Those matters set forth in the Due Diligence Safety Inspection, prepared by the EI Group, Inc., dated August, 2012.

28. Those matters set forth in the Radiation Exposure Rate Survey of the RNPLLC Texas Location, prepared by USA Environment, LP, dated August, 2012.

29. Those matters set forth in the Estimate of NORM Waste Removal/Disposal Costs for Agrifos Fertilizer, prepared by WCM Group, Inc., dated August, 2012.

30. Those matters set forth in Agrifos Fertilizer’s Clean Air Act Title V deviation reports dated January 13, 2012, January 18, 2011, March 11, 2011, July 17, 2011, April 9, 2010, July 19, 2010, and July 15, 2009.

31. Those matters addressed in the lawsuit styled State of Texas and Harris County v Agrifos Fertilizer, case number 2008-13538, filed in the District Court of Harris County, Texas, 127th Judicial District.

26

32. Those matters addressed in Major Phosphoric Acid Incident, Cotton Patch Bayou – Pasadena, Texas, prepared by US Department of Homeland Security and US Coast Guard.

33. Those matters addressed in 2012 3rd Quarter Water Balance Modeling in Accordance with Condition 7 of the Second Modification to the EPA Administrative Order on Consent (EPA Docket NO. RCRA-06-2007-0919), prepared by Terra Engineering and dated July 15, 2012.

34. Those matters addressed in Environmental Audit Investigation NO. 994721, prepared by Agrifos Fertilizer and dated June 7, 2012.

35. Those matters addressed in Hazardous Waste Management Audit, prepared by ERM and dated March 6, 2008.

36. Those matters addressed in Environmental Compliance Review for Agrifos Sulfuric Acid Manufacturing Facility, prepared by URS Corporation and dated January 2011.

37. Those matters addressed in United States Coast Guard, Notice of Violation, dated September 26, 2012, concerning procedural violations related to sulfuric acid barge loading operations on September 26, 2012 that resulted in a non-reportable release of sulfuric acid and an injury to an RNPLLC employee.

38. Those matters addressed in Notice of Preliminary Finding for an Emissions Event Compliance Investigation at Agrifos Fertilizer LLC, Incident No. 172396, Investigation No. 103-4-472, dated October 17, 2012.

39. Those matters addressed in TCEQ Notice of Violation for Incident No. 169716, dated August 2, 2012, and concerning June 13, 2012 emissions event at the Sulfuric Acid Plant.

40. Those matters set forth in Affected Property Assessment Report (“APAR”), RNPLLC, as successor to Agrifos Fertilizer, Inc. South Phosphogypsum Stack Complex, Pasadena, Texas, prepared by Terra Engineering & Consulting Services, Inc. and ExxonMobil, filed with the TCEQ on March 26, 2012.

41. Those matters set forth in Correspondence from Terra Environmental Services, Inc. and ExxonMobil to the Operating Subsidiary and others, dated May 23, 2011, and concerning constituents of concern at the South Phosphogypsum Stack Complex, the Operating Subsidiary, Pasadena, Texas.

42. Those matters set forth in Notice Letter from the Operating Subsidiary to ExxonMobil, dated as of September 9, 1999, concerning the 1998 APA.

43. Those matters set forth in USEPA, Clean Air Act Section 114, Request for Information, dated January 19, 2006, as supplemented May 15, 2006, to which RNPLLC responded on March 28, 2006, April 10, 2006, June 15, 2006, April 20, 2007, and November 8, 2007.

27

44. Those matters set forth in USEPA, RCRA Section 3007 Request for Information, dated March 5, 2007, to which RNPLLC responded on May 11, 2007 and May 31, 2007.

45. Those matters set forth in RNPLLC’s responses of September 18, 2007, and October 15, 2007, to USEPA RCRA Section 3007 Request for Information, dated September 7, 2007, as supplemented September 13, 2007.

46. Those matters set forth in RNPLLC’s response of January 18, 2008, to USEPA, RCRA Section 3007 Request for Information, dated December 6, 2007.

47. Those matters set forth in RNPLLC’s responses of November 8, 2008, and July 16, 2009, to USEPA, Letter regarding request for more information concerning Phosphoric Acid Initiative, dated September 12, 2008 as supplemented on June 25, 2009.

48. Those matters set forth in RNPLLC’s responses of April 29, 2009, July 10, 2009, August 19, 2009, September 14, 2009, and October 28, 2009, to USEPA, Request for Information pursuant to the authorities set forth in Section 104(e) of CERCLA, 42 U.S.C. § 9604(e), dated March 20, 2009, as supplemented on July 24, 2009, August 28, 2009 and October 23, 2009.

49. Those matters set forth in USEPA, Clean Air Act Section 114 Request for Information, dated April 13, 2010 to which RNPLLC responded on April 28, 2010 and September 2010.

50. Those matters set forth in Federal Railroad Administration Notice of Probable Violation dated August 26, 2012, FRA No. ZAGF 2012-1 (HMT).

51. TCEQ, Notice of Registration, Agrifos Fertilizer L.L.C., Registration No. 30051, EPA Id. TXD099387474, dated March 28, 2011.

52. Those matters set forth in Weston Solutions, Redevelopment Study of 83-Acre Portion of East Jones Area Property, 2001 Jackson Road, Pasadena Texas, dated September 2011.

53. Those matters set forth in Weston Solutions, Redevelopment Study of 25-Acre Portion East Jones Area Property, 2001 Jackson Road, Pasadena Texas, dated September 2011.

54. Those matters set forth in Weston Solutions, Redevelopment Study of West Jones Area Property, 2001 Jackson Road, Pasadena Texas, dated September 2011.

55. [Reserved.]

56. Those matters set forth in Illinois Environmental Protection Agency Violation Notice E-2013-00011, re Release Incident 20121214, attributable to Rentech Nitrogen, dated February19, 2013.

28

57. Those matters set forth in Environ International Corporation, Desktop Environmental Site Review – Agrifos Fertilizer, LP in Pasadena, Texas, dated October 1, 2012.

29

Schedule 3.15

LABOR RELATIONS

Collective Bargaining Agreements:

1.	Labor Contract between Rentech Nitrogen GP, LLC and the International Union of United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and its Local 1391, dated October 17, 2012 to October 17, 2016.

2.	Articles of Agreement by and between Agrifos Fertilizer L.L.C. Local Union 716, International Brotherhood of Electrical Workers AFL-CIO-CFL, dated as of May 1, 2011.

3.	Articles of Agreement by and between RNPLLC and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on Behalf of its Local 13-1, dated as of December 17, 2007, as modified by RNPLLC’s last proposal/offer preceding impasse.

30

Schedule 3.17

BROKERS’ AND TRANSACTION FEES

Fees payable under Related Agreements

31

Schedule 3.19

VENTURES, SUBSIDIARIES AND AFFILIATES; OUTSTANDING STOCK

Entity	Direct Holder	Type of Entity	Equity Held	Percentage Owned
Rentech Nitrogen Finance Corporation	Rentech Nitrogen Partners, L.P.	Corporation	Common Stock	100%
Rentech Nitrogen, LLC	Rentech Nitrogen Partners, L.P.	Delaware limited liability company	Sole member	100%
Rentech Nitrogen Pasadena Holdings, LLC	Rentech Nitrogen Partners, L.P.	Delaware limited liability company	Sole member	100%
Rentech Nitrogen Pasadena, LLC	Rentech Nitrogen Pasadena Holdings, LLC	Delaware limited liability company	Sole member	100%

OPTIONS, WARRANTS, OR OTHER SIMILAR RIGHTS OR AGREEMENTS

None

32

ORGANIZATIONAL CHART

Rentech, Inc. and Consolidated Subsidiaries

RENTECH, INC.
(Colorado)
100%
100%
100%
95%
Sole Member
Sole Member
SilvaGas Corporation (Delaware)
Rentech Development Corporation (Colorado)
Rentech Services Corporation (Colorado)
ClearFuels Technology Inc. (Hawaii)
GCSEC Holdings, LLC (f/k/a RSFC, LLC) (Delaware)
RTK Canada Energy Holdings, ULC (British Columbia)
Rentech WP US Inc. (Delaware)
100%
Sole Member
Sole Member
Sole Member
Sole Member
Rentech Nitrogen Holdings, Inc. ("RNHI")
Rentech Energy Technology Center, LLC (Colorado)
ClearFuels Hawaii, LLC (Hawaii)
Gulf Coast Synthetic Energy Center, LLC (f/k/a RSFC Land Mgmt.) (Delaware)
Olympiad Renewable Energy Centre, ULC (British Columbia)
Rentech LuxCo (Luxembourg)
PDU
HECO Project
Natchez Project
Olympiad Project
60.8%
Rentech Nitrogen Finance Corporation*
Rentech Nitrogen GP, LLC (Delaware)
RENTECH NITROGEN PARTNERS, L.P.*
100%
Rentech Nitrogen Pasadena Holdings, LLC* (Delaware)
RTK WP Holdings, ULC (British Columbia)
RTK WP2 Holdings, ULC (British Columbia)
*This entity to be moved to a subsidiary of Rentech Nitrogen Partners, L.P. immediately prior to Closing
100%
100%
RTK WP Canada, ULC (British Columbia)
RTK WP2 Canada, ULC (British Columbia)
Rentech Nitrogen, LLC* (Delaware) [f/k/a Rentech Energy Midwest Corporation]
Rentech Nitrogen Pasadena, LLC* (Delaware)
Illinois Fertilizer Plant
Texas Fertilizer Plant

33

Schedule 3.20

JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE

Legal Name	Jurisdiction of Organization	Organizational Identification Number	Chief Executive Office	Prior Chief Executive Offices	Prior Legal Names	Prior Jurisdiction
Rentech Nitrogen, LLC	Delaware	2135077	10877 Wilshire Boulevard #600 Los Angeles, CA 90024	None	Rentech Energy Midwest Corporation (name was changed to Rentech Nitrogen, LLC on November 7, 2011)	None

Rentech Nitrogen Partners, L.P.	Delaware	5007999	10877 Wilshire Boulevard #600 Los Angeles, CA 90024	None	None	None

Rentech Nitrogen Pasadena Holdings, LLC	Delaware	4944813	10877 Wilshire Boulevard #600 Los Angeles, CA 90024	None	Agrifos, LLC (name was changed to Rentech Nitrogen Pasadena Holdings, LLC on November 5, 2012)	None

34

Rentech Nitrogen Pasadena, LLC	Delaware	3644085	10877 Wilshire Boulevard #600 Los Angeles, CA 90024	None	Agrifos Fertilizer Inc., was converted to an LLC and changed name to Agrifos Fertilizer L.L.C. on December 23, 2008. On November 5, 2012 the name was changed to Rentech Nitrogen Pasadena, LLC.	None

Agrifos SPA LLC changed name to Rentech Nitrogen Pasadena Spa, LLC on November 5, 2012. Rentech Nitrogen Pasadena SPA, LLC merged with and into Rentech Nitrogen Pasadena, LLC on February 20, 2013.

35

Rentech Nitrogen Finance Corporation	Delaware	5294608	10877 Wilshire Boulevard #600 Los Angeles, CA 90024	None	None	None

36

Schedule 3.21

DEPOSIT ACCOUNTS AND OTHER ACCOUNTS

Bank Accounts held at US Bank
US Bank
One California Street, Suite 2100
San Francisco, CA 94111

Account Name	Account Type	Account Number
RENTECH NITROGEN, LLC	Checking account	1-036-9029-5680

Bank Accounts held at BMO Harris Bank
BMO Harris Bank
111 West Monroe Street, 9th floor
Chicago, IL 60603

Account Name	Account Type	Account Number

Rentech Nitrogen Partners LP	Concentration Account	386-163-0
Rentech Nitrogen LLC	Checking	386-166-3
Rentech Nitrogen Pasadena, LLC	Concentration Account	386-242-2
Rentech Nitrogen Pasadena, LLC	Checking	386-243-0

37

Bank Accounts held at Chase Bank
JPMorgan Chase Bank, N.A.
707 Travis Street, 7th Floor
Houston, TX 77002

Credit Party	Account Type	Account Number
Rentech Nitrogen Pasadena, LLC	Lockbox	113334073
Rentech Nitrogen Pasadena, LLC	Operating Account	113334081
Rentech Nitrogen Pasadena, LLC	Payables Checking Account	6300065375
Rentech Nitrogen Pasadena, LLC	Payroll Checking Account	113334065

38

Schedule 4.2

PARTNERSHIP’S WEBSITE ADDRESS

http://www.rentechnitrogen.com/

39

Schedule 4.11

CASH MANAGEMENT SYSTEMS

Account Name	Account Type	Account Number	Maximum Balance
Rentech Nitrogen Partners L.P.	Checking Account	1-036-9029-5664	$500,000.00
Rentech Energy	Escrow Account	144765000	Until 6/30/2013	$540,774.70
Midwest Corp/Jo			7/1/13 – 6/30/14	$360,774.70
Carroll Energy, Inc.			7/1/14 – 6/30/15	$180,774.70
			7/1/15	$0

40

Schedule 5.1

LIENS

DEBTOR	SECURED PARTY	LIEN TYPE	FILING INFO	COLLATERAL DESCRIPTION
Rentech Energy Midwest Corporation	Jo-Carroll Energy	A deposit of $720,000 in an escrow account to back REMC’s contractual obligation to buy power from Jo-Carroll Energy, the local rural cooperative.

Rentech Energy Midwest Corporation	Air Liquide Industrial U.S. LP	Commercial Property Lease		Lease dated December 7, 2005 between Rentech Energy Midwest Corporation as Lessor and Air Liquide Industrial U.S. LP as Lessee for premises located at 16675 HWY 20 W, East Dubuque, IL 61025, for $450 per month.

41

Schedule 5.4

INVESTMENTS

A deposit of $540,000 in an escrow account to back RNLLC’s contractual obligation to buy power from Jo-Carroll Energy, the local rural cooperative.

42

Schedule 5.5

INDEBTEDNESS

Amounts represented by distribution payments pursuant to the Electric Power Distribution Upgrade Agreement (the “EPA”) entered into as of January 26, 2012, by and between Jo-Carroll Energy, Inc. and RNLLC of $29,250.00 on the first of day each month up to and including December 1, 2016 and $39,000.00 beginning on January 1, 2017 on the first day of each month until all amortized costs in connection with the facilities upgrade referenced in the EPA have been paid in full, provided that such date certain shall in no event be beyond December 31, 2021.

Rentech Nitrogen Pasadena Holdings, LLC and RNPLLC combined company group insurance premium financing for property insurance program in the amount of $452,033.

43

Schedule 5.9

CONTINGENT OBLIGATIONS

Amounts represented by distribution payments pursuant to the EPA of $29,250.00 on the first of day each month up to and including December 1, 2016 and $39,000.00 beginning on January 1, 2017 on the first day of each month until all amortized costs in connection with the facilities upgrade referenced in the EPA have been paid in full, provided that such date certain shall in no event be beyond December 31, 2021.

Upon the plant referenced in the EPA closing prior to RNLLC satisfying its payment obligations under the EPA, RNLLC shall be obligated to pay Jo-Carroll Energy, Inc. in one lump sum for all amounts owned by RNLLC under the EPA that had not previously been paid.

Schedule 11.1

JONES PROPERTY

Parcel 1

Being a tract of land containing 142.0521 acres (6,187,778 square feet) of land and being in the James Seymour Survey, Abstract No. 698 in Harris County, Texas and being Tract No. 1 as described in Deed recorded in Volume 837, Page 553 of the Harris County Deed Records and being described more particularly by metes and bounds as follows:

BEGINNING at a 5/8 inch iron rod found marking the intersection of the north line of the Port Terminal Railway Association 100 foot right-of-way and the west right-of-way line of Jefferson Road (100 feet wide), said point being the southeast corner of Outlot 108 of the Deepwater Townsite;

THENCE S 86 degrees 56 minutes 27 seconds W a distance of 1801.66 feet along the north line of the Port Terminal Railway Association right-of-way toa 5/8 inch iron rod found on the east right-of-way line of Jackson Road (60 foot right-of-way), said point being the southwest corner of the herein described tract;

THENCE N 03 degrees 01 minutes 41 seconds W a distance of 348.72 feet along the east right-of-way line of Jackson Road to a 1/2 inch iron rod set for point;

THENCE along an arc to the left of a non-tangent curve having a central angle of 12 degrees 40 minutes 49 seconds, a radius of 588.14 feet, an arc length of 130.16 feet, a chord bearing onf N 08 degrees 04 minutes 04 seconds E and a chord distance of 129.89 feet to a 1/2 inch iron rod found in the east line of a 25 foot railroad easement as recorded in Volume 812, Page 474 of the Harris County Deed Records;

THENCE N 03 degrees 01 minutes 41 seconds W a distance of 3004.98 feet along the east line of the aforementioned 25 foot railroad easement to a 1/2 inch iron rod set in the south line of First Street (60 feet wide), said point being the northwest corner of the herein described tract;

THENCE N 87 degrees 05 minutes 36 second E a distance of 1775.03 feet along the south right-of-way line of First Street to a 1/2 inch iron rod set for the northeast corner of the herein described tract;

THENCE S 03 degrees 03 minutes 18 seconds E a distance of 3476.43 feet along the west right-of-way line of Jefferson Road to the POINT OF BEGINNING of the herein described tract containing 142.0521 acres (6,187,788 square feet) of land more or less.

Parcel 2

Being a tract of land containing a gross area of 199.5099 acres (8,690,649 square feet) and a net area of 194.5011 acres (8,472,467 square feet) of land and being in the James Seymour Survey, Abstract No. 698 and the William Vince Survey, Abstract No. 78 in Harris County, Texas and being Tract No. 2 as described in Deed recorded in Volume 837, Page 553 of the Harris County Deed Records and Outlot 139 of the Deepwater Subdivision as recorded in Volume 75, Page 526 of the Harris County Map Records and being described more particularly by metes and bounds as follows:

BEGINNING at a 1/2 inch iron rod set on the intersection of the north right-of-way line of the Port Terminal Railway Association 100 foot right-of-way and the west right-of-way line of Jackson Road (60 feet wide);

THENCE S 86 degrees 57 minutes 00 seconds W a distance of 2185.56 feet along the north line of the Port Terminal Railway Association right-of-way to a 1/2 inch iron rod found for point;

THENCE S 41 degrees 58 minutes 03 seconds W a distance of 95.00 feet to a 1/2 inch iron rod set in the meanders of Cotton Patch Bayou;

THENCE along the meanders of Cotton Patch Bayou as follows:

N 70 degrees 04 minutes 56 seconds W a distance of 237.42 feet to a 1/2 inch iron rod set for point;

N 25 degrees 07 minutes 27 seconds W a distance of 208.02 feet to a 1/2 inch iron rod set for point in the north line of First Street (40’ wide) as described in Exhibit “A” in a deed for an 83.3747 acre tract as recorded in Harris County Film Code Number 193-10-0024;

THENCE N 87 degrees 00 minutes 58 seconds W a distance of 139.98 feet along the north line of the aforementioned First Street to a 1/2 inch iron rod found for corner;

THENCE N 00 degrees 48 minutes 45 seconds W a distance of 914.30 feet to a 5/8 inch iron rod found for point;

THENCE N 09 degrees 51 minutes 12 seconds E a distance of 190.00 feet to a 5/8 inch iron rod found for point;

THENCE along an arc to the left on a non-tangent curve having a central angle of 40 degrees 49 minutes 22 seconds, a radius of 1220.00 feet, an arc length of 869.24 feet, a chord bearing of N 24 degrees 05 minutes 41 seconds W, and a chord distance of 850.97 feet to a 5/8 inch iron rod found for point;

THENCE N 02 degrees 59 minutes 02 seconds W a distance of 1377.16 feet to a brass disk found on the south right-of-way line of First Street (60 feet wide) said point being the northwest corner of the herein described tract;

THENCE N 87 degrees 01 minutes 00 seconds E a distance of 2627.54 feet along the south right-of-way line of First Street to a 1/2 inch iron rod found for the northeast corner of Outlot139 of the Deepwater Subdivision, said point being the intersection of the south line of First Street and the west line of Jackson Road;

THENCE S 03 degrees 01 minutes 41 seconds E a distance of 3481.31 feet along the west line of Jackson Road to the Point of Beginning of the herein described tract containing 199.5099 acres (8,690.649 square feet) of land more or less. SAVE AND EXCEPT a 60 foot right-of-way for Harrison Avenue containing 4.7989 acres and being parallel to and 1800 feet west of Jackson Road and SAVE AND EXCEPT a 0.2099 acre tract for a 25 foot railway right-of-way described by metes and bounds as follows:

COMMENCING at a 1/2 inch iron rod set on the intersection of the north right-of-way line of the Port Terminal Railway Association 100 foot right-of-way and the west right-of-way line of Jackson Road (60 feet wide);

THENCE S 86 degrees 57 minutes 00 seconds W a distance of 236.09 feet along the north line of the Port Terminal Railway Association right-of-way to the POINT OF BEGINNING of the 25 foot railway right-of-way;

THENCE S 86 degrees 57 minutes 00 seconds W a distance of 61.48 feet to a point;

THENCE along an arc to the left having a central angle of 41 degrees 40 minutes 01 seconds a radius of 563.13 feet, an arc length of 409.53 feet, a chord bearing of N 44 degrees 56 minutes 58 seconds E and a chord distance of 400.56 feet to a point on the east right-of-way of Jackson Road;

THENCE S 03 degrees 01 minutes 41 seconds E a distance of 50.96 feet along the west right-of-way of Jackson Road to a point;

THENCE along an arc to the right having a central angle of 31 degrees 39 minutes 02 seconds a radius of 588.14 feet, an arc length of 324.89 feet, a chord bearing of S 44 degrees 21 minutes 48 seconds W, and a chord distance of 320.78 feet to the POINT OF BEGINNING of the herein described right-of-way.

EXHIBIT 1.1(b)

TO

CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST

[NAME OF L/C ISSUER], as L/C Issuer

under the Credit Agreement referred to below

Attention:

Credit Suisse AG, Cayman Islands Branch, as Agent

[                                         ]

[                                         ]

Attention:[                         ]

                     , 20

Re: Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Partnership”), and Rentech Nitrogen Finance Corporation, a Delaware corporation (“RNFC” and, collectively together with Partnership, the “Borrowers” and each individually as a “Borrower”)

Reference is made to the Credit Agreement dated as of April 12, 2013 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Credit Parties listed on the signature pages thereto, Credit Suisse AG, Cayman Islands Branch, as agent for the several financial institutions from time to time party thereto (collectively, the “Lenders”) and for itself as Lender and such Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower Representative hereby gives you notice, irrevocably, pursuant to Section 1.1(b) of the Credit Agreement, of its request for your Issuance of a Letter of Credit, in the form attached hereto, for the benefit of [Name of Beneficiary], in the amount of [$        ], to be issued on [            ,         ] (the “Issue Date”) with an expiration date of [            ,         ].

The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Issue Date, both before and after giving effect to the Issuance of the Letter of Credit requested above and any Loan to be made or any other Letter of Credit to be Issued on or before the Issue Date:

(i) the representations and warranties contained in the Credit Agreement and in any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date;

(ii) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Issuance;

(iii) the Secured Leverage Ratio does not exceed 3.75 to 1.00, as of the most recently completed period of four fiscal quarters for which the financial statements and certificates required by Sections 4.1(a) or 4.1(b), as the case may be, and Section 4.2(b) have been delivered, on a pro forma basis; and

(iv) the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance.

RENTECH NITROGEN PARTNERS, L.P., as the Borrower Representative

By:
Name:
Title:

[SIGNATURE PAGE TO LETTER OF CREDIT REQUEST]

EXHIBIT 1.5

TO

CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Agent under the Credit Agreement referred to below

[                                         ]

[                                         ]

Attention:[                         ]

                     ,

Re: Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Partnership”), and Rentech Nitrogen Finance Corporation, a Delaware corporation (“RNFC” and, collectively together with Partnership, the “Borrowers” and each individually as a “Borrower”)

Reference is made to the Credit Agreement dated as of April 12, 2013 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Credit Parties listed on the signature pages thereto, Credit Suisse AG, Cayman Islands Branch, as agent for the several financial institutions from time to time party thereto (collectively, the “Lenders”) and for itself as Lender and such Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower Representative hereby gives you irrevocable notice, pursuant to Section 1.5 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

A. The date of the Proposed Borrowing is                     ,         1 (the “Funding Date”).

B. The aggregate principal amount of the requested Revolving Loan is $        2, of which $         consists of Base Rate Loans and $         consists of LIBOR Rate Loans having an initial Interest Period of [one/two/three/six] month[s].

[1]	Must be a Business Day.
[2]	The amount of the Borrowing shall be not less than $1,000,000.

The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Funding Date, both before and after giving effect to the Proposed Borrowing and any other Loan to be made or Letter of Credit to be Issued on the Funding Date:

(a) the representations and warranties contained in the Credit Agreement and in any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date;

(b) no Default or Event of Default has occurred and is continuing or would result after giving effect to the Proposed Borrowing; and

(c) the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance.

RENTECH NITROGEN PARTNERS, L.P., as the Borrower Representative

By:
Name:
Title:

EXHIBIT 1.6

TO

CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION/CONTINUATION

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Agent under the Credit Agreement referred to below

[                                         ]

[                                         ]

Attention:[                         ]

                     ,

Attention:

Re: Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Partnership”), and Rentech Nitrogen Finance Corporation, a Delaware corporation (“RNFC” and, collectively together with Partnership, the “Borrowers” and each individually as a “Borrower”)

Reference is made to the Credit Agreement dated as of April 12, 2013 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Credit Parties listed on the signature pages thereto, Credit Suisse AG, Cayman Islands Branch, as agent for the several financial institutions from time to time party thereto (collectively, the “Lenders”) and for itself as Lender and such Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 1.6 of the Credit Agreement of its request for the following:

a continuation, on [            ,         ], as LIBOR Rate Loans having an Interest Period of [one/two/three or six] month[s] of Revolving Loans in an aggregate outstanding principal amount of [$        ] having an Interest Period ending on the proposed date for such continuation;

a conversion, on [            ,         ], to LIBOR Rate Loans having an Interest Period of [one/two/three or six] month[s] of Revolving Loans in an aggregate outstanding principal amount of [$        ]; and

a conversion, on [            ,         ], to Base Rate Loans, of Revolving Loans in an aggregate outstanding principal amount of [$        ].

In connection herewith, the undersigned hereby certifies that, except as set forth on Schedule A attached hereto, no Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to any Loan to be made or Letter of Credit to be Issued on or before any date for any proposed conversion or continuation set forth above.

RENTECH NITROGEN PARTNERS, L.P., as the Borrower Representative

By:
Name:
Title:

EXHIBIT 4.2(b)

TO

CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

Date:             , 201

This Compliance Certificate (this “Certificate”) is given by Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Partnership”), as borrower representative (in such capacity, “Borrower Representative”), pursuant to Section 4.2(b) of that certain Credit Agreement dated as of April 12, 2013 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Partnership and Rentech Nitrogen Finance Corporation, a Delaware corporation (“RNFC” and, collectively together with Partnership, the “Borrowers” and each individually as a “Borrower”), the Credit Parties listed on the signature pages thereto, Credit Suisse AG, Cayman Islands Branch, as agent for the several financial institutions from time to time party thereto (collectively, the “Lenders”) and for itself as Lender and such Lenders. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The officer executing this Certificate is a Responsible Officer of the Borrower Representative and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrowers. By executing this Certificate, such officer hereby certifies to Agent, the Lenders and the L/C Issuer, on behalf of each Borrower, that:

(d) the financial statements delivered with this Certificate in accordance with Sections 4.1(a) and/or 4.1(b) of the Credit Agreement are correct and complete and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of Partnership and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

(e) to the best of such officer’s knowledge, each Credit Party and each of their Subsidiaries, during the period covered by such financial statements, has observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed or performed by them, and such officer does not have knowledge of any Default or Event of Default [except as specified on the written attachment hereto];

(f) Exhibit A hereto is a correct calculation of the financial covenant contained in Section 6.1 of the Credit Agreement;

(g) since the Closing Date and except as disclosed in prior Certificates delivered to Agent, no Credit Party and no Subsidiary of any Credit Party has:

(i) changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary [except as follows:                     ];

(ii) acquired all or substantially all of the assets of, or merged or consolidated with or into, any Person, [except as follows:                     ]; or

(iii) changed the address of its chief executive office, acquired fee simple title to any real property or entered into any real property leases, [except as follows:                     ].

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower Representative has caused this Certificate to be executed by one of its Responsible Officers this          day of                     , 201  .

RENTECH NITROGEN PARTNERS, L.P., as the Borrower Representative

By:
Name:
Title:

Note: Unless otherwise specified, all financial covenants are calculated for Partnership and its Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

EXHIBIT A

TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Calculation of Secured Leverage Ratio

I. Calculation of Secured Leverage Ratio[3]

A.	Secured Debt			$[ ]

B.	Consolidated EBITDA

	1.	The Consolidated Net Income of such Person for such period		$[ ]

	2.	All taxes on or measured by income, profits or capital gains to the extent deducted in computing such Consolidated Net Income		$[ ]

	3.	The amount of depreciation or amortization to the extent deducted in computing such Consolidated Net Income		$[ ]

	4.	The amount of interest expense to the extent deducted in computing such Consolidated Net Income		$[ ]

	5.	All non-cash losses or expenses (or minus non-cash income or gain) to the extent deducted or included in computing such Consolidated Net Income, including, without limitation, any non-cash loss or expense (or income or gain) due to:

		a.	the application of FASB ASC 815-10 regarding hedging activity	$[ ]

		b.	the application of FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics	$[ ]

		c.	impairment charges or expenses (including impairment of intangibles or goodwill or any write off of unamortized debt issuance costs or original issue discount)	$[ ]

		d.	the application of purchase accounting in relation to any acquisition	$[ ]

		e.	non-cash foreign currency exchange losses (or minus gains)	$[ ]

		f.	any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary	$[ ]

		g.	non-cash expenses deducted as a result of any grant of Capital Stock or Stock Equivalents to employees, officers, directors, consultants or other service providers of the Partnership, the GP, any direct or indirect parent of the Partnership or any Subsidiary of the Partnership, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts (as defined in the Uniform Commercial Code) and Inventory (as defined in the Uniform Commercial Code)	$[ ]

	6.	The amount of any integration costs and restructuring charges as presented in the financial statements of such Person to the extent deducted in computing such Consolidated Net Income		$[ ]

[3]

Consolidated EBITDA and Secured Debt attributable to any Unrestricted Subsidiary shall be excluded in the Secured Leverage Ratio calculation except for the Net Income (but not loss) of any Person that is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, but only to the extent of the amount of dividends or distributions paid in cash or Cash Equivalents (or converted into cash) to the specified Person or a Subsidiary of such Person and the payment of such dividends or distributions by such Person is not at the time prohibited, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to such Person.

	7.	Pro Forma EBITDA[4] for any Person or business unit or asset group acquired in or proposed to be acquired in an Acquisition (each, a “Target”) where the fair market value of the consideration paid for such Target is equal to or in excess of $15,000,000	$[ ]

	8.	With respect to any disposition, in a transaction or series of transactions by such Person in such period of an asset or related assets with a fair market value equal to or in excess of $15,000,000 consummated within the relevant period, Pro Forma EBITDA attributable to such asset or assets.	$[ ]

	9.	Consolidated EBITDA = (Lines I.B.1 + I.B.2 + I.B.3 + I.B.4 + I.B.5.a + I.B.5.b + I.B.5.c + I.B.5.d + I.B.5.e + I.B.5.f + I.B.5.g + I.B.6 + I.B.7 – I.B.8)	$[ ]

C.	Secured Leverage Ratio (Line I.A. / I.B.9)		[ ] : 1.00

Maximum Secured Leverage Ratio			3.75 : 1.00

In Compliance			[Yes] [No]

[4]	“Pro Forma EBITDA” shall mean, with respect to any Target or asset or related assets, Consolidated EBITDA for such Target, asset or related assets for the most recent four (4) fiscal period preceding the Acquisition or disposition thereof, adjusted to give effect to any pro forma expense and cost reductions and other operating improvements that have occurred or are, in the reasonable judgment of the chief financial or accounting officer of the GP, reasonably likely to occur within one year of the Calculation Date, regardless of whether those expense and cost reductions or other operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the commission related thereto; provided, that Agent shall have received a certificate from such chief financial or accounting officer of the GP certifying as to such matters.

EXHIBIT 5.115

TO

CREDIT AGREEMENT

FORM OF PERMITTED DIVIDEND/DISTRIBUTION CERTIFICATE

Reference is hereby made to that certain Credit Agreement dated as of April 12, 2013 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Partnership”) and Rentech Nitrogen Finance Corporation, a Delaware corporation (“RNFC” and, collectively together with Partnership, the “Borrowers” and each individually as a “Borrower”), the Credit Parties listed on the signature pages thereto, Credit Suisse AG, Cayman Islands Branch, as agent for the several financial institutions from time to time party thereto (collectively, the “Lenders”) and for itself as Lender and such Lenders. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Borrower Representative is hereby notifying Agent that Partnership intends to make dividends or distributions to [                    ] (the “Applicable Dividend/Distribution”), on [                    ] in the amount of $[            ].

I, [                    ], the Chief Financial Officer of Borrower Representative , do hereby represent and certify as following in connection with Applicable Dividend/Distribution:

(1) The aggregate amount of the Applicable Dividend/Distribution will be [$            ];

(2) No Default or an Event of Default has occurred and is continuing or would result from Partnership making the Applicable Dividend/Distribution;

(3) Borrowers are in compliance with the terms of the Credit Agreement including compliance on a pro forma basis with the Payment Conditions as of the date of the Applicable Dividend/Distribution.

[SIGNATURE PAGE FOLLOWS]

[5]	To be delivered only if the aggregate amount of the dividend payments or distributions exceeds $100,000,000 on a trailing four quarter basis.

Borrower Representative has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                     .

RENTECH NITROGEN PARTNERS, L.P., as the Borrower Representative

By:
Name:
Title:

EXHIBIT 11.1(a)

TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT

This ASSIGNMENT, dated as of the Effective Date, is entered into between                      (“the Assignor”) and                      (“the Assignee”).

The parties hereto hereby agree as follows:

Borrowers:	Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Partnership”) and Rentech Nitrogen Finance Corporation, a Delaware corporation (“RNFC” and, collectively together with Partnership, the “Borrowers” and each individually as a “Borrower”)

Agent:	Credit Suisse AG, Cayman Islands Branch, as agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Agent”)

Credit Agreement:	Credit Agreement dated as of April 12, 2013 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Credit Parties listed on the signature pages thereto, Credit Suisse AG, Cayman Islands Branch, as agent for the several financial institutions from time to time party thereto (collectively, the “Lenders”) and for itself as Lender and such Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

Trade Date:	,

Effective Date:	,

Aggregate amount of Revolving Loan Commitments[6] or principal amount of Loans for all Lenders[7]	Percentage Assigned[8]
$	.	%

Section 1. Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).

Section 2. Representations, Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee and the Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims and (iii) by executing signing and delivering this assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an Authorized signer for the Assignor and is authorized to execute, sign and deliver this agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Loans and Revolving Loan Commitments, the percentage of the Loans and Revolving Loan Commitments represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Revolving Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Agent exchange such Revolving Notes for new Revolving Notes in accordance with Section 1.2 of the Credit Agreement.

[6]	In the case of the Revolving Loan commitment, including Revolving Loans and interests, participations and obligations to participate in Letter of Credit Obligations.
[7]

Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

[8]

Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Commitment or Loans in the Facility. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

Section 3. Representations, Warranties and Covenants of Assignees. Assignee (a) represents and warrants to Assignor and the Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is [not] an Affiliate or an Approved Fund of [                ], a Lender and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an Authorized signer for the Assignor and is authorized to execute, sign and deliver this Agreement (b) appoints and authorizes the Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon Agent, any L/C Issuer, any Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 9.10 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Agent an assignment fee in the amount of $3,500 pursuant to Section 9.9 of the Credit Agreement and (h) to the extent required pursuant to Section 10.1(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8IMY or W-9 or other applicable forms and, if applicable, a portfolio interest exemption certificate and any other required attachments.

Section 4. Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 9.9 of the Credit Agreement, each Borrower and/or each L/C issuer that is a Lender, this Assignment (including its attachments) will be delivered to the Agent for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Agent and (ii) the recording of this Assignment in the Register. The Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5. Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Revolving Loan

3

Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6. Distribution of Payments. On and after the Effective Date, the Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.

Section 7. Miscellaneous. (a) The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, this Assignment and any other transaction contemplated hereby. This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.

(b) On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignor, Assignee, the Agent and their Related Persons and their successors and assigns.

(c) This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

(d) This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:

Name:
Title:

Lending Office for Eurodollar Rate Loans:

[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices) for any other purpose:

[Insert Address (including contact name, fax number and e-mail address)]

ACCEPTED and AGREED
this day of :

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Agent

By:
Name:
Title:

By:
Name:
Title:

[RENTECH NITROGEN PARTNERS, L.P., as the Borrower Representative ][9]

By:
Name:
Title:

[9]	Include only if required pursuant to Section 9.9 of the Credit Agreement.

EXHIBIT 11.1(b)

TO

CREDIT AGREEMENT

FORM OF REVOLVING LOAN NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $	, 2013

FOR VALUE RECEIVED, the undersigned, Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Partnership”) and Rentech Nitrogen Finance Corporation, a Delaware corporation (“RNFC” and, collectively together with Partnership, the “Borrowers” and each individually as a “Borrower”), hereby jointly and severally promise to pay to the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrowers, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrowers.

Both principal and interest are payable in Dollars to Credit Suisse AG, Cayman Islands Branch, as Agent, at the address set forth in the Credit Agreement, in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement dated as of April 12, 2013 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Credit Parties listed on the signature pages thereto, Credit Suisse AG, Cayman Islands Branch, as agent for the several financial institutions from time to time party thereto (collectively, the “Lenders”) and for itself as Lender and such Lenders. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above (the indebtedness of the Borrowers resulting from such Revolving Loans being evidenced by this Note) and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial) and 11.2 (Other Interpretive Provisions) thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

RENTECH NITROGEN PARTNERS, L.P.

By:
Name:
Title:

RENTECH NITROGEN FINANCE CORPORATION

By:
Name:
Title:

EXHIBIT 11.1(c)

TO

CREDIT AGREEMENT

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Agreement”) is made and entered into as of [                    ], by [                    ] ([collectively, the] [“New Borrower[s]”][“New Guarantor[s]]”), in favor of Credit Suisse AG, Cayman Islands Branch, (“Credit Suisse”), as agent (in such capacity, “Agent’) for the several financial institutions from time to time party thereto (collectively, the “Lenders”) and for itself as Lender. All capitalized terms not defined herein shall have the meanings ascribed to them in the Credit Agreement (as defined below).

RECITALS

A. Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Partnership”) and Rentech Nitrogen Finance Corporation, a Delaware corporation (“RNFC” and, collectively together with Partnership, the “Borrowers” and each individually as a “Borrower”), the Credit Parties listed on the signature pages thereto, the Lenders signatory thereto from time to time and Credit Suisse, for itself, as Lender and as Agent for the Lenders have entered into that certain Credit Agreement dated as of April 12, 2013 (including all annexes, exhibits and schedules thereto, and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which Lenders are providing loans and other financial accommodations to or for the benefit of Borrowers upon the terms and conditions contained therein.

B. In accordance with Section 4.13 of the Credit Agreement, [each] [New Borrower][New Guarantor] is entering into this Agreement to become a party to the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1. Loan Agreement. By executing and delivering this Agreement to Agent, [each] [New Borrower][New Guarantor] hereby becomes [a Borrower][and][a Credit Party] pursuant to the Credit Agreement with the same force and effect as if originally named therein as a Credit Party. [Each] [New Borrower][New Guarantor] hereby agrees to be bound by all of the terms and provisions of the Credit Agreement and the other Loan Documents, which are incorporated herein by reference as fully as though set forth herein verbatim. Each reference to [“Borrower”,] “Guarantor” or “Credit Party” in the Credit Agreement and in any other Loan Document shall be deemed to include [each] [New Borrower][New Guarantor], as applicable. [Each] [New Borrower][New Guarantor] agrees to be jointly and severally liable with the other [Borrowers][Guarantors] under the Credit Agreement for payment of all Indebtedness thereunder.

Section 2. Representations and Warranties. [Each] [New Borrower][New Guarantor] and the other Credit Parties hereby represent and warrant to Agent and each Lender that each of the representations and warranties contained in Article III of the Credit Agreement is true and correct in all material respects as of the date hereof and after giving effect to this Agreement except to the extent that such representation or warranty expressly relates to an earlier date.

Section 3. Conditions to Advances. This Agreement is subject to delivery of all of the following fully-executed documents to Agent:

(a) this Agreement;

(b) the Joinder Agreement relating to the Guaranty and Security Agreement dated as of April [—], 2013, by and among Partnership, RFNC, and each other grantor from time to time party thereto in favor of Agent;

(c) [a perfection certificate of the [each] [New Borrower][New Guarantor];]

(d) a secretary’s certificate (including incumbency and resolutions) of [each] [New Borrower][New Guarantor];

(e) a certified copy of the charter documents and governing documents for [each] [New Borrower][New Guarantor], as amended through the date hereof;

(f) a certificate of good standing from the jurisdiction of organization or incorporation of [each] [New Borrower][New Guarantor];

(g) [certificates of insurance naming Agent as an additional insured and loss payee and evidencing the existence of all insurance required to be maintained by each Credit Party pursuant to Section 4.6 of the Credit Agreement;]; and

(h) if reasonably requested by Agent, Opinion of legal counsel of each [New Borrower][New Guarantor], in form and substance reasonably acceptable to Agent and its counsel[.][; and]

(i) [ADDITIONAL DOCUMENTS TO BE DETERMINED.]

Section 4. [Covenant. [Each] [New Borrower][New Guarantor] covenants to deliver no later than [                    ] (unless Agent, in its sole discretion, consents in writing to an extension) [post-joinder deliverable]. Failure to comply with this covenant shall constitute an Event of Default pursuant to the Credit Agreement.]

Section 5. Disclosure Schedules. Disclosure Schedules 3.5, 3.7, 3.9, 3.10, 3.12, 3.15, 3.17, 3.19, 3.20, 3.21, 4.2, 4.11, 5.1, 5.4, 5.5 and 5.9 attached hereto as Exhibit A shall amend the corresponding disclosure schedules attached to the Credit Agreement.

Section 6. Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

Section 7. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS HAVE BEEN NEGOTIATED AND DELIVERED TO LENDERS IN THE STATE OF NEW YORK, AND SHALL HAVE BEEN ACCEPTED BY LENDERS IN THE STATE OF NEW YORK. PAYMENT TO LENDERS BY BORROWER OF THE OBLIGATIONS IS DUE IN THE STATE OF NEW YORK. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

Section 8. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic (in PDF or similar format) transmission shall be effective as delivery of a manually executed counterpart hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the date first above written.

[NEW BORROWER][NEW GUARANTOR]

By:
Name:
Title:

FEIN:

Address for notices:
[ ]
[ ]
[ ]
Attn:	[ ]
Fax:	[ ]

Address for wire transfers:
[Bank]
[ ]
[ ]
Account #	[ ]
ABA #	[ ]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Agent

By:
Name:
	Title:	Duly Authorized Signatory

By:
Name:
	Title:	Duly Authorized Signatory

ACKNOWLEDGED AND AGREED as of the date first above written:

RENTECH NITROGEN PARTNERS, L.P.

By:
Name:
Title:

RENTECH NITROGEN FINANCE CORPORATION

By:
Name:
Title:

EXHIBIT A

See attached.

Schedule 3.5

LITIGATION

Schedule 3.7

ERISA

Schedule 3.9

REAL ESTATE

OWNED REAL ESTATE

LEASED REAL ESTATE

OTHER REAL ESTATE WHERE COLLATERAL IS LOCATED

Schedule 3.10

TAXES

Schedule 3.12

ENVIRONMENTAL

Schedule 3.15

LABOR RELATIONS

Schedule 3.17

BROKERS’ AND TRANSACTION FEES

Schedule 3.19

VENTURES, SUBSIDIARIES AND AFFILIATES; OUTSTANDING STOCK

Entity	Direct Holder	Type of Entity	Equity Held	Percentage Owned

OPTIONS, WARRANTS, OR OTHER SIMILAR RIGHTS OR AGREEMENTS

Organizational Chart

Schedule 3.20

JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE

Legal Name	Jurisdiction of Organization	Organizational Identification Number	Chief Executive Office	Prior Chief Executive Offices	Prior Legal Names	Prior Jurisdiction

Schedule 3.21

DEPOSIT ACCOUNTS AND OTHER ACCOUNTS

Bank

Account Name	Account Type	Account Number

Schedule 4.2

PARTNERSHIP’S WEBSITE ADDRESS

Schedule 4.11

CASH MANAGEMENT SYSTEM

Schedule 5.1

LIENS

DEBTOR	SECURED PARTY	LIEN TYPE	FILING INFO	COLLATERAL DESCRIPTION

Schedule 5.4

INVESTMENTS

Schedule 5.5

INDEBTEDNESS

Schedule 5.9

CONTINGENT OBLIGATIONS